AIRCRAFT LEASE SHARED TERMS

For

LATAM AIRLINES GROUP S.A., as Lessee

Dated February 21, 2014

AIRCRAFT LEASE SHARED TERMS
TABLE OF CONTENTS

1.	Definitions; Construction and Interpretation 1

2.	Lease of Aircraft 1

3.	Lease Term; Rent; Payments 2

4.	Commitment Fee 3

5.	Representations and Warranties 4

6.	General Covenants 7

7.	Title; Registration and Filings; Etc. 9

8.	Possession 10

9.	Indemnities 14

10.	Risk of Loss, Destruction and Requisition, Etc. 19

11.	Insurance 21

12.	Events of Default 25

13.	Remedies 28

14.	Transfer of Lease 31

15.	No Setoff, Counterclaim, Etc. 33

16.	Further Assurances, Etc. 33

17.	Governing Law and Jurisdiction 34

18.	Miscellaneous 36

Schedules and Exhibits

Schedule 1 – Definitions	40

Schedule 2 – Operational Matters	54

Schedule 3 – [Intentionally Omitted]	63

Schedule 4 – Return Procedures	64

Schedule 5 – Tax Matters	67

Exhibit A – Form of Acceptance Certificate	73

Exhibit B – Form of Insurance Certificate	76

Exhibit C – Form of Broker’s Letter	81

Exhibit D – Form of Letter of Credit	84

Exhibit E – Form of Lessor Guarantee	87

Exhibit F – Form of Eurocontrol Letter	94

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AIRCRAFT LEASE SHARED TERMS, dated February 21, 2014 (these “Aircraft Lease Shared Terms”), for LATAM AIRLINES GROUP S.A., a sociedad anónima incorporated under the laws of Chile whose registered office is at Av. Presidente Riesco 5711, 20th floor, Las Condes, Santiago, Chile (“Lessee”).
RECITAL:
From time to time Lessee may enter into an aircraft lease agreement with respect to the lease of an aircraft by Lessee. Such agreement may incorporate by reference the terms and conditions of these Aircraft Lease Shared Terms.
AGREEMENT:
The parties hereto agree as follows:
1.    DEFINITIONS; CONSTRUCTION AND INTERPRETATION
1.1    Definitions.
The capitalized terms used in the Aircraft Lease Agreement will have the respective meanings set forth in Part I of Schedule 1.
1.2    Construction and Interpretation
The rules of construction and interpretation for the Aircraft Lease Agreement and each other Operative Document are set forth in Part II of Schedule 1.
2.    LEASE OF AIRCRAFT
2.1    Delivery
Lessor agrees to deliver the Aircraft to Lessee at the Delivery Location and to lease the Aircraft to Lessee, and Lessee agrees to accept the Aircraft at the Delivery Location and to lease the Aircraft from Lessor, in each case, on the Scheduled Delivery Date, subject to the satisfaction or waiver of the conditions precedent set out in Schedule 4 and Schedule 5 to the Aircraft Lease Agreement and otherwise subject to the terms and conditions of the Operative Documents. Following satisfaction of all such conditions, Lessee will execute and deliver the Acceptance Certificate to Lessor on the Delivery Date. The delivery procedures are more fully set out in Part II of Schedule 1 to the Aircraft Lease Agreement.
2.2    Lease Term
Lessee will lease the Aircraft pursuant hereto for the Lease Term.
2.3    Return
Other than (a) following an Event of Loss with respect to the Aircraft or the Airframe or (b) where Lessee is prevented from so doing solely as a result of a breach by Lessor of its obligations under Section 6.1.1 (Quiet Enjoyment) or a breach by any other Person of its quiet enjoyment covenant contained in any Quiet Enjoyment Letter with the effect that Lessee does not have possession of the Aircraft or is otherwise unable to return the Aircraft to Lessor as contemplated herein, Lessee will return the Aircraft to Lessor at the Return Location, and Lessor agrees to accept the Aircraft at the Return Location from Lessee, in each case, on the last day of the Lease Term and in compliance with the Return Condition, subject to the

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terms and conditions of the Operative Documents. Lessor will execute and deliver the Return Acceptance Certificate to Lessee at the Return. The return procedures are more fully set out in Schedule 4.
2.4    Termination for Illegality
In the event that as a result of a change in applicable Law:

(1)
it is or becomes unlawful for Lessee to perform any of its obligations under any Operative Document to which it is a party or any Operative Document to which it is a party is or becomes wholly or partly illegal, invalid or unenforceable and either of the above circumstances is, in the reasonable opinion of Lessor, likely to have a Material Adverse Effect, or

(2)	it is or becomes unlawful for Lessor to perform any of its material obligations under any Operative Document to which it is a party or to continue the lease of the Aircraft, or

(3)	Lessor or Lessee becomes aware of the impending occurrence of either of the above circumstances,
(each such event, an “Illegality Event”) then Lessor or Lessee (as the case may be) shall notify the other party in writing and Lessor and Lessee will immediately enter into good faith discussions with a view to agreeing alternative arrangements and conditions (including, without limitation, the provision of additional security or change in jurisdiction of operations) acceptable to Lessor and Lessee for the continuation of the leasing of the Aircraft and the transactions contemplated by the Aircraft Lease Agreement, while preserving the economic terms of the transaction and while not changing the risk or liabilities to either party. If no such arrangements and conditions acceptable to Lessor and Lessee have been agreed and implemented within 30 days following such written notice or, if earlier, the latest date on which such unlawfulness, illegality, invalidity or unenforceability takes effect, then either Lessor or Lessee may terminate the Lease Term by notice in writing to the other party. Upon such termination, Lessee will as soon as reasonably practicable return the Aircraft to Lessor in the manner and condition required by, and otherwise in accordance with all the provisions of, the Aircraft Lease Agreement and the other Operative Documents to which Lessee is a party as if the Aircraft were being returned at the natural expiration of the Lease Term. Following the return of the Aircraft in accordance with the foregoing, Lessor shall return any Letter of Credit in accordance with Section 4.2, and/or pay to Lessee, by way of refund of Rent—Periodic, an amount equal to the End of Lease Rent Rebate in accordance with Section 1.6 of Schedule 4, as applicable.
3.    RENT; PAYMENTS
3.1    Rent—Periodic
Lessee will pay periodic rent for the Aircraft on each Rent Payment Date in an amount equal to the Rent—Periodic Amount.
3.2    Rent—Supplemental
Lessee will pay promptly to Lessor, or to whosoever will be entitled thereto, any and all Rent—Supplemental when and as the same will become due and owing.
3.3    Payments in General
3.3.1    Timing and Place of Payment

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All payments of Rent due to Lessor will be made directly by Lessee in Dollars by wire transfer of immediately available funds on the required date of payment, for receipt on such date and with value on such date, to the account for Lessor specified in Schedule 3 to the Aircraft Lease Agreement, or to such other account as Lessor will otherwise direct by not less than five Business Days’ prior written notice to Lessee. Any amounts owing by Lessor to Lessee under any Operative Document will be paid by wire transfer of immediately available Dollars on the required date of payment, for receipt on such date and with value on such date, to Lessee’s account specified in Schedule 3 to the Aircraft Lease Agreement, or to such other account as Lessee will otherwise direct by not less than five Business Days’ prior written notice to Lessor.
3.3.2    Business Day Convention
If the due date for any payment of Rent is not a Business Day, then such payment will be made on the Business Day next succeeding such due date with the same force and effect as if made on such due date and without adjustment in the amount due.
3.3.3    Past Due Rate
Lessee also will pay to Lessor, or to whosoever will be entitled thereto, on demand, as Rent—Supplemental, interest at the Past Due Rate on any Rent not paid when due for any period for which the same will remain unpaid.
4.    COMMITMENT FEE

4.1	Commitment Fee
Lessee will pay Lessor a non-refundable (except as otherwise expressly provided herein) commitment fee in an amount equal to the Commitment Fee Amount (the “Commitment Fee”) as provided in the Aircraft Lease Agreement.
4.2    Letter of Credit
Notwithstanding the provisions of Section 4.1, Lessee may elect by notice to Lessor to (1) defer the payment of the Commitment Fee to the 10th Business Day after the last day of the Lease Term and (2) obtain a refund of any portion of the Commitment Fee paid at the time of such notice, provided in each case that contemporaneously with making such election Lessee has provided Lessor with a letter of credit (the “Letter of Credit”) with a stated amount equal to the Commitment Fee and otherwise in compliance with the requirements of this Section 4.2. The Letter of Credit will:

(1)	Be substantially in the form of Exhibit D.

(2)	Be issued or confirmed by a New York branch of a bank having at least the Letter of Credit Bank Minimum Rating.

(3)	Have a presentment location in New York.

(4)
Have an expiry date no earlier than the Letter of Credit Validity Date (or, if the Letter of Credit is at any time due to expire prior to such date, then Lessee will cause a valid renewal or replacement letter of credit to be issued in accordance with this Section 4.2 not later than 30 days prior to such expiry date, the original Letter of Credit and each such renewal or replacement to be valid for a period of not less than one year or, if less, until the Letter of Credit Validity Date).

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Upon receipt by Lessor of such Letter of Credit in accordance with the provisions of this Section 4.2, Lessor will, within five Business Days, refund to Lessee any portion of the Commitment Fee already received by Lessor and (as applicable) return, or agree to the cancellation of, any previously issued Letter of Credit. At Lessee's option, and provided Lessee has consented thereto in writing, Lessor may effect such refund of Commitment Fee by applying such amount against the next due payment(s) of Rent—Periodic.
If at any time prior to the 10th Business Day after the Lease Term Expiry Date the bank issuing or confirming the Letter of Credit no longer has at least the Letter of Credit Bank Minimum Rating, or the Letter of Credit is or becomes not honored, illegal, invalid or unenforceable in any respect, then unless the Letter of Credit has been fully drawn Lessee will within ten Business Days of demand by Lessor (y) provide Lessor with a replacement Letter of Credit that complies with the requirements of this Section 4.2 or (z) at Lessee’s option, pay the Commitment Fee to Lessor, in which event, promptly upon receipt of such cash Commitment Fee or replacement Letter of Credit, Lessor will cause to be returned to Lessee the original Letter of Credit which is so substituted (or agree to the cancellation of such Letter of Credit).
Not more than once during the Lease Term, if Lessee has previously provided a Letter of Credit pursuant to this Section 4.2, Lessee may at any time elect to substitute such Letter of Credit with a cash Commitment Fee. On receipt by Lessor of the cash Commitment Fee, Lessor shall return, or agree to the cancellation of, the Letter of Credit, and thereafter Lessee shall no longer have the right to provide a Letter of Credit pursuant to this Section 4.2.
Following an Event of Default which is continuing, Lessor may draw under the Letter of Credit in accordance with its terms, the Commitment Fee will immediately become due and payable and the proceeds from the Letter of Credit will be applied by Lessor to the Commitment Fee then due and/or any other amounts then due under the Operative Documents as Lessor may determine at the time of application and such application shall discharge, pro tanto, the obligations of Lessee thereunder.
Unless the Letter of Credit is fully drawn, Lessor will return the Letter of Credit to Lessee not later than the 10th Business Day after the date upon which the Aircraft is returned to Lessor in accordance with the Aircraft Lease Agreement and all of the Secured Obligations which are then due and payable have been satisfied in full.
5.    REPRESENTATIONS AND WARRANTIES
A DISCLAIMER BY LESSOR IS CONTAINED IN SECTION 3 OF PART II OF SCHEDULE 1 TO THE AIRCRAFT LEASE AGREEMENT. LESSEE CONFIRMS THAT IT HAS CAREFULLY REVIEWED SUCH DISCLAIMER AND THAT LESSEE ACCEPTS AND AGREES TO SUCH DISCLAIMER.
5.1    Lessor’s Representations and Warranties
Lessor represents and warrants to Lessee on the date of the Aircraft Lease Agreement and again on the Delivery Date that:

(1)
Lessor (a) is a Person duly organized under the Laws of its organization and (b) has the corporate power and authority to own its assets wherever located or used and to carry on its business as it is now being conducted and to enter into and perform its obligations under each Operative Document to which it is a party; the execution and delivery by Lessor of the Operative Documents to which it is a party, and the performance of its obligations thereunder, have been (as and when delivered by Lessor) duly authorized by all necessary corporate action on its part. Such Operative

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Documents each have been duly executed and delivered by it and each constitutes legal, valid and binding obligations of Lessor, enforceable against Lessor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors rights and general principles of equity.

(2)	Lessor holds all authorizations necessary to permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder.

(3)
Neither the execution and delivery of any Operative Document by Lessor, nor the performance by Lessor of its obligations thereunder, contravenes any of the provisions of its constitutional documents or any Law applicable to it or any of its assets or conflicts with or results in a default under any document which is binding on Lessor or any of its assets.

(4)
Lessor is subject to civil and commercial Law with respect to its obligations under each Operative Document to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of each such Operative Document constitute its private and commercial acts.

(5)
The obligations of Lessor under the Operative Documents to which it is party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessor, with the exception of such obligations as are mandatorily preferred by Law and not by virtue of any contract.

(6)
There are no pending or, to Lessor’s knowledge, threatened actions or proceedings before any court, arbitration or administrative agency in respect of any Operative Document or the Aircraft or the performance by Lessor of its obligations under any Operative Document to which it is a party.

(7)	On the Delivery Date, Lessor Guarantor will have a tangible net worth of not less than the Lessor Guarantor Net Worth.
5.2    Lessee’s Representations and Warranties
Lessee represents and warrants to Lessor on the date of the Aircraft Lease Agreement and again on the Delivery Date that:

(1)
Lessee (a) is a sociedad anónima duly incorporated under the Laws of the Lessee Jurisdiction and (b) has the corporate power and authority to own its assets wherever located or used and to carry on its business as it is now being conducted and to enter into and perform its obligations under each Operative Document to which it is a party; the execution and delivery by Lessee of the Operative Documents to which it is a party, and the performance of its obligations thereunder, have been (as and when delivered by Lessee) duly authorized by all necessary corporate action on its part. Such Operative Documents each have been (as and when delivered by Lessee) duly executed and delivered by it and each constitutes legal, valid and binding obligations of Lessee, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors rights and general principles of equity.

(2)
Lessee holds (or will on the Delivery Date hold) all Authorizations necessary to (a) permit it to engage in commercial air service as presently conducted, (b) permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations

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thereunder and (c) permit it to operate the Aircraft in compliance with all Laws applicable to Lessee.

(3)
Lessee is in compliance with all Laws applicable to Lessee in respect of aircraft maintenance, training and operation and neither the execution and delivery of any Operative Document by Lessee, nor the performance by Lessee of its obligations thereunder, contravenes any of the provisions of its constitutional documents or any Law applicable to it or any of its assets or conflicts with or results in a default under any document which is binding on Lessee or any of its assets.

(4)
Lessee is subject to civil and commercial Law with respect to its obligations under each Operative Document to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of each such Operative Document constitute its private and commercial acts.

(5)
The obligations of Lessee under the Operative Documents to which it is party rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee, with the exception of such obligations as are mandatorily preferred by Law and not by virtue of any contract.

(6)
Except for the registrations, recordations and filings described in Section 7 (including, without limitation, Section 7.3) hereof, Section 6.2 of the Aircraft Lease Agreement, Section 4 of Part II of Schedule 1 to the Aircraft Lease Agreement and Schedule 4 to the Aircraft Lease Agreement, each of which will be duly made and effected by Lessee as and when required, no further action, including the registration, recordation or filing of any instrument or document, is necessary under the Laws of the Lessee Jurisdiction or the State of Registration (a) in order for the Aircraft Lease Agreement to constitute a valid and enforceable lease of record relating to the Aircraft, (b) to authorize or permit Lessee to perform its obligations under each Operative Document to which it is a party, (c) to fully protect, establish, perfect and preserve Owner’s and Lessor’s rights and interests in the Aircraft and the Operative Documents as against Lessee and otherwise or (d) to make each Operative Document admissible in evidence in the Lessee Jurisdiction or the State of Registration.

(7)
There are no pending or, to Lessee’s knowledge, threatened actions or proceedings before any court, arbitration or administrative agency in respect of the Aircraft Lease Agreement or any other Operative Document or the Aircraft or the performance by Lessee of its obligations under any Operative Document to which it is a party.

(8)
Each Operative Document and the financial and other information furnished by Lessee in writing in connection with the Aircraft Lease Agreement or any other Operative Document do not contain any untrue statement or omit to state facts, the omission of which makes the statements therein, in the light of the circumstances under which they were made, misleading in any material respect, and all expressions of expectation, impression, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by Lessee.

5.3    General
The rights and remedies of Lessor or Lessee, as the case may be, in relation to any misrepresentation or breach of warranty on the part of the other party will not be prejudiced by any investigation by or on behalf of Lessor or Lessee, as the case may be, into the affairs of the other party, by its performance of any Operative Document or by any other act or thing which may be done or omitted to be done by Lessor or Lessee, as the case may be, under any Operative Document or any related document and which would

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or might, but for this provision, prejudice such rights and remedies.
6.    GENERAL COVENANTS
6.1    Lessor’s Covenants
Lessor covenants and agrees with Lessee that during the Lease Term:
6.1.1    Quiet Enjoyment
So long as no Event of Default will have occurred and be continuing, none of Owner, Lessor or any Person validly claiming by or through Owner or Lessor will violate Lessee’s (or, at any time when a Permitted Sublessee is subleasing the Aircraft in accordance with the terms of the Aircraft Lease Agreement, such Permitted Sublessee’s) quiet enjoyment of the use, operation and possession of the Aircraft. If Owner shall be a Person other than Lessor, Lessor undertakes to deliver to Lessee a Quiet Enjoyment Letter signed by Owner.
6.1.2    No Claims by Lessor
For the benefit of each owner or lessor of an airframe, engine or part leased to Lessee or any Leasing Affiliate and each holder of a security interest in an airframe, engine or part owned by, or leased to, Lessee or any Leasing Affiliate under a security agreement, neither Lessor nor Owner (nor any Person claiming by or through Lessor or Owner) will acquire or claim, as against such lessor, owner or security interest holder, any right, title or interest in any engine or part covered by any such lease or security agreement as a consequence of such engine or part being attached to the Airframe, provided that such agreement of Lessor will not be for the benefit of any such lessor, owner or security interest holder of an airframe which has not also expressly agreed for the benefit of Lessor (which may be contained in the relevant lease or security agreement, provided that Lessor is entitled to rely on and enforce the same) that it will not acquire, as against Lessor or Owner, any right, title or interest in an Engine or a Part as a result of such Engine or Part being installed on such airframe.
6.2    Lessee’s Covenants
Lessee covenants and agrees with Lessor that during the Lease Term:
6.2.1    Reporting Requirements
Lessee will furnish to Lessor:

(1)
On or prior to the 15th day after the end of each calendar month during the Lease Term (or, in respect of the last calendar month (or portion thereof) of the Lease Term, on the last day of the Lease Term), a completed and duly executed aircraft status report in respect of the previous month and in the form attached to the Aircraft Lease Agreement or such other form as may be agreed by Lessor and Lessee, each acting reasonably.

(2)
Promptly after the same are available but in any event within 120 days after the close of each financial year of Lessee, copies of audited consolidated financial statements (including a balance sheet and a profit and loss statement) of Lessee prepared in Dollars or the currency of Lessee’s jurisdiction in accordance with Applicable Accounting Principles, as certified by Lessee’s independent certified (or equivalent) accountants, including their certificate and accompanying comments, provided Lessee will be deemed to have satisfied the requirements set forth in this Section 6.2.1(2) so long as such documents are accessible to Lessor from Lessee’s website. If

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any such materials are not in English, a complete and accurate translation of such materials will be provided by Lessee together with such materials.

(3)	Notice of any Event of Default, immediately after an officer of Lessee obtains knowledge thereof.

(4)
Such other information respecting the location, condition, use and operation of the Aircraft, as Lessor may from time to time reasonably request, including evidence reasonably satisfactory to Lessor that all fees, levies and charges incurred and payable by Lessee or Permitted Sublessee in connection with the Aircraft and its operation, including those invoiced by the Aviation Authority, airports, air traffic control authorities and CO2 emissions authorities have been paid in full unless the same are being contested in good faith by appropriate proceedings (such request not to be made more frequently than once in any 12-month period), provided that in each case Lessee shall not be required to provide such information if it is subject to any confidentiality undertaking binding on Lessee or any other applicable regulations which prevent it from providing such information.

(5)
Lessee will, within a reasonable period of time (but in any event within 30 days of request), on request furnish or cause to be furnished to Lessor such information as may be reasonably required, and which is reasonably available to Lessee, to enable a General Indemnitee to file on a timely basis any reports, returns or filings which it may provide to any Government Entity because of its rights, title and interests in and to the Aircraft or under any Operative Document, provided that Lessee shall not be required to provide such information if it is subject to any confidentiality undertaking binding on Lessee or any other applicable regulations, in each case which prevent it from providing such information.

6.2.2    Liens
Lessee will not directly or indirectly create, incur, assume or suffer to exist, or agree to create or assume, any Lien on or with respect to the Aircraft, any Engine or any Part or any Operative Document, or in any right, title or interest in any of the foregoing, except (a) the rights of Lessor, Owner, any Participant and Lessee provided in the Operative Documents, (b) Lessor Liens, (c) the rights of others under agreements or arrangements to the extent permitted by the terms of Sections 6.1.2 and 8 and Section 1.3.5 of Schedule 2, (d) Liens for Taxes arising in the ordinary course of business either not yet due or being contested in good faith by appropriate proceedings and (e) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising by operation of Law in the ordinary course of business, securing obligations that are not yet due or which are not overdue for a period of more than 30 days, so long as in the case of clauses (d) and (e), (y) adequate reserves have been set aside by Lessee for payment of such obligations and (z) the continued existence of any such Lien does not give rise to any likelihood of the sale or forfeiture of any portion of the Aircraft or any interest therein or of any criminal or civil liability of any General Indemnitee or other liens (the Liens described in clauses (a) through (e), collectively, “Permitted Liens”). Without limiting the foregoing or any other provision of any Operative Document, Lessee will not do or permit to be done anything which could reasonably be expected to expose the Aircraft or any part thereof to penalty, forfeiture, seizure, arrest, impoundment, detention, confiscation, taking in execution, attachment, appropriation or destruction, or which may jeopardize the rights of Owner, Lessor or any Financing Party in the Aircraft or the validity, enforceability or priority of the Financing Security Documents or any security expressed to be created thereunder or which may expose any General Indemnitee to any criminal or civil liability, nor abandon the Aircraft or any part of the Aircraft.
6.2.3    Corporate Existence; Authorizations
Lessee will do or cause to be done all things necessary to preserve, renew and keep in full force and

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effect its legal existence and to obtain and hold all Authorizations necessary to (1) permit its execution and delivery of each Operative Document to which it is a party and the performance of its obligations thereunder and (2) permit it to lease the Aircraft in compliance with all Laws applicable to Lessee.
6.2.4    CO2 Emissions Laws
Lessee shall comply with all CO2 emissions Laws (including EU ETS Laws) applicable to it or the Aircraft and shall ensure that it or any wetlessee or Permitted Sublessee (and not Lessor, Owner or any Financing Party) shall be the “aircraft operator” for the purposes of such Laws and Lessee shall identify itself as such to any emissions authority (or procure that any wetlessee or Permitted Sublessee so identifies itself) whenever required under such Laws or whenever requested by Lessor.
7.    TITLE; REGISTRATION AND FILINGS; ETC.
7.1    Title to the Aircraft
Lessee acknowledges that title to the Aircraft will at all times be and remain solely and exclusively vested in Owner and that the Operative Documents constitute for all purposes, including tax purposes, an agreement by the Lessor to lease the Aircraft to Lessee and, accordingly, Lessee will have no right, title or interest in the Aircraft except the right to possess and use the Aircraft during the Lease Term as provided herein.
Lessee will not at any time represent or hold out Lessor, Owner or any Financing Party as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation of the Aircraft or pledge the credit of Lessor, Owner or any Financing Party or, except as expressly provided herein, attempt, or hold itself out as having any power, to sell, charge, lease or otherwise dispose of or encumber the Aircraft, the Engines or any Part and will at all times make clear that title to the Aircraft is held by Owner.
7.2    Registration, Recordation, Filings, Etc.
Lessee will procure that on (or as soon as practicable after) the Delivery Date the Aircraft is duly registered with the Aviation Authority in the name of Owner. During the Lease Term, Lessee will take, or cause to be taken, such action with respect to the registration, recording, filing, reregistering, rerecording and refiling of any Operative Document, any Financing Security Document or other documents or instruments and take such other actions (including amending the Operative Documents and/or entering into new agreements and other documents reflecting the commercial agreements of Lessor and Lessee under the Operative Documents), in each case as reasonably requested by Lessor and as necessary or advisable under the Laws of the State of Registration, the Lessee Jurisdiction or any jurisdiction in which the Aircraft will be operated or under any international treaty, convention or protocol (including the Cape Town Agreements), fully to protect, establish, perfect and preserve Owner’s, Lessor’s and each Financing Party’s rights and interests in the Aircraft, the Operative Documents and the Financing Security Documents as against Lessee and any other Person. Lessee will not knowingly take any action or omit to take any action that could reasonably be expected to invalidate any such registration, recording, filing, reregistering, rerecording and refiling or otherwise prejudice Owner’s, Lessor’s or any Financing Party’s rights and interests in the Aircraft, the Operative Documents or the Financing Security Documents as against Lessee and any other Person. Lessee will provide Lessor with evidence of such registration, recording, filing, reregistering, rerecording and refiling as soon as it becomes available. Lessee will ensure that the original certificate of registration for the Aircraft is kept in the Aircraft or, where it is permitted to be removed, in safe custody. Lessee shall be responsible for all fees, costs and expenses incurred in registering, recording and filing the Operative Documents in the Lessee Jurisdiction, the State of Registration and any other jurisdiction in which the Aircraft will be operated (to the extent necessary

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or desirable on reasonable grounds). Lessor shall be responsible for all fees, costs and expenses incurred in (x) registering, recording and filing the Operative Documents in any other jurisdiction and in (y) registering, recording and filing any Financing Security Document (or any other document related to Lessor’s or Owner’s financing of the Aircraft) in any jurisdiction (including, for the avoidance of doubt, the Lessee Jurisdiction and the State of Registration).
7.3    Cape Town
Lessor and Lessee agree to comply with the requirements of Schedule 6 to the Aircraft Lease Agreement.
8.    POSSESSION
8.1    No Transfer of Possession
Lessee will not (other than as expressly permitted herein), without the prior written consent of Lessor, for the duration of the Lease Term in any manner deliver, transfer or relinquish possession of the Aircraft, Airframe or an Engine or any Part, or install an Engine, or permit any such Engine to be installed, on an airframe other than the Airframe, provided that:
8.1.1    Wet Lease; Subleasing

(1)
So long as no Event of Default has occurred and is continuing, Lessee, or any Leasing Affiliate that is then subleasing the Aircraft in accordance with the terms of this Section 8, may operate the Aircraft for the benefit of a third party under a “wet lease” arrangement (a) pursuant to which the Aircraft will at all times (A) remain in the sole and direct possession, dominion and control of Lessee or such Leasing Affiliate, (B) maintain its registration in the State of Registration without any amendment or modification as a consequence of such arrangement, (C) be operated solely and directly by regular employees or contractors of Lessee or such Leasing Affiliate, as applicable, and (D) be maintained, insured and otherwise operated by Lessee or such Leasing Affiliate, as applicable, in accordance with all Laws applicable to Lessee or, as applicable, such Leasing Affiliate and the requirements of each Operative Document, (b) pursuant to which no possessory rights whatsoever are granted to the wet lessee and (c) that is for a period of that does not extend beyond the Lease Term.

(2)
So long as no Event of Default has occurred and is continuing, Lessee may sublease (including, in the case of a Leasing Affiliate, by way of interchange agreements/arrangements) the Aircraft to a Permitted Air Carrier for a period not extending beyond the end of the Lease Term, provided that:

(a)
Such Permitted Air Carrier (i) expressly acknowledges directly to Lessor, Owner and the Financing Parties their respective interest in the Aircraft and under the Operative Documents, (ii) covenants directly to Lessor, Owner and the Financing Parties not to do anything which would prejudice their respective interests, rights and benefits in the Aircraft or the Insurances or under the Operative Documents and (iii) agrees directly with Lessor that such Permitted Air Carrier’s rights under such lease (or interchange agreement/arrangement) will be subject and subordinate to the rights of Lessor under the Aircraft Lease Agreement and that the leasing of the Aircraft to such Permitted Air Carrier and the right of the Permitted Air Carrier to the use, possession and enjoyment of the Aircraft may, in Lessor’s sole discretion, terminate simultaneously with the giving by Lessor of any notice of termination pursuant to Section 13 or any other termination of the Lease Term.

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(b)
The relevant sublease agreement (or interchange agreement/arrangement) will contain such terms and provisions as will ensure that the Permitted Air Carrier thereunder, if complying with the said terms and conditions will not do anything which would contravene the provisions of the Operative Documents, and will not permit any further subleasing (other than to a Leasing Affiliate) without the prior consent of Lessor, which consent may be withheld in Lessor’s sole discretion.

(c)
Except in the case of any subleasing to (or interchange agreement/arrangement with) a Leasing Affiliate, Lessee will, at Lessor’s request, assign the sublease agreement(s) to Lessor as security for Lessee’s obligations under the Operative Documents, such assignment to be in form and substance satisfactory to Lessor (acting reasonably) and to be consented to by the Permitted Air Carrier (for the avoidance of doubt, such assignment will provide that Lessee will be entitled to receive the rent payable under the assigned sublease agreement until such time as an Event of Default will have occurred).

(d)
Lessee will provide to Lessor evidence satisfactory to Lessor (acting reasonably) confirming that Insurances are and will remain in full force and effect in accordance with the terms of Section 11 during the term of the sublease (or interchange agreement/arrangement) or, if the Permitted Air Carrier is to maintain insurance coverage during the term of such sublease (or interchange agreement/arrangement), Lessee or such Permitted Air Carrier will have furnished to Lessor all such documents, evidence and information relating to insurance coverage as are reasonably required to satisfy Lessor that the proposed insurance coverage is on terms equivalent to the Insurances (including, without limitation, the currencies of payment required under the Insurances) and that the proposed insurance coverage and insurers are in all respects satisfactory to Lessor (acting reasonably).

(e)
If Lessee proposes to register its International Interest as a creditor in the Airframe and/or the Engines as lessor to the Permitted Air Carrier (the “Lessee’s International Interest”), Lessor, Lessee and the Permitted Air Carrier will, prior to the commencement of the subleasing of the Aircraft to the Permitted Air Carrier, enter into such documents and effect such registrations under the Cape Town Agreements as will be required to reflect the subordination of the Permitted Air Carrier’s rights in relation to the Airframe and/or the Engines and the subordination of the Lessee’s International Interest to the rights and the respective International Interests of Lessor and the Financing Parties under the Aircraft Lease Agreement and the Financing Security Documents. Except in the case of any subleasing to (or interchange agreement/arrangement with) a Leasing Affiliate, and provided that Lessee has so registered the Lessee's International Interest, it will be a condition precedent to the commencement of the subleasing of the Aircraft that:

(i)	The Lessee’s International Interest will have been assigned to Lessor and such assignment will:

(A)	Constitute an assignment for the purposes of the Cape Town Agreements;

(B)	Comply with the requirements of Article 32 of the Cape Town Convention; and

(C)	Have been registered in accordance with the Cape Town Agreements; and

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(ii)
Lessor will, at no cost to itself, have received a legal opinion satisfactory to it (acting reasonably) as to the due constitution, registration and priority under and in accordance with the Cape Town Agreements of the International Interests of Lessor, the Financing Parties and Lessee referred to in this Section 8.1.1(2)(e).

(f)
If applicable, at Lessor’s request, the Permitted Air Carrier will execute and deliver to the relevant aviation authority(ies) an irrevocable de-registration and export request authorization in favor of Lessor (or the Security Trustee, if applicable) in the form annexed to the Cape Town Protocol.

(g)
Lessee will obtain, at Lessee’s cost, a legal opinion from (x) if the Permitted Air Carrier is a Leasing Affiliate and provided Lessee so elects, in-house counsel of that Leasing Affiliate, or (y) otherwise, from counsel acceptable to Lessor (acting reasonably), in each case addressed to Lessor, Owner and the Financing Parties and which is satisfactory in form and substance to Lessor, acting reasonably, confirming (i) that the priority, validity and enforceability of any existing ownership, leasehold, security and/or other interest held by Lessor, Owner or the Financing Parties on or in respect of the Aircraft under the Financing Security Documents will not be adversely affected by the relevant subleasing, (ii) if the Aircraft is to be registered on a register other than that of the initial State of Registration, that all necessary steps have been taken (or will be taken) to ensure the continued priority, validity and enforceability of each such ownership, leasehold, security and/or other interest notwithstanding the transfer of the registration of the Aircraft to a register other than that of the initial State of Registration, (iii) the authority of the Permitted Air Carrier to enter the agreements described in this Section 8.1.1(2), the due execution and delivery of such agreements by the Permitted Air Carrier, the enforceability of such agreements and, if applicable, the priority and perfection of any sublease assignment described in Section 8.1.1(2)(c), and (iv) such other matters as may be requested by Lessor, acting reasonably, provided Lessor has given reasonable prior notice thereof.

(h)
Notwithstanding any other provision of this Section 8.1.1(2), no sublease permitted under this Section 8.1.1(2) will involve any transfer of title to or ownership interest in the Aircraft or any Engine or Part thereof.

(i)
Lessee will give Lessor at least 30 days’ (or 10 Business Days in the case of any subleasing to (or interchange agreement/arrangement with) a Leasing Affiliate) prior written notice of any agreement to enter into the proposed subleasing, specifying the name of the proposed Permitted Air Carrier and the term of the proposed sublease, and in the case of a sublease pursuant to which the Aircraft is to be registered outside the initial State of Registration, the name of the proposed State of Registration, provided that, subject to the provisions of the Aircraft Lease Agreement, the State of Registration may be changed only if Lessor is satisfied, acting reasonably, that the interests of Lessor and Owner and of the Financing Parties will not be adversely affected by such change.

(j)
Lessee will give to Lessor, no later than five Business Days prior to the proposed date of execution of any sublease agreement, a copy of the agreed form of such sublease agreement and Lessee will deliver to Lessor no later than 10 Business Days after the date of execution of any sublease agreement a copy certified by an officer of Lessee of such sublease agreement.

(k)	Lessee will be responsible for and will pay to Lessor within five Business Days of demand

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all reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses and out-of-pocket expenses incurred in connection with any registrations required under clause (e) of this Section 8.1.1(2) or, if applicable, in Schedule 6 to the Aircraft Lease Agreement) incurred by Lessor in connection with the subleasing and any re-registration (including any termination of such subleasing and any related re-registration) of the Aircraft.

(l)
Subject to the provisions of the Aircraft Lease Agreement, the Aircraft will at all times maintain its registration in the State of Registration notwithstanding any such arrangement, unless otherwise agreed by Lessor (acting reasonably) in writing.

(m)
If requested by Lessor, the Permitted Air Carrier will provide a Eurocontrol letter in the form of Exhibit F and/or an air authority letter (addressed to the relevant authorities, if applicable) substantially in the form attached to the Aircraft Lease Agreement (or such other form as may be reasonably requested by Lessor or as may be customary in such Permitted Air Carrier’s jurisdiction).

8.1.2    Maintenance, Etc.
Lessee may deliver or cause to be delivered possession of the Airframe or an Engine or any Part to the manufacturer thereof or to any Agreed Maintenance Performer for testing, service, repair, maintenance or overhaul work or for alterations, modifications or additions to the extent required or permitted by the terms of the Aircraft Lease Agreement.
8.1.3    Installation of Engines on Other Airframes
So long as no Event of Default has occurred and is continuing, Lessee may install an Engine on the same airframe model as the Airframe Manufacturer Model owned, leased or hire-purchased by Lessee or any Leasing Affiliate and operated by Lessee or any Leasing Affiliate if (1) such airframe is free and clear of all Liens except Permitted Liens and the rights of the parties to any security agreement, mortgage, lease or hire-purchase agreement covering such airframe, (2) Lessee will have obtained from any security interest holder or lessor of such airframe a written agreement, enforceable by Lessor against such party (which may be contained in the security agreement, mortgage, lease or hire purchase agreement, provided that Lessor is entitled to rely on and enforce the same), whereby such security interest holder or lessor expressly and effectively agrees that it will not acquire or claim any right, title or interest in any Engine by reason of such Engine being installed on such airframe at any time while such Engine is owned by Owner, (3) neither (a) the provisions of any applicable Law or (b) the terms of any lease or other agreement or security interests to which such airframe is subject prohibit such installation or will have the effect at any time of divesting, prejudicing or impairing the title and interests of Owner, Lessor or the Financing Parties in respect of that Engine or under any Operative Document, (4) the interests of the General Indemnitees are protected in the same manner as if the Engine were installed upon the Airframe and (5) such Engine is not operated above the Engine Thrust Limit without the prior consent of Lessor, which consent shall not be unreasonably withheld or delayed but may be conditioned upon an adjustment to the Maintenance Amounts payable with respect to such Engine.
8.1.4    Pooling of Engines and Parts
So long as no Event of Default has occurred and is continuing, Lessee may (without the prior consent of Lessor) subject any Engine or any Part to normal interchange or pooling agreements or arrangements, in each case customary in the airline industry and entered into by Lessee in the ordinary course of its business, with the Engine Manufacturer, the manufacturer of such Part, or any Leasing Affiliate, provided that under the relevant interchange or pooling agreement or arrangement (i) Lessee is entitled to receive

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back the removed Engine, (ii) title to the Engine, except as otherwise provided by mandatory applicable Law, shall at all times remain vested in Owner, and (iii) except as otherwise expressly agreed herein, no later than the Lease Term Expiry Date, Lessee installs the original Engine on the Aircraft. Should legal title to any such Engine which is vested in Owner be divested under any such agreement or arrangement or as a result of the applicable Law, then the provisions of Section 10.4 shall apply. In the case of Parts, title to such Part shall (if previously vested in Owner) remain with Owner until permanently replaced with a part in accordance with Section 1.2 of Schedule 2.
8.2    General
The rights of any Person who receives possession of the Aircraft, Airframe, any Engine or any Part will be subject and subordinate to all the terms of each Operative Document, including the covenants contained in this Section 8 and in Section 11 and the rights of Lessor to repossession pursuant to Section 13 and to avoid any transfer of possession by Lessee. No relinquishment or transfer of possession of the Aircraft, Airframe, any Engine or any Part, will in any way release, discharge or otherwise limit or diminish any of Lessee’s obligations to Lessor (it being agreed that notwithstanding any such transfer or relinquishment of possession, Lessee will continue to be primarily liable and responsible for performance of all of its obligations under each Operative Document), or constitute a waiver of Lessor’s rights or remedies under the Aircraft Lease Agreement or affect the registration of the Aircraft or the interests of the Lessor, Owner or any of the Financing Parties in the Aircraft or under the Operative Documents or Financing Security Documents.
9.    INDEMNITIES
9.1    General Indemnity
Subject only to the exceptions set forth in Section 9.2, Lessee assumes liability for and agrees on demand to indemnify and keep indemnified each General Indemnitee against, and agrees to protect, save and keep harmless each General Indemnitee from (whether or not the transactions contemplated in the Operative Documents are consummated), any and all Expenses from time to time imposed on, incurred by or asserted against any General Indemnitee in any way relating to or arising out of:

(1)	The Aircraft, the Airframe, any Engine or engine installed on the Aircraft, any Part or part installed on the Aircraft or any Aircraft Documentation;

(2)
(a) The acceptance, delivery, lease, sublease, registration, deregistration, ownership, re-registration, possession, repossession, presence, operation, location, condition, use or non-use, control, management, airworthiness, overhaul, replacement, loss, damage, theft, destruction, existence, insurance, storage, preparation, installation, testing, manufacture, design, modification, alteration, maintenance, repair, re-lease or sale or any other transfer or disposition (in the case of each such re-lease, sale or other transfer or disposition, only after the occurrence of an Event of Default), return, transfer, exportation, importation, abandonment or other disposition of, or the imposition of any Lien other than Permitted Liens (or the incurrence of any liability to refund or pay over any amount as the result of any such Lien) on, the Aircraft, the Airframe, any Engine or engine installed on the Airframe, any Part or part installed on the Aircraft (whether on the ground or in the air) or any interest therein or (b) the loss or destruction of or damage to any property or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the matters in clause (a) above, in each case regardless of when the same arises or whether it arises out of or is attributable to any act or omission, neglect (actual, implied or imputed) or otherwise, of any General Indemnitee;

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(3)
Any claim which may at any time be made or brought on the ground that any design, article or material in the Aircraft or the operation or use thereof constitutes an infringement of any patent, design, or other intellectual property right and Expenses incurred in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Aircraft, or in securing the release of the Aircraft from any such occurrence, in each case, regardless of when the same arises or whether it arises out of or is attributable to any act or omission, neglect (actual, implied or imputed) or otherwise, of any General Indemnitee; and

(4)	Any breach or noncompliance by Lessee of any provision of any Operative Document (other than an Event of Default) or the enforcement of this Section 9.
9.2    Exceptions to General Indemnity
The indemnity provided for in Section 9.1 will not extend to any of the following Expenses of a particular General Indemnitee (but without limiting any rights of Lessor under Section 13):

(1)
Expenses to the extent caused by the willful misconduct or gross negligence of such General Indemnitee (other than gross negligence imputed to such person by reason of its interest in the Aircraft or any Operative Document);

(2)	Taxes or loss of any tax benefit, it being agreed that Sections 9.3 and 9.6 and Schedule 5 set forth the agreements of Lessor and Lessee in relation to Taxes;

(3)
Expenses to the extent attributable to acts of such General Indemnitee or any Follow-On Operator, acts, circumstances or events which occur after the Return (or as the case may be the termination of the leasing of the Aircraft following an Event of Loss) and which are not attributable to acts, events or circumstances occurring prior to such termination or Return;

(4)	Expenses that Lessor has expressly agreed to pay under the Aircraft Lease Agreement or any other Operative Document;

(5)	Expenses attributable to Lessor Liens;

(6)
Expenses to the extent caused by a breach by such General Indemnitee of any covenant or term, or by the inaccuracy or falsity of a representation or warranty made by such General Indemnitee, in the Aircraft Lease Agreement, any other Operative Document or the documents and agreements delivered by such party to Lessee;

(7)
Unless Lessee or an Affiliate of Lessee owned, operated or maintained the Aircraft prior to the Delivery Date, Expenses attributable solely to events which occurred prior to the Lease Term and which are not attributable to acts, events or circumstances occurring on or after the Delivery Date;

(8)
Expenses which represent or result from any decline in the market value of the Aircraft (unless such decline arises as a result of an Event of Default or breach by Lessee of its obligations under the Aircraft Lease Agreement in respect of operation, maintenance or repair of the Aircraft);

(9)	Expenses which are an ordinary and usual operating or overhead expense of such General Indemnitee (unless such Expenses were incurred due to an Event of Default);

(10)	Expenses which are settled or reimbursed from any proceeds of Insurances paid to that General Indemnitee;

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(11)	Expenses which are covered pursuant to another indemnity provision in any other Operative Document and payment to such General Indemnitee under such indemnity has actually been received by it;

(12)
Expenses which arise solely out of any legal liability of a General Indemnitee as manufacturer, repairer or maintenance provider or as a person performing maintenance on the Aircraft or any Part thereof;

(13)
Expenses which arise as a result of any financing arrangement entered into by Lessor, Participant or Owner with respect to the Aircraft, including any amounts payable under any Financing Security Documents or any other documents entered into in connection with such financing, except for Break Costs to the extent that the same arise solely as a result of an Event of Default; and

(14)
Expenses which arise solely as a result of events or circumstances occurring entirely within any period during which Lessee (or any Permitted Sublessee) does not have possession of the Aircraft solely as a result of a breach by Lessor of its obligations pursuant to Section 6.1.1 or any breach by any other Person of its quiet enjoyment covenant contained in any Quiet Enjoyment Letter.

9.3    Taxes
Lessee’s tax indemnity and other related agreements are contained in Schedule 5, which schedule is hereby incorporated in this Section 9.3 by reference.
9.4    Currency Indemnity

(1)
If any General Indemnitee or Tax Indemnitee receives an amount from Lessee in respect of Lessee’s liability under any Operative Document, or if such a liability is converted into a claim, proof, judgment or order, in a currency other than the currency (the “Contractual Currency”) in which the amount is expressed to be payable under any Operative Document, and if the amount received by such General Indemnitee or Tax Indemnitee, when converted into the Contractual Currency (at the market rate at which such General Indemnitee or Tax Indemnitee is able on the relevant date to purchase the Contractual Currency in New York or, at such General Indemnitee’s or Tax Indemnitee’s option, London with such other currency), is less than the amount owed by Lessee in the Contractual Currency, then Lessee will on demand pay the amount of such deficit to such General Indemnitee or Tax Indemnitee, in the Contractual Currency, along with any costs or Taxes it will have incurred or will incur in connection therewith.

(2)	Lessee waives any right it may have in any jurisdiction to pay any amount under any Operative Document in a currency other than that in which it is expressed to be payable.
9.5    Scope, Survival, Etc.

(1)
Lessee will be obligated under this Section 9 and Schedule 5 as a primary obligor irrespective of whether a General Indemnitee or Tax Indemnitee will also be indemnified, guaranteed or insured with respect to the same matter under any of the Operative Documents or otherwise by any other Person, and such General Indemnitee or Tax Indemnitee may proceed directly against Lessee under this Section 9 and/or Schedule 5 without first resorting to any such other rights of indemnification, guarantee or insurance and without declaring Lessee or any other Person to be in default or taking other action under any Operative Document.

(2)	All indemnities provided for in this Section 9 and Schedule 5 will survive and remain in full

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force and effect, notwithstanding the expiration or termination of the Lease Term or of any Operative Documents, the return of the Aircraft and the payment in full of all sums payable under the Operative Documents.

(3)
Lessee acknowledges that the General Indemnitees and Tax Indemnitees, or any of them, may authorize Lessor, by notice in writing to Lessor and Lessee, to make claims and demands under any indemnity under any Operative Document on behalf of such General Indemnitees and Tax Indemnitees, and Lessee will be obligated to make all payments pursuant to any such indemnity to Lessor, to the extent claimed by Lessor on behalf of such General Indemnitees and Tax Indemnitees (it being understood that Lessee is entitled to, and will, conclusively rely upon the instructions of Lessor with respect to the payment of amounts owing to any General Indemnitee or Tax Indemnitee under the indemnities).

(4)
Each General Indemnitee and Tax Indemnitee will give prompt written notice to Lessee of any liability of which such party has knowledge for which Lessee is, or may be, liable under Section 9.1 or Schedule 5 provided that failure to give such notice will not prejudice or otherwise affect any of the rights of the General Indemnitees or Tax Indemnitees under Section 9.1 or Schedule 5 (except to the extent that Lessee's, or such General Indemnitee's or Tax Indemnitee's, successful defence of such claim is precluded thereby). Lessor (and any relevant General Indemnitee and/or Tax Indemnitee) and Lessee shall then, at the cost and expense of the Lessee, consult with one another in good faith in order to determine what action (if any) may reasonably be taken to avoid or mitigate such any such claim or potential claim under this Section 9 or Schedule 5.

(5)
Lessee will provide the relevant General Indemnitee or Tax Indemnitee with such information not within the control of such Person, as is in Lessee’s control or is reasonably available to Lessee, which such Person may reasonably request and Lessee will otherwise cooperate with and consult with such Person so as to enable such Person to defend any action, suit or proceeding brought against such Person for which Lessee is responsible under this Section 9 or Schedule 5, provided that nothing contained in this Section 9 will be deemed to require any such Person to contest any Expense or to assume responsibility for or control of any judicial proceeding with respect thereto.

(6)
Provided no Event of Default will have occurred and be continuing, Lessee and/or its insurers will, following such cooperation and consultation, have the right to assume and conduct, at Lessee's expense, promptly and diligently, the defense of the relevant General Indemnitee with respect to a claim under Section 9.1, provided that the following will have occurred (each to the reasonable satisfaction of Lessor):

(a)	Lessee will have consulted, and will continue to consult, with Lessor as to the appropriate defense and conduct thereof and will only instruct and retain counsel reasonably acceptable to Lessor;

(b)	Lessee will have confirmed in writing that any such amounts payable in relation to such claim, in the event Lessee’s defense is unsuccessful, are covered by the terms of this Section 9;

(c)
the underwriters under the relevant Insurances will have confirmed in writing that such amounts payable in relation to such claim, in the event Lessee’s defense is unsuccessful, are covered by such insurances or adequate provision, reasonably satisfactory to Lessor, shall have been made by Lessee for payment of such claim;

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(d)
Lessor will be entitled, upon consultation with and prior written notice to Lessee, to terminate Lessee’s participation in the defense of any claim where an act, delay or omission of Lessee, or the conduct of such defense by Lessee, indicates (in any case, in the reasonable view of Lessor) that the interests of any General Indemnitee are likely to be materially adversely prejudiced by Lessee’s continued defense of such claim;

(e)	such defense or any related proceedings do not involve any material risk of the sale, forfeiture or seizure of, or the creation of a material Lien on, the Aircraft; and

(f)	Lessee will not enter into a settlement or other compromise with respect to any Expense without the relevant General Indemnitee’s prior written consent.
The relevant General Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by Lessee pursuant to this Section 9.5(6).
9.6    Indemnities Payable on an After-Tax Basis
Lessee agrees that, with respect to any payment or indemnity to a General Indemnitee or Tax Indemnitee under this Section 9 or Schedule 5, Lessee’s payment or indemnity obligations will be increased by an amount, if any, which will be necessary to hold such General Indemnitee or Tax Indemnitee harmless from all Taxes required to be paid by such General Indemnitee or Tax Indemnitee in respect of the receipt or accrual of such payment or indemnity (including any payment by such General Indemnitee or Tax Indemnitee of any Taxes in respect to any indemnity payments received or receivable (including any indemnity payments received by a Person other than a General Indemnitee or Tax Indemnitee but treated as taxable in the hands of such General Indemnitee or Tax Indemnitee) under this Section 9 or Schedule 5).
9.7    Subrogation
Upon the payment in full by Lessee (x) to a General Indemnitee of any indemnity pursuant to this Section 9, or (y) to a Tax Indemnitee of any indemnity pursuant to Schedule 5, Lessee shall be subrogated to any right of such General Indemnitee or Tax Indemnitee (as the case may be) in respect of the matter against which such indemnity has been made (arising out of and to the extent related to such payment) unless, in the reasonable view of Lessor, the interests of such General Indemnitee or Tax Indemnitee would be materially adversely prejudiced by such subrogation.
9.8    Time of Payment
Lessee shall pay directly to each General Indemnitee any amounts due pursuant to this Section 9 within 10 Business Days after written demand is given by such General Indemnitee accompanied by a written statement specifying, in reasonable detail, the calculation of the amount of the payment and the facts upon which the right to payment is based.
10.    RISK OF LOSS, DESTRUCTION AND REQUISITION, ETC.
10.1    Risk of Loss
Throughout the Lease Term and until the Return, Lessee will bear all risk of loss, damage, theft or destruction of, or any other Event of Loss with respect to, the Aircraft, the Airframe, each Engine and each Part.
10.2    Notice of Damage or Event of Loss

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(1)
Lessee will notify Lessor promptly (and in any case within five Business Days) of any loss or damage (whether or not constituting an Event of Loss) of or to the Aircraft, the Airframe or any Engine for which the cost of correction or repairs may exceed the Damage Notice Threshold and, if not constituting an Event of Loss, will provide Lessor promptly with a proposal for carrying out the correction or repair. Lessee and Lessor agree that if any dispute arises about the scope or nature of such correction or repair, they will consult with Airframe Manufacturer, Engine Manufacturer or other relevant manufacturer, as appropriate, and Lessee and Lessor agree to accept as conclusive, and be bound by, such manufacturer’s directions or recommendations as to the manner in which to carry out such correction or repair.

(2)
Upon the occurrence of (a) an event or circumstance which is reasonably likely to (given the passage of time or otherwise) result in an Event of Loss of the Aircraft or any Engine, Lessee will promptly notify Lessor of such event or circumstance and of the steps being taken (or proposed to be taken) with respect thereto and (b) an Event of Loss with respect to the Aircraft or any Engine, Lessee will forthwith (and in any case within two days after such occurrence) give Lessor written notice of such Event of Loss and Lessee will take all reasonable steps in order to preserve the Aircraft or Engine, as applicable, including the Aircraft Documentation, for purposes of investigation.

10.3    Event of Loss With Respect to the Aircraft

(1)
By the earlier of (a) 90 days after the occurrence of an Event of Loss with respect to the Aircraft or (b) the date on which the applicable insurance proceeds are paid in respect of that Event of Loss, Lessee will pay or cause to be paid to Lessor the Agreed Insurance Value, unless (i) an amount equal to the Agreed Insurance Value was prior to such date actually received by Lessor from the insurers and Lessor was able, under applicable Law, to apply such amount against Lessee’s obligation to pay the Agreed Insurance Value, or (ii) prior to either of the dates referred to in (a) or (b) above, the circumstances giving rise to the Event of Loss have ceased to exist.

(2)
Until the date on which the Agreed Insurance Value is paid irrevocably and unconditionally in full, Lessee will continue to pay all Rent—Periodic as scheduled and will continue to perform all of its other obligations under the Operative Documents, except to the extent rendered impossible by the occurrence of such Event of Loss or rendered, in the opinion of Lessor, unnecessary. If the Agreed Insurance Value is paid irrevocably and unconditionally on a date other than a Rent Payment Date, Lessor will refund or cause to be refunded to Lessee any paid but unaccrued Rent—Periodic.

(3)
Upon irrevocable receipt by Lessor of the full amount of the Agreed Insurance Value pursuant to this Section 10.3, and provided that all Secured Obligations then due and payable have been paid or performed, then (a) the Lease Term will terminate, (b) Lessor will, upon the joint written request of Lessee and each relevant Insurance underwriter, convey or cause to be conveyed to the Person designated in such request title to the Aircraft (including the Engines and all Parts) without recourse or warranty (except as to absence of all rights of Owner and Lessor and all Lessor Liens) and subject to the disclaimer set forth in Section 4 of Part II of Schedule 1 to the Aircraft Lease Agreement, and (c) Lessor shall return any Letter of Credit, and/or pay to Lessee, by way of refund of Rent—Periodic, an amount equal to the End of Lease Rent Rebate, as applicable, in each case within 10 Business Days of such receipt of the Agreed Insurance Value (subject to the Secured Obligations then due and payable having being satisfied in full).

10.4    Event of Loss With Respect to an Engine
If an Event of Loss occurs with respect to an Engine, under circumstances not constituting an Event of

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Loss with respect to the Aircraft, then:

(1)
unless prior to such date the circumstances giving rise to such Event of Loss have ceased to exist, Lessee will, within 90 days (or such longer period as may be agreed by Lessor and Lessee) after the occurrence of such Event of Loss (or, if earlier, the date of expiration or termination of the Lease Term), convey or cause to be conveyed to Owner with full title guarantee, as replacement for the Engine with respect to which such Event of Loss occurred, title to a Replacement Engine, free and clear of all Liens (other than Permitted Liens).

(2)	At the time of any conveyance of a Replacement Engine, Lessee will comply with each of the following requirements:

(a)
Furnish Owner with a full warranty bill of sale, in form and substance satisfactory to Owner, conveying legal and beneficial title to Owner of such Replacement Engine, free of Liens (other than Permitted Liens), execute a supplement subjecting such Replacement Engine to the Aircraft Lease Agreement and furnish such evidence and opinions relating to the transfer of title to such Replacement Engine and the effectiveness of such supplement as Owner or Lessor may reasonably request.

(b)
File such instruments as are necessary or advisable in Owner’s or Lessor’s reasonable opinion to establish and protect the interests of Owner, Lessor and each Financing Party in any such Replacement Engine (whether under the Cape Town Agreements or otherwise).

(c)	Assign to Owner the benefit of all manufacturers’ and vendors’ warranties with respect to such Replacement Engine, if any.

(d)
Furnish (i) an opinion of independent legal or tax counsel, reasonably acceptable to Lessor, that neither Owner nor Lessor will experience any adverse tax consequences in connection with such replacement (including the title transfer of the Engine and the Replacement Engine) and (ii) evidence that Lessee has paid any Taxes assessed, accrued or imposed on or in connection with such replacement (including the title transfer of the Engine and the Replacement Engine).

(3)
Upon compliance by Lessee with the requirements of this Section 10.4, Lessor will, at the same time as title to a Replacement Engine is conveyed to Owner, upon the joint written request of Lessee and each insurer which contributed to the payment of any Insurance proceeds with respect to the lost Engine, convey or cause to be conveyed to the Person designated in such request title to such Engine without recourse or warranty (except as to absence of all rights of Owner and Lessor and all Lessor Liens) and subject to the disclaimer set forth in Section 3 of Part II of Schedule 1 to the Aircraft Lease Agreement, and such Engine will thereupon cease to be an Engine leased under the Aircraft Lease Agreement and, for all purposes of the Operative Documents, the conveyed Replacement Engine will be deemed part of the property leased under the Aircraft Lease Agreement, and will be deemed an “Engine.”

(4)	no Event of Loss with respect to an Engine will result in any reduction in or abatement of Rent.

(5)
If the insurance proceeds in respect of such Event of Loss are received by Lessor or its nominee before Lessee purchases a Replacement Engine, then such proceeds shall be applied towards the purchase price of such Replacement Engine.

10.5     Requisition

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If there is a requisition for use or hire of the Aircraft by a Government Entity, unless and until an Event of Loss occurs in respect of the Aircraft and Lessee shall have paid all sums due pursuant to Section 10.3, the leasing of the Aircraft to Lessee under the Aircraft Lease Agreement shall continue in full force and effect and Lessee will continue to pay all Rent—Periodic as scheduled and will continue to perform all of its other obligations under the Operative Documents, except to the extent rendered impossible by the occurrence of such requisition or rendered, in the opinion of Lessor, unnecessary.
All payments received by Lessor or Lessee from such Government Entity shall be paid over to or retained by Lessee. Lessee shall, as soon as practicable after the requisition, cause the Aircraft to be put into the condition required by the Aircraft Lease Agreement. Lessor shall be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition, and Lessor shall apply such compensation in reimbursing Lessee for the cost of complying with its obligations under the Aircraft Lease Agreement in respect of any such change, provided that if any Event of Default has occurred and is continuing, Lessor may apply the compensation in or towards settlement of any amounts owing by Lessee under the Operative Documents.
If the Aircraft is under requisition for use or hire at the end of the Lease Term (in circumstances where no Event of Loss occurs), the Lease Term shall, provided no Event of Default has occurred and is continuing, be deemed to be extended until the earlier of (i) the date on which the Aircraft ceases to be subject to such requisition for use or hire, and (ii) the date falling 180 days after the date on which the relevant requisition commenced. If at the end of the 180-day period, the Aircraft is still subject to requisition for use or hire and consequently cannot be returned to Lessor in accordance with the provisions of the Aircraft Lease Agreement, an Event of Loss shall be deemed to have occurred and then Lessee shall pay to Lessor the then current Agreed Insurance Value. Title to the Aircraft shall pass to Lessee on an “as-is, where-is” basis, without recourse or warranty (except as to absence of all rights of Owner and Lessor and all Lessor Liens) and subject to the disclaimer set forth in Section 3 of Part II of Schedule 1 to the Aircraft Lease Agreement, and Lessor will, at Lessee’s expense, execute and deliver such bills of sale and other documents and instruments as Lessee may reasonably request to evidence such transfer. During any extension of the Lease Term as contemplated by this Section 10.5 Lessee shall pay Rent-Periodic to Lessor in the same amounts and in the same manner as were being paid prior to the commencement of the requisition for use or hire (pro rata for any period of less than one month) and Lessee shall be entitled to receive and retain any requisition hire payable.
11.    INSURANCE
11.1    Scope of Insurances
At all times during the Lease Term, and until the Aircraft is returned to Lessor in the condition and manner required by each Operative Document, Lessee will maintain or cause to be maintained with respect to the Aircraft, at its own expense, the following described insurances (the term “insurance” as used in this Section 11 includes reinsurance as the context so permits and in accordance with Section 11.8):
11.1.1    Liability Coverage
Aviation legal liability and comprehensive general liability, products and completed operations, bodily injury (including passengers), property damage, non-owned aircraft liability, personal injury, cargo, mail, baggage liability insurance (including war and allied risks), for a combined single limit of not less than the Agreed Liability Coverage Amount.
11.1.2    Hull and Spares Coverage
Hull all-risk ground and flight aircraft hull insurance covering the Aircraft, and all-risk spares insurance

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covering Engines and Parts while not treated as part of Aircraft for insurance purposes (including while in transit), (1) for an agreed value not less than the Agreed Insurance Value in respect of all-risk hull insurance and (2) for the full replacement value in respect of spares insurance.
11.1.3    War Hull and Spares Coverage
Save as otherwise provided in the Aircraft Lease Agreement, War-risk, hijacking and allied perils insurance, on form LSW555D, covering each of the perils specified in paragraphs (a) and (c) through (g), inclusive, of AVN.48B, including requisition by the government of registry of the Aircraft, in an amount at least equal to (1) the Agreed Insurance Value, in respect of hull coverage (and with an overall policy limit, any one loss and in all during the policy period, in an amount reasonably satisfactory to Lessor from time to time) and (2) full replacement value in respect of spares coverage.
11.1.4    Engines
When not installed on the Airframe (including when installed on another aircraft) each Engine will be insured for not less than its full replacement value and when installed on the Airframe any engine (other than an Engine) will be insured for the greater of its agreed value (if any) and its full replacement value, and in each case the agreed value of the aircraft or Aircraft, as applicable, will be increased by such amount for each such Engine or engine, as applicable, installed (and the maximum hull agreed value (if any and howsoever denominated) under Lessee’s policy will equal or exceed such higher agreed value), in each case in accordance with the relevant language in Exhibit B.
11.1.5    General Requirements
The insurances required under Sections 11.1.1 through 11.1.3 will (1) apply worldwide, subject to standard insurance market geographical limits, provided that such geographical limits do not exclude any area where the Aircraft is operated and that overflying of such excluded areas is covered, (2) be of the type and covering the same risks usually carried by normal international airlines operating similar aircraft and engines on similar routes, and, in any case, covering risks of the kind customarily insured against by such air carriers with respect to aircraft operating on such routes, and will be satisfactory in form and substance to Lessor (acting reasonably), (3) be placed with insurers, or reinsured with reinsurers, in the London or New York markets or such other markets as may be approved by Lessor (and if placed through brokers, through brokers) of recognized reputation, responsibility and substantial financial capacity, normally participating in aviation insurance markets, (4) in the case of hull and spares coverage, provide for deductibles (except in connection with a total loss) in such amounts as are customary with respect to aircraft and engines of the same type and used in the same manner as the Aircraft or Engines, as the case may be, by other similar air carriers, but in no event in an amount greater than the Agreed Insurance Deductible Amount per aircraft or engine per occurrence and in no event will any other form of self insurance be permitted with respect to the risks covered by any insurance required under this Section 11, and (5) otherwise comply with the requirements set forth in, and be consistent with the issuance of a valid certificate of insurance and certificate of reinsurance, in each case substantially in the form contained in Exhibit B. For the avoidance of doubt, it is a specific requirement of the Aircraft Lease Agreement that the insurances comply and be consistent with the provisions set out herein and in Exhibit B.
11.2    Proceeds of Hull Insurance
All proceeds of hull and hull war insurance maintained in accordance with this Section 11 payable (1) as the result of the occurrence of an Event of Loss with respect to the Aircraft or (2) with respect to damage to or loss of any part of the Aircraft (including an Engine) in circumstances not constituting an Event of Loss will be paid in accordance with the Aircraft Lease Agreement and with the provisions of

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Exhibit B Any claim under any hull and/or hull war insurance maintained in accordance with this Section 11 in excess of the Damage Notice Threshold will not be settled without the consent of Lessor or paid other than to the Contract Parties (as defined in Exhibit B) or the repairer without the consent of Lessor (in each case such consent of Lessor, not to be unreasonably withheld). The proceeds of such insurances in respect of an Event of Loss shall be paid to Lessor (or as directed by Lessor) and shall be applied towards the Agreed Insurance Value. The proceeds of such insurances in respect of any damage or loss not constituting an Event of Loss shall be paid (i) to Lessee if such proceeds are in an amount equal to or less than the Damage Notice Threshold, or (ii) to Lessor if such proceeds are in an amount greater than the Damage Notice Threshold, to be applied by Lessor in payment for repairs or replacement property (or to Lessee to reimburse Lessee for any payment so made) upon Lessor being satisfied that the repairs or replacement have been, or will be, effected in accordance with the Aircraft Lease Agreement; provided that, if an Event of Default has occurred and for so long as it is continuing, all such proceeds shall be paid to Lessor and held or applied by Lessor in accordance with Section 13.
11.3    Liability Insurance
After the last day of the Lease Term, Lessee will carry, at its own expense, liability insurance of the types (or the equivalent) and in the amounts required under Section 11.1.1 and each Insured Party will be named as an additional insured thereunder, for a period ending two years from the last day of the Lease Term (or, if earlier, until the next C check). This obligation will survive and remain in full force and effect, notwithstanding the expiration or termination of the Lease Term or of any Operative Documents.
11.4    Reports, Etc.
Lessee will furnish, or cause to be furnished, to Lessor on or before the Delivery Date and not later than seven Business Days after the renewal date of any insurance and otherwise upon reasonable request a certificate of insurance (and where appropriate, reinsurance), in each case substantially in the form contained in Exhibit B and an insurance broker’s letter substantially in the form contained in Exhibit C, in each case with respect to the insurances and reinsurances in effect on, as applicable, the Delivery Date, such renewal date or the date of such request.
11.5    Special Undertakings

(1)
Lessee will comply with the terms and conditions of each policy of the insurances required by this Section 11 and will not do, consent or agree to, or permit, any act or omission which (a) invalidates or may invalidate such insurances, (b) renders or may render void, voidable, unenforceable or otherwise not in full force in effect the whole or any part of any such insurances or (c) brings any particular liability within the scope of an exclusion or exception to such insurances.

(2)	Lessee will:

(a)
ensure that all legal requirements as to insurance of the Aircraft, any Engine or any Part which may from time to time be imposed by the Laws of the State of Registration or any state to, from or over which the Aircraft may be flown, in so far as they affect or concern the operation of the Aircraft, are complied with and, in particular, those requirements compliance with which is necessary to ensure that (i) the Aircraft is not in danger of detention or forfeiture, (ii) the Insurances remain valid and in full force and effect and (iii) the interests of the General Indemnitees in the Insurances and the Aircraft, any Engine or any Part are not thereby prejudiced; and

(b)	not use, cause or permit the Aircraft, any Engine or any Part to be used for any purpose or

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in any manner not covered by the Insurances or outside any geographical limit imposed by the Insurances.

(3)
If at any time Lessee fails to maintain insurance in compliance with this Section 11, Lessor will be entitled but not bound to do any of the following, without prejudice to any other rights which it may have under the Aircraft Lease Agreement or any other Operative Document by reason of such failure: (a) following notice to Lessee, to pay any premiums due or effect or maintain such insurance or otherwise remedy such failure in such manner as Lessor considers appropriate, and Lessee will upon demand reimburse Lessor in full for any amount so expended together with interest at the Past Due Rate, from the date of expenditure by Lessor to the date of reimbursement by Lessee, and/or (b) at any time while such failure is continuing, require the Aircraft to remain at any airport or proceed to and remain at any airport designated by Lessor until such failure is remedied to Lessor’s satisfaction.

11.6    Change of Circumstance and Industry Practice
In the event that there is a material change in the generally accepted industry-wide practice with regard to the insurance of aircraft similar to the Aircraft or any material change in the generally accepted industry-wide practice with respect to the insurance of aircraft similar to the Aircraft based or operated in any jurisdiction in which the Aircraft may then be based or operated (whether relating to all or any of the types of insurance required to be effected under this Section 11), such that Lessor, on the basis of advice received from an independent insurance advisor of international reputation, will be of the reasonable opinion that the insurance required pursuant to this Section 11 is insufficient to protect the respective interests of Lessor and/or any other Insured Parties, Lessor (and its insurance advisors) shall consult with Lessee (and Lessee’s insurance advisors) as to whether any amendments may be required to be made to the insurance requirements set out in this Section 11. If, following such consultation, Lessor (based on the advice of its insurance advisors) is still of the reasonable opinion that the insurance required pursuant to this Section 11 is insufficient to protect the respective interests of Lessor and/or any other Insured Parties, then the insurance requirements set forth in this Section 11 will be amended so as to include such additional or varied requirements as Lessor (upon the advice of such independent insurance advisor) may reasonably consider necessary to ensure that the insurances shall provide comparable protection to that which they would have provided if such material change in the generally accepted industry-wide practice had not occurred. Notwithstanding the foregoing, under no circumstances shall Lessee be required to increase the Agreed Insurance Value or decrease the Agreed Insurance Deductible Amount pursuant to this Section 11.6.
11.7    Additional Insurance
Lessee acknowledges that each of Lessor and Owner has an insurable interest in the Aircraft. Each of Lessor and Owner will have the right to obtain insurance in its own name and at its own expense with respect to such insurable interest, provided that the same does not affect of prejudice any Insurances maintained by Lessee. Lessee will, at Lessor's cost, render each of Lessor and Owner all reasonable assistance requested by it in order that it may adequately protect such insurable interest. Lessee agrees that the maximum amounts payable to it or to others for its account or to be applied in discharge of its obligations by any underwriter or carrier of insurance maintained by Lessee upon the occurrence of an Event of Loss with respect to the Aircraft will be limited to the Agreed Insurance Value unless the maintenance of any such insurance in an amount in excess of such Agreed Insurance Value does not prejudice Lessor’s or Owner’s interests under the insurances otherwise required by this Section 11 or prevent Lessor or Owner from obtaining such insurances as it requires.
11.8    Reinsurance

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Lessor may require Lessee to cause reinsurances to be maintained to reinsure, with reinsurers in the London or New York markets or such other markets as may be approved by Lessor (and if placed through brokers, through brokers) of recognized reputation, responsibility and substantial financial capacity, normally participating in aviation insurance markets, at least 95% (or such lower percentage as is generally accepted industry practice in the State of Registration, as advised by Lessor’s independent insurance advisors of international reputation) of the Agreed Insurance Value and the Agreed Liability Coverage Amount and the other insurances required by the Aircraft Lease Agreement and to otherwise contain the same terms and conditions as the insurances required under this Section 11 except as expressly provided in Exhibit B.
12.    EVENTS OF DEFAULT
A fundamental term and condition of the Aircraft Lease Agreement is that none of the following events will occur and that the occurrence of any of the following events will constitute a repudiatory breach of the Aircraft Lease Agreement (but not a termination) and an “Event of Default” (whether any such event will be voluntary or involuntary or come about or be effected by operation of Law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Government Entity):
12.1    Payments
Lessee has (x) failed to make any payment of Rent—Periodic, Maintenance Amounts or Agreed Insurance Value within three Business Days after the same has become due, or (y) failed to make any other payment due in accordance with the Operative Documents after the same has become due and such failure continues for five Business Days after Lessor's written demand for such payment, provided that any such non-payment referred to in this Section 12.1 shall not be an Event of Default if:

(1)	it occurs by reason only of administrative or technical difficulties affecting the transfer of funds due from Lessee; and

(2)	Lessor receives the relevant amount (together with interest thereon at the Past Due Rate) within three Business Days of the receipt by Lessee from Lessor of notice of non-payment.
12.2    Covenants; Representations and Warranties

(1)
Lessee fails to carry and maintain any Insurance required to be maintained by it under Section 11 (or a notice of current or future cancellation in relation to such Insurance is issued) or the Aircraft is operated at any time when, or in any place where, any Insurance required to be maintained under Section 11 is not in full force and effect, provided that the giving of any such notice of cancellation shall not constitute an Event of Default if (x) such notice of cancellation does not result from any act or omission of Lessee and (y) such notice is withdrawn prior to its expiry or alternative insurance cover, complying with the requirements of Section 11, is effected by Lessee not less than five Business Days prior to its expiry and provided further that it shall not constitute an Event of Default if:

(a)	the Aircraft is grounded for the period for which such Insurances are not in place; and

(b)	the Aircraft continues to be covered by such insurance as standard aviation insurance industry practice dictates whilst it is grounded; or

(2)
Lessee fails to accept delivery of the Aircraft when obliged to do so under Section 2 or otherwise fails to perform its obligations under the Operative Documents with the effect that the delivery of the Aircraft is delayed; or

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(3)
Subject to the provisions of Section 1.4 (Technical Acceptance) and Section 1.5 (Failure to Return Aircraft) of Schedule 4, Lessee fails to return the Aircraft at the end of the Lease Term as and in the condition required by Schedule 4 and [****]; or

(4)	Lessee suspends or ceases, or gives actual notice in writing of its intention to suspend or cease, to carry on all or substantially all of its business or operations; or

(5)
Other than pursuant to a Permitted Merger, Lessee disposes, or gives actual notice in writing of its intention to dispose, of all or substantially all of its assets, whether by one or a series of transactions, related or not; or

(6)
Lessee fails, as a result of its acts or omissions, to comply with, observe or perform, or fails to cause to be complied with, observed or performed, any of its covenants, agreements or obligations under any Operative Document (not specifically mentioned elsewhere in this Section 12) and, if such failure is capable of remedy, such failure continues for 30 days (five Business Days in the case of Sections 4, 6.2.2, 6.2.3, 7.1, 7.2, 8 and 14.2) after written notice thereof to Lessee, provided that, other than in the case of Section 4 or 14.2, to the extent that Lessee demonstrates to Lessor that it is using all reasonable endeavours to remedy the situation, such cure period shall be extended to 45 days (or 10 Business Days in the case of Sections 6.2.2, 6.2.3, 7.1, 7.2 and 8); or

(7)
Any representation or warranty made by Lessee in any Operative Document proves to have been incorrect, inaccurate or untrue in any material respect as of the time made or repeated and the circumstances giving rise to the breach of such representation or warranty, if capable of being remedied, are not remedied within 30 days after notice from Lessor requiring such remedy and as a consequence of such incorrectness and/or failure to remedy such representation or warranty, the respective rights, title and interest of Lessor or Owner in and to the Aircraft and/or under the Operative Documents to which it is a party are materially and adversely affected; or

(8)
Eurocontrol (or any competent authority on its behalf) or any other competent authority notifies Lessor that there are Eurocontrol charges or other navigation, landing, airport or similar charges due from Lessee, and such charges remain outstanding for a period of 30 days from the due date of such charges; provided, that (1) no Event of Default will arise under this Section 12.2(8) for so long as such charges are being contested in good faith and by appropriate proceedings, an adequate bond (or similar security) has been provided and such proceedings do not involve any danger of the detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; and (2) such 30-day period will not apply if there is a material and imminent risk of detention, interference with use or operation or sale, forfeiture or loss of the Aircraft.

12.3    Voluntary Bankruptcy, Etc.
Lessee (1) commences any proceeding or files any petition seeking relief under any applicable bankruptcy, insolvency, liquidation, administration, receivership or other similar Law, including any equivalent proceedings in Lessee Jurisdiction, (2) consents to or acquiesces in the institution of any such proceeding or the filing of any such petition, (3) applies for or consents to the appointment of a conciliator, receiver, trustee, custodian, administrator, sequestrator or similar official for itself or for substantially all of its property or assets, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) proposes or enters into any composition or other arrangement, or makes a general assignment, for the benefit of creditors or declares a moratorium on the payment of indebtedness, (6) becomes insolvent or suspends payments on, becomes unable to, admits in writing its inability to or fails generally to pay, substantially all of its debts as they become due, or (7) seeks its own liquidation, reorganization, dissolution, administration or winding up; or

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12.4    Involuntary Bankruptcy, Etc.
A proceeding is commenced or a petition is filed, in either case, without the consent or application of Lessee, seeking (1) relief in respect of Lessee or of substantially all of its property or assets under any applicable bankruptcy, insolvency, liquidation, administration, receivership or similar Law, including any equivalent proceedings in Lessee Jurisdiction, (2) the appointment of a conciliator, receiver, trustee, custodian, administrator, sequestrator or similar official for Lessee or for substantially all of its property or assets, or (3) the liquidation, reorganization, dissolution, administration or winding up of Lessee; and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is issued and is not immediately stayed; or
12.5    Rights of Owner/Lessor
The existence, validity or enforceability of the rights of Owner or Lessor in the Aircraft or under any Operative Document are challenged by Lessee or any other Person lawfully claiming by or through Lessee; or
12.6    Other Lease Default
Any “Event of Default” (howsoever denominated) occurs under any other aircraft lease agreement and the related operative documents (howsoever denominated) between (1) Lessor or any Affiliate of Lessor and (2) Lessee or any Affiliate of Lessee and, as a result of such Event of Default, the relevant lessor has terminated the leasing of the relevant aircraft or attempted to repossess, or ordered the redelivery of, such aircraft.
13.    REMEDIES
13.1    Event of Default
Upon the occurrence of any Event of Default and so long as the same will be continuing, Lessor will have the right to, in each case exercisable in Lessor’s sole discretion, (1) accept such Event of Default as a repudiation of the Aircraft Lease Agreement and by notice in writing to Lessee (x) terminate the Lease Term, whereupon all rights of Lessee in and to the Aircraft shall cease and terminate forthwith (but without prejudice to the continuing obligations of Lessee under the Aircraft Lease Agreement and each other Operative Document), or (y) if the Lease Term has not yet commenced, terminate the Lessor’s obligations under the Aircraft Lease Agreement and each other Operative Document (but without prejudice to the continuing obligations of Lessee thereunder) and (2) whether or not Lessor exercises its rights under clause (1), do all or any of the following, at its option and in its sole discretion, in addition to such other rights and remedies which Lessor may have under any Operative Document or Law:
13.1.1    Retake Possession
Upon the written demand of Lessor and at Lessee’s expense, cause Lessee to return promptly, and Lessee will return promptly, the Aircraft and any part thereof (including the Aircraft Documentation) as Lessor may so demand to Lessor or its order in the manner and condition required by, and otherwise in accordance with all the provisions of, the Aircraft Lease Agreement as if such were being returned at the expiration of the Lease Term, or Lessor at its option, may enter upon the premises where the Aircraft or any part thereof is located and take immediate possession of and remove the same (together with any engine which is not an Engine but which is installed on the Airframe, subject to all the rights of the owner, lessor, lienor or secured party of such engine, and such engine will be held for the account of any such owner, lessor, lienor or secured party or, if owned by Lessee, may, at the option of Lessor, be exchanged with Lessee for an Engine as if the original Engine had suffered an Event of Loss) by summary proceedings or

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otherwise, and Lessee waives any right it may have under Law to a hearing prior to repossession of the Aircraft or any part thereof (and/or, at Lessor’s option, store the same at Lessee’s premises until disposal thereof by Lessor), all without liability accruing to Lessor for or by reason of such entry or taking of possession or removing whether for the restoration of damage to property caused by such action or otherwise, and Lessor is irrevocably by way of security for Lessee’s obligations under the Aircraft Lease Agreement appointed attorney for Lessee in causing the redelivery and will have all the powers and authorizations necessary for taking that action.
13.1.2    Termination or Enforcement
By notice in writing to Lessee, terminate the leasing of the Aircraft under the Aircraft Lease Agreement by Lessee (whereupon all of Lessee’s rights in and to the Aircraft will cease forthwith) and/or exercise any other right or remedy which may be available to it under any Operative Document or Law or proceed by appropriate court action to enforce the terms of the Aircraft Lease Agreement and/or any other Operative Document and/or exercise any other power, right or remedy which may be available to Lessor under the Aircraft Lease Agreement or any other Operative Document or under Law. Without limiting the generality of the foregoing Lessor will have the right, in each case at Lessee’s expense:

(1)
to require Lessee to move the Aircraft to a location designated by Lessor and/or cease operating the Aircraft except as expressly authorized or directed by Lessor (and, to the extent not inconsistent therewith, with Lessee to comply with all of its obligations under the Aircraft Lease Agreement and under each other Operative Document);

(2)
to require Lessee to, and Lessee will, at request of Lessor, take all steps necessary to effect (if applicable) deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated and the Lessee Jurisdiction and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with the Aircraft Lease Agreement;

(3)
to require Lessee to, and Lessee will, at request of Lessor and at Lessee’s expense, take all steps necessary to ensure all rights under any assignable warranty from any manufacturer, vendor, sub-contractor or supplier with respect to the Aircraft are assigned, including the obtaining of any such party’s consent to such assignment, to Owner and/or Lessor to the extent such warranties have not expired otherwise than through the assignment itself; and

(4)
without need of any consent, authorization or action of Lessee, to cause the Aircraft to be deregistered by the Aviation Authority, and to be made ready for export and to be exported out of the country where the Aircraft is for the time being situated and the Lessee Jurisdiction, and to cause all rights of Lessee in respect of the Aircraft and the Aircraft Lease Agreement and each other Operative Document under or in connection with or resulting from the registration of the Aircraft or the recordation of the Operative Documents with the Aviation Authority or otherwise, to be terminated and extinguished. In furtherance of the foregoing, Lessor will be entitled and empowered to act in the name and in the place of Lessee as may be necessary or desirable, in Lessor’s sole discretion, including with respect to the execution of documents and instruments, to effect such deregistration, derecordation, exportation, termination and extinguishment. Lessee irrevocably and by way of security for its obligations under the Aircraft Lease Agreement appoints Lessor as its attorney to execute and deliver any documentation and to do any act or thing required in connection with the foregoing.

13.1.3    Application of Funds, Etc.

(1)	Without limiting any other provision of the Aircraft Lease Agreement or of any other Operative Document, Lessor will have the right to continue to hold any amounts received or held in respect

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of any Secured Obligations, and to withhold or set off against all amounts otherwise payable to Lessee under the Aircraft Lease Agreement or under any other Operative Document, and to use and apply in whole or in part any or all of such amounts, withholdings and setoffs to and against the Secured Obligations (in whatever order and according to whatever priority Lessor may choose), and any such use, application or setoff will be absolute, final and irrevocable.

(2)
If any sum paid or recovered in respect of the Secured Obligations is less than the amount then due, Lessor may apply that sum to amounts due from Lessee under the Aircraft Lease Agreement or any other Operative Document or any other Secured Obligations then due in such proportions and order and generally in such manner as Lessor may determine.

(3)
Lessor may set off any Secured Obligation against any obligation owed by Lessor (or an Affiliate of Lessor) to Lessee (or an Affiliate of Lessee), regardless of the place of payment or currency. If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in London or, at its option, New York, for the purpose of the set-off. Amounts which would otherwise be due to Lessee from Lessor will fall due only if and when Lessee has paid all Secured Obligations, except only to the extent Lessor otherwise agrees or sets off such amounts against payments owing to it pursuant to the foregoing provisions of this clause (3).

13.1.4    Damages
Recover from Lessee, and Lessee will on demand indemnify Lessor and/or Owner for, all damages suffered, directly or indirectly, by Lessor and/or Owner as a result of such Event of Default or the exercise of Lessor’s and/or Owner’s remedies with respect to such Event of Default, including each of the following:

(1)
All accrued and unpaid Rent—Periodic payable under the Aircraft Lease Agreement in respect of any period prior to Return of the Aircraft to Lessor in the condition and otherwise in the manner required under the Aircraft Lease Agreement.

(2)
All Expenses incurred by Owner and/or Lessor as a result of such Event of Default or the exercise of Lessor’s and/or Owner’s remedies with respect to such Event of Default, including (a) all costs and expenses properly incurred in connection with recovering possession, deregistration, exportation of the Airframe or any Engine and/or all costs and expenses in placing such Airframe or Engine in the configuration, condition and repair required by Schedule 4 and the other provisions of the Aircraft Lease Agreement and in addition all Maintenance Amounts, and (b) all losses suffered by Lessor and/or Owner because of its inability to place the Aircraft on lease with another lessee, its inability to place the Aircraft on lease with another lessee on terms as favorable to it as the Aircraft Lease Agreement or because whatever use, if any, to which Lessor and/or Owner is able to put the Aircraft upon its return to Lessor, or the amount received by Lessor and/or Owner upon a sale or other disposal of the Aircraft, is not as profitable to Lessor and/or Owner as the Aircraft Lease Agreement would have been in the case had Lessee complied with all of its obligations under the Operative Documents, including in each case, amounts corresponding to the payments of Rent—Periodic which would have been due from the Return of the Aircraft to Lessor until the Aircraft is placed on lease or otherwise disposed of by Lessor and/or Owner.

(3)	Any amount of principal, interest, fees or other sums whatsoever paid or payable on account of funds borrowed in order to carry any unpaid amount.

(4)	Any Break Costs.

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Lessor will use reasonable endeavors to mitigate any such amounts for which Lessee is responsible under this Section 13.1.4, but Lessor will not be obliged to consult with Lessee concerning any proposed course of action or to notify Lessee in advance of the taking of any particular action. Lessor will provide a statement, with reasonable details, of any amount claimed under this Section 13.1.4.
13.1.5    Sale or Re-lease of Aircraft
Without prejudice to the mitigation obligations of Lessor set out in Section 13.1.4, upon any termination of the Lease Term as contemplated by Section 13.1 (Event of Default), Lessor and/or Owner will have the right to sell or re-lease or otherwise deal with the Aircraft at such time and in such manner and on such terms as Lessor considers appropriate in its absolute discretion, free and clear of any interest of Lessee, as if the Aircraft Lease Agreement had never been entered into.
13.2    General
Any amount referred to in any Operative Document which is payable by Lessor to Lessee thereunder will not be paid to Lessee if an Event of Default will have occurred and be continuing, but instead such amount will be held by Lessor, as security for the Secured Obligations, to be held and applied against the Secured Obligations as and when due. At such time as there will not be continuing any Event of Default, such amount will be paid to Lessee to the extent not so applied.
14.    TRANSFER OF LEASE
14.1    Transfer by Lessor
14.1.1    Right to Transfer
Subject to Section 14.1.2, each of Lessor and Owner may, without the consent of Lessee, at any time:

(1)
sell, transfer, assign absolutely or otherwise dispose of all of its right, title and interest in and to the Aircraft Lease Agreement, any other Operative Document and/or the Aircraft, to any Person, including pursuant to a sale and leaseback or a novation of the Aircraft Lease Agreement together with a sale of the Aircraft (any such transaction, an “Absolute Transfer”); or

(2)
mortgage, assign or otherwise grant an interest or transfer as security all or any portion of its right, title and interest in and to the Aircraft Lease Agreement, any other Operative Document and/or the Aircraft, to any Person, including pursuant to a secured loan financing (any such transaction, a “Security Transfer”).

In addition, if applicable, Participant may, subject to Section 14.1.2, sell, transfer, assign absolutely or otherwise dispose of its right, title and interest in and to Owner (any such transaction, a “Participant Transfer”).
Lessee agrees to reasonably promptly execute and deliver in connection with any transfer such documents and assurances (including executing a consent to the assignment, transfer or a novation agreement, as applicable, and procuring the reissuance of Insurance certificate(s) to reflect such transaction) and to take such further action as Lessor may reasonably request to establish or protect the rights and remedies created or intended to be created in favor of the transferees in connection with any transfer, provided that any such transfer will comply with the conditions specified in Section 14.1.2.
14.1.2    Conditions

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As conditions precedent to any Absolute Transfer, Security Transfer or Participant Transfer becoming effective:

(1)
Lessor will procure that each applicable transferee (including, without limitation, any new owner of the aircraft and/or any holder of an interest in the Aircraft and/or the Aircraft Lease Agreement, by way of security or otherwise) will have executed and delivered to Lessee a letter of quiet enjoyment (a “Quiet Enjoyment Letter”) in respect of Lessee’s use and possession of the Aircraft which will contain a covenant substantially in the form of Section 6.1.1.

(2)
Lessor will have reimbursed to Lessee (or following such transfer will promptly reimburse to Lessee) its reasonable out-of-pocket expenses (including, without limitation, legal fees and expenses) actually incurred in connection with Lessee’s (and, at any time when a Permitted Sublessee is subleasing the Aircraft in accordance with the terms of the Aircraft Lease Agreement, such Permitted Sublessee’s) cooperation in connection with such transfer, provided that such expenses are substantiated to Lessor’s reasonable satisfaction.

(3)
Lessee’s obligations (financial or otherwise) under the Operative Documents will not be increased, nor will Lessee’s rights under the Operative Documents be diminished, as a consequence of such transfer, in each case as measured at the time of the completion of such transfer. An increase in the number of General Indemnitees will not constitute by itself an increase in the obligations of Lessee under the Operative Documents.

(4)
In the case of an Absolute Transfer by Lessor, the obligations of Lessor under the Operative Documents which arise from and after such transfer will have been assumed by the transferee of Lessor; thereupon, without the necessity of any further action by any Party the assigning Lessor will be released from all of its obligations thereunder arising from and after such transfer.

(5)
In the case of an Absolute Transfer by Lessor, Lessor will ensure that such transferee will at the time of transfer have a tangible net worth not less than the Net Worth Threshold or the obligations of such transferee under the Operative Documents will be guaranteed by an entity with at the time of transfer a tangible net worth of not less than the Net Worth Threshold, and Lessee shall be provided with evidence reasonable satisfactory to it evidencing such tangible net worth.

(6)
In the case of an Absolute Transfer by Lessor or a Participant Transfer, such transferee will (a) own or manage, or its Affiliates collectively will own or manage, at least 15 other commercial jet aircraft or have contracted with an entity that owns or manages at least 15 other commercial jet aircraft to manage the leasing of the Aircraft and (b) not be an airline or charter company competing with Lessee or any Leasing Affiliate.

(7)
In the case of a Participant Transfer, Lessor will ensure that such transferee will provide a guarantee of the obligations of Lessor under the Operative Documents, such guarantee to be issued by an entity with at the time of transfer a tangible net worth of not less than the Net Worth Threshold, and Lessee shall be provided with evidence reasonable satisfactory to it evidencing such tangible net worth.

(8)
As at the date of such transfer, Lessee will not be in breach of any applicable Laws or regulations (including any applicable Laws or regulations that may have been enacted as at the date thereof but which have not come into effect) as a consequence of such transfer.

Without prejudice to any rights of any General Indemnitee under any Operative Document in effect on or after the occurrence of an Absolute Transfer or Participant Transfer, after such transfer and at Lessee’s cost, if any, Lessee will comply with the terms and conditions of Section 11.3 with respect to Lessor and

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each other General Indemnitee (as determined immediately prior to such Absolute Transfer or Participant Transfer) as if the effective date of such transfer were the last day of the Lease Term.
14.1.3    Cape Town Agreements
Lessee will, if applicable, do or cause to be done (in conjunction with Lessor and/or the transferee or Security Trustee where necessary) any and all acts which may be required or desirable in connection with the terms of the Cape Town Agreements to register, perfect and preserve any International Interests of Lessee, Lessor, the transferee or Security Trustee and/or any of the Financing Parties with respect to aircraft objects (as such term is defined in the Cape Town Agreements) to which the Operative Documents relate, provided that (x) Lessor shall be responsible for all costs and expenses incurred in relation thereto (and shall reimburse Lessee for any costs so incurred by it), (y) in respect of registration of any International Interests with the International Registry, Lessee shall not be required to make/apply for such registrations itself (it being agreed that Lessee shall only be required to consent, or procure consent, to any such registrations) and (z) nothing in this Section 14.1.3 (or any other provision of any other Operative Document) shall require Lessee to amend, re-execute or reconstitute the Aircraft Lease Agreement or any other Operative Document principally for the purpose of creating International Interests.
14.2    Assignment or Transfer by Lessee
Lessee may not, without the prior written consent of Lessor, assign or transfer (whether voluntarily or involuntarily, by operation of law or otherwise) any of its right, title or interest in, or delegate any of its obligations under, any Operative Document, and any such assignment, transfer or delegation without the prior written consent of Lessor will be null and void.
14.3    Successors and Assigns
Subject to the foregoing, the terms and provisions of each Operative Document will be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns and permitted transferees.
15.    NO SETOFF, COUNTERCLAIM, ETC.
The Aircraft Lease Agreement is a net lease and Lessee’s obligation to pay Rent is and will be absolute and unconditional and will not be abated, suspended, diminished, reduced, delayed, discontinued, terminated or otherwise affected by any condition, circumstance, act or event of any kind whatsoever, including any of the following: (1)  the unavailability, interruption or cessation in use of the Aircraft for any reason, (2) any defect in the title, airworthiness, merchantability, fitness for any purpose, condition, design, specification or operation of any kind or nature of the Aircraft, or the ineligibility of the Aircraft for any particular use or trade or for registration or certification, or (3) any other circumstance, happening or event whatsoever, whether or not similar to the foregoing, which but for this provision would or might have the effect of terminating or in any other way affecting any obligation of Lessee under the Aircraft Lease Agreement, it being the express intention of Lessor and Lessee that all Rent and other amounts payable by Lessee under any Operative Document will be payable in all events, unless the obligation to pay the same will be terminated pursuant to the express provisions of the Aircraft Lease Agreement. Lessee waives, to the extent permitted by Law, any and all rights which it may have or which at any time hereafter may be conferred upon Lessee, by Law or otherwise, to terminate, cancel, quit or surrender any Operative Document, or to abate, suspend, defer, reduce or otherwise fail to comply in full with any obligation imposed upon Lessee thereunder or in relation hereto, except termination of the Aircraft Lease Agreement (or any other Operative Document) in accordance with the express provisions thereof.

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Nothing in this Section 15 will be construed to limit any right Lessee may have to independently pursue any claim for damages that it may have against Lessor or any other General Indemnitee under the Aircraft Lease Agreement (or any other Operative Document), at Law or otherwise or to limit Lessee’s rights and remedies under any Operative Document.
16.    FURTHER ASSURANCES, ETC.
16.1    Further Assurances
Without limiting the other obligations and liabilities of Lessee under the Operative Documents, Lessee agrees to promptly and duly execute and deliver to Lessor such further documents and assurances and take such further action as Lessor may from time to time reasonably request in order to effectively carry out the intent and purpose of the Operative Documents and to establish, perfect and protect the rights and remedies created or intended to be created in favor of Owner, Lessor and each Financing Party thereunder and in the Aircraft or any part thereof or any permanent replacement of any Engine or Part installed in accordance with the Aircraft Lease Agreement.
16.2    Lessor’s Performance of Lessee’s Obligations
If Lessee fails to make any payment of Rent or fails to perform or comply with any agreement, covenant or obligation contained in any Operative Document, Lessor will have the right, but not the obligation, at its election and without waiver of any of its rights or remedies against Lessee, upon notice to Lessee, to perform or comply with such covenant, agreement or obligation and/or pay such amount, and the amount of such payment and any Expenses incurred by Lessor in connection with such payment or the performance of or compliance with such agreement, covenant or obligation, as the case may be, together with interest at the Past Due Rate, will be payable by Lessee to Lessor upon demand as Rent—Supplemental. The taking of any action by Lessor pursuant to this Section 16.2 will not constitute a waiver or release of any obligation of Lessee under any Operative Document nor a waiver of any Default which may arise out of Lessee’s nonperformance of such obligation, nor an election or waiver by Lessor of any right or remedy available to Lessor under or in relation to any Operative Document.
16.3    No Implied Waivers; Rights Cumulative

(1)
No failure on the part of any Person to exercise and no delay in exercising any right, power, remedy or privilege under any Operative Document or provided by statute or at law or in equity or otherwise will impose any liability upon such Person or will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach or as an acquiescence thereto, nor will any single or partial exercise of any such right, power, remedy or privilege impair, prejudice or preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. No acceptance of partial payment or performance will, whether or not expressly stated, be or be deemed to be a waiver of any breach then existing or a waiver or release of full payment and performance. No notice to or demand on any Person will in any case entitle such Person to any other or further notice or demand in other or similar circumstances or constitute a waiver of the right of any other Person to any other or further action in any circumstances without notice or demand.

(2)
Nothing contained in any Operative Document will be construed to limit in any way any right, power, remedy or privilege of any Person under any Operative Document or now or hereafter existing at law or in equity. Each and every right, power, remedy and privilege of any Person under the Operative Documents (a) will be in addition to and not in limitation of, or in substitution for, any other right, power, remedy or privilege under any Operative Document or at law or in equity, (b) may be exercised from time to time or simultaneously and as often and in such order

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as may be deemed expedient by such Person and (c) will be cumulative and not mutually exclusive, and the exercise of one will not be deemed a waiver of the right to exercise any other. Lessor and/or Lessee may decline to exercise any rights or remedies herein without incurring any liability to any Person.
17.    GOVERNING LAW AND JURISDICTION
17.1    English Law
THE AIRCRAFT LEASE AGREEMENT AND ALL NON-CONTRACTUAL OBLIGATIONS ARISING THEREUNDER OR IN CONNECTION THEREWITH, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND.
17.2    Jurisdiction
Each of Lessor and Lessee agrees that the English courts are to have non-exclusive jurisdiction to settle any disputes between them which may arise in connection with the Aircraft Lease Agreement, and by execution and delivery of the Aircraft Lease Agreement each of Lessor and Lessee irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Lessor and Lessee waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings between them in connection with the Aircraft Lease Agreement and agrees that a judgment or order of an English court in connection with the Aircraft Lease Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Nothing herein will limit the right of either Lessor or Lessee to bring any legal action or proceeding or obtaining execution of judgment against the other in any other appropriate jurisdiction or concurrently in more than one jurisdiction. Each of Lessor and Lessee further agrees that, subject to applicable Law, a final judgment in any action or proceeding arising out of or relating to the Aircraft Lease Agreement will be conclusive and may be enforced in any other jurisdiction outside England by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the indebtedness or liability therein described, or in any other manner provided by Law.
17.3    Lessee’s Process Agent
Lessee irrevocably designates, appoints and empowers LATAM Airlines Group S.A. (London Office), at present located at 2nd Floor, Landmark House, Hammersmith Bridge Road, London W6 9EJ, England, as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. Such service may be made by mailing or delivering a copy of such process in care of such process agent, and Lessee irrevocably authorizes and directs its designated process agent to accept such service on its behalf. Lessee further agrees that failure by a process agent appointed in accordance with this section to notify Lessee of the process will not invalidate such process or service or the proceeding concerned. Notwithstanding the foregoing, nothing herein will affect the rights of either party to serve process in any other manner permitted by applicable Law. Lessee will maintain such process agent, or such other Person located within England as may be acceptable to Lessor, as its agent for service of process in England during the scheduled Lease Term and six months thereafter, at Lessee’s sole cost and expense. If for any reason whatsoever the appointed process agent is no longer acting as process agent Lessee will promptly (and in any event within seven days) appoint a replacement agent in England as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. If Lessee fails to appoint a replacement process agent as provided

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above, Lessor may appoint such replacement process agent on behalf of Lessee.
17.4    Lessor’s Process Agent
Lessor irrevocably designates, appoints and empowers NCR National Corporate Research (UK) Limited, 7 Welbeck Street, London W1G 9YE, United Kingdom, as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. Such service may be made by mailing or delivering a copy of such process in care of such process agent, and Lessor irrevocably authorizes and directs its designated process agent to accept such service on its behalf. Lessor further agrees that failure by a process agent appointed in accordance with this section to notify Lessor of the process will not invalidate such process or service or the proceeding concerned. Notwithstanding the foregoing, nothing herein will affect the rights of either party to serve process in any other manner permitted by applicable Law. Lessor will maintain such process agent, or such other Person located within England as may be acceptable to Lessee, as its agent for service of process in England during the scheduled Lease Term and six months thereafter, at Lessor’s sole cost and expense. If for any reason whatsoever the appointed process agent is no longer acting as process agent Lessor will promptly (and in any event within seven days) appoint a replacement agent in England as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Lessor and Lessee arising out of or relating to any Operative Document. If Lessor fails to appoint a replacement process agent as provided above, Lessee may appoint such replacement process agent on behalf of Lessor.
17.5    Waiver of Immunity
Each of Lessee and Lessor irrevocably and unconditionally agrees that if the other party brings legal proceedings against it or its assets in relation to the Aircraft Lease Agreement or any other Operative Document no immunity from such legal proceedings (which will be deemed to include suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of it or with respect to its assets. Each of Lessee and Lessor further irrevocably and unconditionally (1) waives any such right of immunity which it or its assets now have or may in the future acquire and (2) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
18.    MISCELLANEOUS
18.1    Amendments
No provision of the Aircraft Lease Agreement may be amended, changed, waived or discharged orally, but only by an instrument in writing specifying the provision intended to be amended, changed, waived or discharged and signed by each party to the Aircraft Lease Agreement; and no provision of the Aircraft Lease Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or other matter not specifically set forth in an agreement in writing and signed by each party to the Aircraft Lease Agreement.
18.2    Severability
If any provision of the Aircraft Lease Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law (1) all other provisions thereof will remain

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in full force and effect in such jurisdiction and (2) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.
18.3    Counterparts
The Aircraft Lease Agreement and any amendments, waivers, consents or supplements hereto or thereto may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument.
18.4    Chattel Paper
To the extent, if any, that the Aircraft Lease Agreement constitutes chattel paper (as defined in the Uniform Commercial Code in effect from time to time in any applicable jurisdiction) no security interest in the Aircraft Lease Agreement may be created through the transfer or possession of any counterpart other than the original executed counterpart, which will be identified as the counterpart attached to a receipt therefor executed by Lessor.
18.5    Confidentiality
Each of Lessee and Lessor will keep each Operative Document (and all terms and provisions thereof) confidential and will not disclose, or cause to be disclosed, the same (except to the extent that the same is already in the public domain other than by breach of this Section 18.5) to any Person, without the prior written consent of the other, except (1) to prospective permitted transferees of Owner, Lessor or any Financing Party or to any prospective Financing Party, and their respective legal counsel, accountants, insurance brokers and other advisers, (2) in connection with any enforcement of any Operative Document by any party to the Aircraft Lease Agreement, (3) to its Affiliates or prospective Affiliates or the Affiliates of any Financing Party or prospective Financing Party, (4) to the professional advisers of the foregoing or (5) as may be required by Law, provided that any and all disclosures of all or any part of such documents and/or information which are permitted by this Section 18.5 will be made only to the extent necessary to meet the specific requirements or needs of the Persons to whom such disclosures are permitted and the disclosing party will inform such Persons of the confidential nature of such documents and/or information.
18.6    Time of the Essence
Subject to any applicable grace periods, time will be of the essence as regards the performance by each of Lessee and Lessor of its respective obligations under the Aircraft Lease Agreement.
18.7    Notices
All notices, requests and other communications to Lessee or Lessor under the Aircraft Lease Agreement will be in writing (for this purpose, “writing” includes fax), will refer specifically to the Aircraft Lease Agreement and will be personally delivered or sent by fax, or sent by overnight courier service (e.g., DHL), in each case to the respective address specified in Schedule 3 to the Aircraft Lease Agreement or such other address as such Person may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication will be effective when received or, if by fax, when “confirmed” by the sending fax machine, provided that any such notice by fax so confirmed after 6:00 p.m., for the recipient, will be effective on the next succeeding local Business Day.
18.8    Language
All notices to be given under the Aircraft Lease Agreement will be in English. All documents delivered

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pursuant to the Aircraft Lease Agreement will be in English, or if not in English, will be accompanied by a certified English translation. The language of the Aircraft Lease Agreement, and the language of its interpretation, is English. If there is any inconsistency between the English version of the Aircraft Lease Agreement and any version in any other language, whether or not such other version is executed by Lessor or Lessee, the English version will prevail for all purposes.
18.9    Entire Agreement
The Aircraft Lease Agreement and the other Operative Documents constitute the entire agreement between the parties concerning the subject matter thereof, and supersede all previous proposals, agreements, understandings, negotiations and other written and oral communications in relation thereto. The parties acknowledge that there have been no representations, warranties, promises, guarantees or agreements, express or implied, except as set forth in the Operative Documents.
18.10    Logo Usage
Lessee agrees that each of Lessor’s Affiliates including Servicer may use the name, logos, trademarks, and service marks of Lessee on and in connection with its internet website and other marketing materials to identify the Lessee as a customer.
18.11    Relationship of the Parties
Nothing in the Aircraft Lease Agreement or the other Operative Documents will create (or be deemed or construed to create) a partnership, joint venture, agency, fiduciary relationship, and/or any other affiliation, relationship or association between the parties hereto of any kind other than the relationship of lessor and lessee as explicitly and specifically stated in the Aircraft Lease Agreement and the other Operative Documents. The relationship between the Lessor and the Lessee is limited to that of lessor and lessee as set forth in the Aircraft Lease Agreement and the other Operative Documents. Nothing contained in the Aircraft Lease Agreement or any other Operative Documents will permit or obligate (or be construed as permitting or obligating) the Lessor to act as a financial or business advisor or consultant to the Lessee and/or to control the Lessee or conduct the Lessee’s operations. Each party acknowledges that it is experienced with respect to the subject matter of the Aircraft Lease Agreement and the other Operative Documents and has made its own independent decisions regarding such subject matter. Each party further acknowledges that it has had the opportunity to obtain the advice of experienced and sophisticated counsel of its own choosing in connection with the negotiation and execution of the Aircraft Lease Agreement and the other Operative Documents and to obtain the advice of such counsel with respect to all matters contained herein and therein. For the avoidance of doubt, Servicer has no obligations under these Aircraft Lease Shared Terms or under any Operative Documents.
18.12    Rights of Third Parties
Each General Indemnitee, each Tax Indemnitee, each Insured Party and each person referred to in Section 6.1.2 (No Claims by Lessor) (the “Third Parties”) may, under the Contracts (Rights of Third Parties) Act 1999 (the “Act”), enforce the rights expressed to be conferred on it under the Aircraft Lease Agreement together with any ancillary rights. Except as expressly stated in this Section 18.12, the parties to the Aircraft Lease Agreement do not intend that any term of the Aircraft Lease Agreement shall be enforceable solely by virtue of the Act by any person who is not a party to the Aircraft Lease Agreement. The parties to the Aircraft Lease Agreement may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under and to the extent permitted by the terms of the Aircraft Lease Agreement without the consent any person who is not a party to the Aircraft Lease Agreement.

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[Intentionally Left Blank]

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Lessee has caused these Aircraft Lease Shared Terms to be executed by its officer(s) or authorised signatory(ies) on the day and year first above written.

LATAM AIRLINES GROUP S.A.

By:

    Name:

    Title:

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SCHEDULE 1
DEFINITIONS
PART I
Defined Terms
The following terms will have the following meanings:
“Absolute Transfer” is defined in Section 14.1.1(1) of the Aircraft Lease Shared Terms.
“Acceptance Certificate” means the Acceptance Certificate, dated the Delivery Date, signed by Lessee and confirmed by Lessor, substantially in the form of Exhibit A to the Aircraft Lease Shared Terms.
“AD” means any airworthiness directive applicable to the Airframe, either Engine or any Part and any modification thereto or the Aircraft Documentation issued by the Aviation Authority, the Compliance Authority or the aviation authority in the country of manufacture of the Airframe, either Engine or the relevant Part.
“AD Amortization Period” is defined in Section 1.1 of the Aircraft Lease Agreement.
“AD Threshold Amount” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Affiliate” means, in relation to a Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person, provided however that:

(1)	where Lessor is acting as a trustee or in a fiduciary capacity, any reference to an Affiliate of Lessor shall instead be deemed to be a reference to an Affiliate of Participant; and

(2)	under no circumstances shall Trust Company be deemed to be an Affiliate of Lessor or Participant.
“Agreed Insurance Deductible Amount” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Agreed Insurance Value” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Agreed Liability Coverage Amount” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Agreed Maintenance Performer” means any Compliance Authority-approved maintenance performer having a valid and current Compliance Authority (or, in the case of line maintenance and Parts test, repair and overhaul only, Aviation Authority) license for the relevant maintenance and/or repair (such license being in full force and effect and allowing such maintenance performer to issue an unqualified release to service for the relevant maintenance and/or repair) and, in the case of the Final Maintenance and any Engine Basic Shop Visit, reasonably experienced in performing the same type of maintenance work on Airframe Manufacturer Model airframes or Engine Manufacturer Model engines, as applicable.
“Aircraft” means, collectively, the Airframe and the Engines and, unless the context does not permit, the Aircraft Documentation.
“Aircraft Documentation” means the documentation described in Section 1.4 of Schedule 2 to the Aircraft Lease Shared Terms.
“Aircraft Lease Agreement” means any aircraft lease agreement (howsoever denominated) between an Affiliate

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of Servicer and Lessee that incorporates by reference the Aircraft Lease Shared Terms.
“Aircraft Lease Shared Terms” means the Aircraft Lease Shared Terms for Lessee, to which this Schedule 1 is attached.
“Airframe” means, collectively, (1) the Airframe Manufacturer Model airframe (except only Engines or engines from time to time installed thereon) identified by airframe serial number in the Aircraft Lease Agreement and (2) any and all Parts so long as the same will be incorporated or installed in or attached to such airframe, and any and all Parts removed therefrom so long as title to such removed Parts will remain vested in Owner in accordance with the terms of the Aircraft Lease Agreement.
“Airframe Flight Cycle” means one takeoff and landing of the Airframe, provided that for purposes of determining cycles of utilization of a Part (e.g., the Landing Gear or the APU), the relevant “Airframe” for purposes of the preceding clause will be the airframe or airframes on which such Part has been used.
“Airframe Flight Hour” means each hour or part thereof elapsing from the moment the wheels of the Airframe leave the ground on takeoff until the wheels of the Airframe touch the ground on landing following such flight, provided that for purposes of determining hours of utilization of a Part (e.g., the Landing Gear or the APU), the relevant “Airframe” for purposes of the preceding clause will be the airframe or airframes on which such Part has been used.
“Airframe Heavy Check,” if applicable, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Airframe Manufacturer” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Airframe Manufacturer Model” is defined in Section 1.1 of the Aircraft Lease Agreement.
“AMM” means the Airframe Manufacturer’s aircraft maintenance manual applicable to the Aircraft.
“Applicable Accounting Principles” means, in respect of any Person, the generally accepted accounting principles in the jurisdiction of organization of such Person, as such principles may at any time or from time to time be varied by any applicable financial accounting rules, but otherwise applied on a basis consistent with prior periods.
“APU” means (1) the auxiliary power unit identified by manufacturer’s serial number in the Acceptance Certificate and (2) any auxiliary power unit substituted for such auxiliary power unit in accordance with the Aircraft Lease Agreement.
“APU Basic Shop Visit” means, with respect to the APU, the full restoration of the APU (Compressor, Gearbox and Power Section) in accordance with the APU manufacturer’s recommendations.
“APU Hour” means each hour or part thereof from the moment the APU is started until the APU is turned off.
“Authorizations” means each and every approval, waiver, authorization, consent, license, certificate or order of, or registration with, or requirement for the giving of prior notice to, or the taking of any action in respect of, the Aviation Authority, any other Government Entity in the Lessee Jurisdiction or any other Government Entity having jurisdiction over Lessee, the operation of the Aircraft or any action or transaction contemplated by any Operative Document.
“Aviation Authority” means the civil aviation authority of the State of Registration and any person, governmental department, bureau, commission or agency succeeding to all or any of its functions.
“Back-to-Birth Traceability” means, with respect to a Part, the availability of documentation identifying with

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specificity where, when and with which aircraft, aircraft operator and maintenance organization all previous maintenance and use of such Part occurred since new, with such documentation (which will include on/off logs with, for Engines, confirmation of thrust operated/cycles operated and associated engine log books) to be maintained contemporaneously with such maintenance and each removal and installation (not after the fact) and to be signed and stamped by authorized personnel.
"Break Costs" means any loss, premium or penalty which Lessor or Owner or any Financing Party incurs or has to pay:
(1)    in order to repay funds raised to finance the Aircraft; or

(2)
in unwinding (or maintaining or continuing to make payments under) any swap, hedge, cap, forward interest agreement or other financial instrument entered into in connection with the financing of the Aircraft, but in any event not in excess of the amount which would be the close-out amount (if positive) defined under an ISDA Master Agreement (the “ISDA Master Agreement”) as if Lessor, Owner or any Financing Party were the Determining Party (as defined in the ISDA Master Agreement) (the “Determining Party”) and the Terminated Transaction (as defined in the ISDA Master Agreement) were an interest rate swap transaction beginning on the Delivery Date and ending on the Lease Term Expiry Date, pursuant to which the Determining Party is obliged to pay fixed amounts to a swap counterparty equal to the Rent—Periodic payable under this Agreement and will receive floating amounts calculated by reference to LIBOR.

“Business Day” is defined in Section 1.1 of the Aircraft Lease Agreement, provided that where used in relation to a determination of LIBOR “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for business in London.
“Cape Town Agreements” means the Cape Town Convention as supplemented by the Cape Town Aircraft Protocol (in each case, utilizing the English-language version thereof).
“Cape Town Aircraft Protocol” means The Protocol to the Convention on International Interests in Mobile Equipment, opened for signature in Cape Town, South Africa, on November 16, 2001 (utilizing the English-language version thereof).
“Cape Town Convention” means The Convention on International Interests in Mobile Equipment, opened for signature in Cape Town, South Africa, on November 16, 2001 (utilizing the English-language version thereof).
“Commitment Fee” is defined in Section 4 of the Aircraft Lease Shared Terms.
“Commitment Fee Amount” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Compliance Authority” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Contractual Currency” is defined in Section 9.4 of the Aircraft Lease Shared Terms.
“Damage Notice Threshold” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Default” means any Event of Default or any condition, circumstance, act or event which, upon the giving of notice, the lapse of time and/or the fulfillment of any other applicable condition would constitute or give rise to an Event of Default.
“Delivery Condition” means, subject to the provisions of Part II of Schedule 1 to the Aircraft Lease Agreement, the condition of the Aircraft as described in Part I of Schedule 1 to the Aircraft Lease Agreement.

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“Delivery Date” means the date, local time at the Delivery Location, on which the Aircraft is delivered by Lessor in accordance with the Aircraft Lease Agreement.
“Delivery Documentation” means, collectively, any and all log books, records, manuals and other data or documents delivered with the Aircraft, including any data and documents as described in Annex 2 to Schedule 1 to the Aircraft Lease Agreement.
“Delivery Location” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Dollars” and “US$” mean the lawful currency of the United States.
“EASA” means the European Aviation Safety Agency or any other organization or authority that, under the Laws of the European Union, will from time to time have jurisdiction over, amongst other things, aircraft airworthiness and safety standards for the European Union.
“EASA Condition” means, in respect of the Aircraft, being in a condition suitable for (upon due application) immediate issuance of any EASA member country Standard Certificate of Airworthiness for Transport Category Aircraft and operation under EU-OPS 1.
“End of Lease Rent Rebate” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Engine” means (1)(a) each of the Engine Manufacturer Model engines listed by Engine Manufacturer’s serial numbers in the Acceptance Certificate whether or not from time to time installed on the Airframe or installed on any other airframe and (b) any Replacement Engine which may from time to time be substituted, pursuant to the terms of the Aircraft Lease Agreement, for either of such Engines, and (2) in each case, any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto will remain vested in Owner in accordance with the Aircraft Lease Agreement after removal from such Engine, provided that at such time as an engine will be deemed part of the property leased under the Aircraft Lease Agreement in substitution for an “Engine,” pursuant to the applicable provisions of the Aircraft Lease Agreement, the replaced Engine will cease to be an “Engine” under the Aircraft Lease Agreement. The term “Engines” means, as of any date of determination, all Engines then leased under the Aircraft Lease Agreement.
“Engine Basic Shop Visit” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Engine Flight Cycle” means, with respect to any Engine, one takeoff and landing of the airframe (including the Airframe) on which such Engine is then installed, provided that for purposes of determining cycles of utilization of a Part, the relevant “Engine” for purposes of the preceding clause will be the engine on which such Part has been used.
“Engine Flight Hour” means each hour or part thereof (rounded to the nearest one-tenth of an hour) elapsing from the moment the wheels of the airframe (including the Airframe) on which such Engine is then installed leave the ground on takeoff until the wheels of such airframe touch the ground on landing following such flight, provided that for purposes of determining hours of utilization of a Part, the relevant “Engine” for purposes of the preceding clause will be the engine on which such Part has been used.
“Engine Manufacturer” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Engine Manufacturer Model” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Engine Thrust Limit” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Event of Default” is defined in Section 12 of the Aircraft Lease Shared Terms.

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“Event of Loss” means, with respect to the Aircraft, the Airframe or any Engine, any of the following events, conditions or circumstances with respect to such property:

(1)	The destruction of or damage of such property which renders (a) repair of such property uneconomical or (b) such property permanently unfit for normal use by Lessee or Lessor.

(2)	Any loss of or damage to such property or other occurrence which the insurers determine or agree to be a total loss.

(3)	The confiscation, seizure, forfeiture, requisition or similar taking of the title to such property (for any reason whatsoever and whether de jure or de facto).

(4)
The confiscation, seizure, requisition or similar taking by any Government Entity or purported Government Entity for use or hire of such property which will have resulted in the loss of possession or use of such property by any person permitted to have possession and/or use of the property hereunder for a period that continues until the date that is 180 days following the commencement of such loss of possession or use.

(5)
The disappearance, hijacking or theft (including a confiscation, seizure, forfeiture, requisition or similar taking of title or use not otherwise included in this definition) of such property which will have resulted in the loss of possession or use of such property by any person permitted to have possession and/or use of the property hereunder for a period that continues until the date that is 90 days following the commencement of such loss of possession or use.

An Event of Loss with respect to the Aircraft will be deemed to have occurred if an Event of Loss occurs with respect to the Airframe. An Event of Loss with respect to one or more Engines without loss of the Airframe will not be deemed an Event of Loss with respect to the Aircraft.
“Expense” means any and all costs, expenses (including any and all reasonable legal fees and expenses and the fees and expenses of other professional advisers and investigators), claims, losses, liabilities, obligations, damages (whether special, incidental or consequential), judgments, fees, penalties or fines (whether criminal or civil) of any kind or nature whatsoever.
“FAA” means the US Federal Aviation Administration and any Person succeeding to all or any of its functions.
“FAA Condition” means, in respect of the Aircraft, being in a condition suitable for (upon due application) immediate issuance of an FAA Standard Certificate of Airworthiness for Transport Category Aircraft and operation by a US FAR Part 121 Air Carrier.
“Final Delivery Date” is defined in Section 1.1 of the Aircraft Lease Agreement
“Final Inspection” means the inspection of the Aircraft by Lessor, and any other Inspecting Parties (as observers only), during any part of the inspections, checks, and demonstration flights required pursuant to Schedule 4 to the Aircraft Lease Shared Terms or otherwise performed in connection with the Return.
“Final Maintenance” means the work to be performed by Lessee in order to cause the Aircraft to meet the requirements of Schedule 4 to the Aircraft Lease Shared Terms.
“Financing Acknowledgement,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Financing Party” is defined in Section 1.1 of the Aircraft Lease Agreement.

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“Financing Security Documents” means all documents related to the debt or equity financing or refinancing of the Aircraft and providing for a security, mortgage or other interest in the Aircraft or any Operative Document, as such documents are identified by Lessor to Lessee in writing from time to time.
“Flight Charges” means all flight charges, route navigation charges, navigation service charges and all other fees, charges or Taxes payable for the use of or for services provided at any airport or otherwise payable to any airport, airport authority, navigation or flight authority or other similar entity or for any services provided in connection with the operation, landing or navigation of aircraft.
“Follow-On Operator” means any Person acquiring title to or the right to use the Aircraft after the end of the Lease Term (whether or not such Person is an airline or other operator).
“General Indemnitee” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Government Entity” means (1) any national, state or local government of any country or any international authority (including in each case, any central bank or fiscal, tax or monetary authority), (2) any board, commission, department, division, instrumentality, court, agency, territory, possession or political subdivision of any entity described in clause (1) above, however constituted; (3) any association, organization or institution of which any entity described in clause (1) or (2) above or any state is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant; and (4) any taxing authority of any entity described in any of clauses (1), (2) or (3) above.
“Hard Time Component” means any component which has a limited life and which can have its life restored through appropriate maintenance.
“Headlease,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Inspecting Party” is defined in Section 1.3.1 of Schedule 4 to the Aircraft Lease Shared Terms.
“Insurances” means insurances in respect of the Aircraft and includes, without limitation, any insurances and reinsurances required by the Aircraft Lease Agreement.
“Insured Party” is defined in Section 1.1 of the Aircraft Lease Agreement.
“International Interest” has the meaning assigned to the term “international interest” under the Cape Town Agreements.
“International Registry” means the international registration facilities established for the purposes of the Cape Town Agreements.
“Interpolated Screen Rate” means, in relation to LIBOR for any amount, the rate which results from interpolating on a linear basis between:

(1)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant period of that amount; and

(2)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant period of that amount, each as of 11:00 a.m. (London time) two (2) Business Days before the first day of such period for Dollars.
“Landing Gear” means (1) the landing gear assemblies of the Aircraft identified by the respective serial numbers

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in the Acceptance Certificate and (2) any landing gear assembly substituted for any such identified landing gear assembly in accordance with the Aircraft Lease Agreement.
“Landing Gear Overhaul” means any full overhaul of the Landing Gear, including the parts as specified by the Airframe Manufacturer and the Landing Gear manufacturer, in accordance with the MPD and the landing gear manufacturer documentation.
“Lease Term” means the period commencing on the Delivery Date and, unless earlier terminated or extended pursuant to the provisions of any Operative Document, ending on the Lease Term Expiry Date.
“Lease Term Expiry Date” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Leasing Affiliate” means any of (a) a subsidiary of Lessee, (b) an Affiliate of Lessee or (c) any other Person controlled by Lessee, in each case that is, if the relevant Person is the operator or proposed operator of the Aircraft, a commercial air carrier possessing at all relevant times while the Aircraft is operated by such Person, all necessary authorizations, consents and licenses. For the purposes of this definition, Lessee shall be deemed to control another Person if (1) Lessee possesses directly or indirectly the power to direct the management or policies of such other Person whether through (x)    the ownership of voting rights, (y) control of the board (including control of its composition) of the other Person or (z) indirect control of (x) and (y); or (2) such other person would, under Applicable Accounting Principles, be consolidated for accounting purposes with Lessee.
“Lessee Jurisdiction” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Lessee’s Maintenance Program” means Lessee’s (or, at any time when a Permitted Sublessee is subleasing the Aircraft in accordance with the terms of the Aircraft Lease Agreement, such Permitted Sublessee’s) Aviation Authority-approved, written maintenance, inspection and repair program and schedule, including an engine condition monitoring program, for the Airframe Manufacturer Model aircraft as in effect on the Delivery Date, such program to be designed in accordance with the airframe, engine and parts manufacturer’s respective maintenance planning documents and recommendations and with the airframe, engine and parts manufacturer’s respective maintenance planning documents and recommendations (including the MPD) to be the minimum standard for such program.
“Lessor” means the lessor under the Aircraft Lease Agreement.
“Lessor Guarantee” means a guarantee issued by Lessor Guarantor in the form of Exhibit E to these Aircraft Lease Shared Terms.
“Lessor Guarantor” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Lessor Guarantor Net Worth” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Lessor Jurisdiction” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Lessor Lien” means any Lien in respect of the Aircraft (i) which results from any act or omission of Lessor, Owner, Participant or any Financing Party, or any person claiming by or through Lessor, Owner, Participant or any Financing Party, (ii) which arises as a result of the Financing Security Documents entered into from time to time by any party, or which is created by (or through) Lessor, Participant or Owner in connection with the financing of the Aircraft, (iii) which results from any claim against Lessor, Owner, Participant or any General Indemnitee not relating to the operation of the Aircraft or the transactions contemplated by or permitted under the Aircraft Lease Agreement, or (iv) which arises from any Taxes referred to in Section 2 (Exclusions from Lessee’s Liability) of Schedule 5 to the Aircraft Lease Shared Terms.

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“Letter of Credit” is defined in Section 4.2 of the Aircraft Lease Shared Terms.
“Letter of Credit Bank Minimum Rating” means a senior, unsecured long-term debt rating of A (Standard & Poor’s) and A2 (Moody’s).
“Letter of Credit Validity Date” means the date that is 30 days after the Lease Term Expiry Date.
“LIBOR” means, in respect of the applicable period for the calculation of the Past Due Rate or other interest hereunder:
(1)    the applicable Screen Rate; or

(2)	(if no Screen Rate is available for Dollars or for the applicable interest period of that amount) the Interpolated Screen Rate for that amount; or
(3)    if:
(a) no Screen Rate is available for Dollars; or
(b) no Screen Rate is available for the applicable period in respect of the relevant amount and it is not possible to calculate an Interpolated Screen Rate for that amount, the Reference Bank Rate,
as of, in the case of (1) and (3) above, 11.00 a.m. (London time) two (2) Business Days before the first day of such period for Dollars and for a period equal in length to the relevant period of that amount and if any such rate is less than zero, LIBOR shall be deemed to be zero.
“Lien” means any mortgage, pledge, lien, charge, encumbrance, hypothecation, lease, sublease, seizure, right of detention, exercise of rights, security interest, judgment, writ, order or other claim or right of possession of any kind or nature whatsoever, however and wherever created or arising and whether or not consensual (including any agreement or arrangement to give or effect any of the foregoing and any conditional sale or other title retention agreement).
“Life-Limited Part” means any component which has an ultimate life which cannot be restored through appropriate maintenance.
“Maintenance Amount—Adjustment Table” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—Airframe” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—APU” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—Assumed Derate,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—Assumed Hour-to-Cycle Ratio” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—Engine LLP,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—Engine Overhaul” is defined in Section 1.1 of the Aircraft Lease Agreement.

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“Maintenance Amount—Escalation Rate” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—Escalation Base Date” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amount—Landing Gear” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Maintenance Amounts” means all amounts payable under Section 2 of Schedule 2 to the Aircraft Lease Shared Terms.
“Material Adverse Effect” means (1) as of any date, a material adverse change between the date of the Aircraft Lease Agreement and such date, in the business, assets or financial condition of Lessee, or (2) the occurrence of any event or the existence of any circumstance that has or will have a material adverse effect on (a) the ability of Lessee to carry on its business or to perform its obligations under any Operative Document to which it is or will be a party or (b) the rights or interests of Owner or Lessor in the Aircraft or under any Operative Document to which it is or will be a party.
“Minor Item” means [****].
“Modification” means any modification, addition, alteration, removal or other change (including performance of ADs and SBs) to the Airframe, any Engine or any Part.
“Modification Parts” means those Parts installed on the Aircraft in connection with a Modification.
“MPD” means the then latest revision of the Airframe Manufacturer’s maintenance planning document for Airframe Manufacturer Model.
“Net Worth Threshold” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Operative Documents” means, with respect to an Aircraft, the Aircraft Lease Agreement, the Acceptance Certificate, the Lessor Guarantee, the Purchase Agreement (if any), the Headlease (if any), the Financing Acknowledgement (if any), any Quiet Enjoyment Letter, the Return Acceptance Certificate, and any other document which Lessor and Lessee agree is an “Operative Document,” in each case, for such Aircraft.
“Other Engine” means an “Engine” as defined in any Other Lease Agreement.
“Other Lease Agreement” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Owner” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Participant,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Participant Transfer” is defined in Section 14.1.1 of the Aircraft Lease Shared Terms.
“Parts” means any and all appliances, parts, components, modules, navigation, avionics and communications equipment, computers, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (including the APU and the Landing Gear but excluding complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine, so long as title thereto will remain vested in Owner, in accordance with the terms of the Aircraft Lease Agreement, and any loose equipment identified in the Acceptance Certificate.
“Past Due Rate” means the rate per annum which is 300 basis points above one month Dollar LIBOR, provided that such rate as determined from time to time will not in any event be higher than the highest rate per annum

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permitted from time to time under any applicable Law.
“Permitted Air Carrier” means (1) any Leasing Affiliate, (2) any Approved Permitted Air Carrier as defined in Section 1.1 of the Aircraft Lease Agreement, or any other carrier that Lessor may from time to time approve in writing, such approval not to be unreasonably withheld or delayed.
“Permitted Lien” is defined in Section 6.2.2 of the Aircraft Lease Shared Terms.
“Permitted Merger” means any transaction (whether by way of restructuring, reorganization, consolidation, amalgamation, merger, transfer, sale, assignment, lease, operation of law or otherwise) whereby all of Lessee’s undertakings or assets would become the property of any other Person or whereby all or substantially all of the undertakings or assets of another Person shall become the property of Lessee, provided that (1) the entity formed by such transaction or the Person that so acquires such assets (a) is a private limited liability company or a corporation duly organized and validly existing under the Laws of the Lessee Jurisdiction or such other jurisdiction as may be agreed by Lessor, acting reasonably, or a political subdivision thereof and (b) is permitted to engage in commercial air service, (2) immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing, (3) such entity executes and delivers to Lessor a duly authorized, legal, valid, binding and enforceable agreement, reasonably satisfactory in form and substance to Lessor, containing an effective assumption by such entity of the due and punctual performance and observance of each covenant, agreement and condition in the Operative Documents to be performed or observed by Lessee, and (4) such entity has a tangible net worth not materially lower than that of Lessee immediately prior to such transaction.
“Permitted Sublessee” means, at any time, any air carrier to which the Aircraft may be leased at such time in accordance with the provisions of Section 8.1.1(2) of the Aircraft Lease Shared Terms or Section 5.2 of the Aircraft Lease Agreement.
“Person” means any individual, corporation, trust, partnership, unincorporated association, joint venture, association, joint-stock company, government or Government Entity.
“Previous Operator,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Purchase Agreement,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“Quiet Enjoyment Letter” is defined in Section 14.1.2(1) (and includes any Quiet Enjoyment Letter given pursuant to Section 6.1.1 of the Aircraft Lease Shared Terms).
“Reference Banks” means the London branches of Citibank, N.A., Barclays Bank plc and The Royal Bank of Scotland plc, or such other banks as Lessor and Lessee may agree from time to time.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to Lessor at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
“Rent” means, collectively, Rent—Periodic and Rent—Supplemental.
“Rent Payment Date” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Rent—Periodic” means the rent payable in respect of the Lease Term with respect to the Aircraft pursuant to Section 3.1 of the Aircraft Lease Shared Terms.
“Rent—Periodic Amount” is defined in Section 1.1 of the Aircraft Lease Agreement.

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“Rent—Supplemental” means all amounts, liabilities and obligations (other than Rent—Periodic) which Lessee assumes, agrees or otherwise becomes liable to pay to Lessor, any General Indemnitee or Tax Indemnitee or any other Person under any of the Operative Documents, including payments of or in respect of the Commitment Fee, Maintenance Amounts, Agreed Insurance Value, Expenses, Taxes, interest accrued pursuant to Section 3.3.3 of the Aircraft Lease Shared Terms or other amounts payable under any indemnities.
“Replacement Engine” means an Engine Manufacturer Model engine or an improved model, which (1) is suitable for installation and use on the Airframe without impairing the value or utility of the Aircraft and (2) has a modification status, warranty status, documentation status (including traceability), value, condition and utility (in each case, taking into account the age of the Engine to be replaced, and the accumulated Engine Flight Hours and Engine Flight Cycles since new and since its last Engine Basic Shop Visit) at least equal to the Engine it is replacing (assuming such Engine was at least in the modification status, warranty status, documentation status (including traceability), condition and repair required by the terms of the Aircraft Lease Agreement immediately prior to being replaced).
“Required Actions” is defined in Section 1.3.1 of Schedule 2 to the Aircraft Lease Shared Terms.
“Return” means the return of the Aircraft by Lessee to Lessor at the Return Location (or such other location as may be agreed by Lessor and Lessee) in the condition and manner required by Schedule 4 to the Aircraft Lease Shared Terms, as evidenced by the execution by Lessor, and the delivery to Lessee, of the Return Acceptance Certificate.
“Return Acceptance Certificate” means the acceptance certificate to be delivered by Lessor to Lessee pursuant to Section 1.4 of Schedule 4 to the Aircraft Lease Shared Terms.
“Return Condition” means the condition of the Aircraft as required by Schedule 2 to the Aircraft Lease Agreement.
“Return Location” is defined in Section 1.1 of the Aircraft Lease Agreement.
“SB” means any service bulletin as issued by Airframe Manufacturer, Engine Manufacturer or the manufacturer of any Part.
“Scheduled Delivery Date” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by the British Bankers' Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen (or any replacement Reuters Page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, Lessor may specify an alternative page or service displaying the relevant rate after consultation with Lessee.
“Secured Obligations” means Lessee’s obligations under the Aircraft Lease Agreement and each other Operative Document to which it is a party and under each Other Lease Agreement and each other document designated as an operative document (howsoever denominated) to which it is a party under each such Other Lease Agreement.
“Security Transfer” is defined in Section 14.1.1(2) of the Aircraft Lease Shared Terms.
“Security Trustee” means the designated representative, howsoever denominated, of one or more of the Financing Parties, as such agent is identified by Lessor to Lessee in writing from time to time.
“Servicer” means each of Aircastle Advisor LLC and Aircastle Advisor (Ireland) Limited acting individually or jointly, including in its/their capacity as “Administrative Agent” and “Remarketing Servicer” or the like under

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any financing for the Aircraft.
“State of Registration” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Taxes” means any and all present or future taxes (including income, gross receipts, sales, rental, use, turnover, value-added, goods and services, property (tangible or intangible), excise, franchise, capital, user, transfer, doing business and stamp taxes or duties), levies, imposts, duties, or other charges, assessments, deductions or withholdings in the nature of taxes, together with any assessments, penalties, late payment charges, fines, additions to tax or other similar liabilities with respect to any of the foregoing and interest on any of the foregoing.
“Tax Indemnitee” is defined in Section 1.1 of the Aircraft Lease Agreement.
“Trust Company,” if any, is defined in Section 1.1 of the Aircraft Lease Agreement.
“United States” and “US” mean the United States of America.

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PART II
Construction
In each Operative Document, unless expressly provided otherwise therein, a reference to:

(1)
Each of “Lessor” or “Lessee” or any other Person includes, without prejudice to the provisions of such Operative Document, any successor in title to it and any permitted assignee or transferee and, in the case of any Government Entity, any Government Entity succeeding to all or any of its functions.

(2)	The word “including” will be construed as “including, without limitation.”

(3)	Words importing the plural include the singular and vice versa.

(4)	Any document includes that document as amended, from time to time in accordance with its terms, and any document entered into in substitution or replacement therefor.

(5)
The words “this Agreement,” “hereby,” “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in such Operative Document refer to such Operative Document as a whole including the Schedules and Exhibits, and all Annexes, Attachments and Supplements thereto, and not to any particular provisions of such Operative Document.

(6)
A Section or an Exhibit or a Schedule or an Annex is a reference to a section of, or an exhibit or a schedule or an annex to, such Operative Document. A Schedule or an Exhibit or an Annex to an Operative Document is incorporated therein as if set forth therein in full.

(7)	An amendment includes a supplement, novation or re-enactment and “amended” is to be construed accordingly.

(8)
A “Law” (1) includes any statute, decree, constitution, any kind of regulation, order and circular order, judgment or directive of any Government Entity; (2) includes any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (3) includes any judicial or administrative or fiscal interpretation or official statement or application thereof and (4) is a reference to that provision as amended.

(9)
A “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month except that if there is no numerically corresponding day in the calendar month in which that period ends, that period will end on the last Business Day in that calendar month.

(10)
A “quarter” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the third succeeding calendar month except that if there is no numerically corresponding day in the calendar month in which that period ends, that period will end on the last Business Day in that calendar month.

(11)	The Cape Town Convention and the Cape Town Aircraft Protocol will be read and interpreted together as a single instrument as required by Article 6(1) of the Cape Town Convention.

(12)
In the event of a conflict between the provisions of the Aircraft Lease Agreement and the provisions of the Aircraft Lease Shared Terms, then the provisions of the Aircraft Lease Agreement will prevail. Unless otherwise expressly provided therein, any written amendment

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to the Aircraft Lease Shared Terms agreed in writing by Lessee and Servicer will apply to the Aircraft Lease Agreement even if such amendment is dated a date after the date of the Aircraft Lease Agreement.

(13)	Headings used in each Operative Document are for convenience only and will not in any way affect the construction of, or be taken into consideration in interpreting, such Operative Document.

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SCHEDULE 2
OPERATIONAL MATTERS
1.    MAINTENANCE; OPERATION; ETC.
As between Lessor and Lessee, Lessee will have during the Lease Term sole responsibility for the operation, maintenance, servicing, repair, inspection, overhaul and testing of the Aircraft and will bear all costs in connection therewith.
1.1    Maintenance and Repairs
1.1.1    General Maintenance
Lessee, at its own expense, will, at all times during the Lease Term and until the Aircraft is returned pursuant to the requirements of the Aircraft Lease Agreement, maintain, service, repair, test, inspect and overhaul the Aircraft, or cause the Aircraft to be maintained, serviced, repaired, tested, inspected and overhauled in accordance with:

(1)	Lessee’s Maintenance Program (without waiver), including any corrosion prevention and control program, and any other relevant mandatory manufacturer requirements;

(2)	The rules and regulations of the Aviation Authority; and

(3)	Lessee’s general maintenance practices and without discrimination against the Aircraft compared to other similar aircraft operated by Lessee.
Upon completion of any Engine maintenance, a dual FAA/EASA release to service will be provided. Upon completion of any Landing Gear, APU or thrust reverser maintenance, a dual FAA/EASA release to service will be provided or, if the relevant maintenance provider does not have the capability to issue such dual release, an FAA release to service will be provided. Upon completion of any major check (C-check and above) and any other component maintenance, an Aviation Authority release to service will be provided.
Without limiting any other obligations of Lessee under the Operative Documents, Lessee will provide to Lessor (1) the workscope and (2) the identity of the maintenance provider(s) and (3) any related warranties and performance guarantees (to the extent transferable) for any maintenance that constitutes Final Maintenance for the Engines and Airframe no less than 30 days prior to the commencement of such maintenance (or for unscheduled maintenance as soon as practical after Lessee knows of the need for such maintenance). Lessor will, subject to reasonable scheduling requirements and provided that that it does not interfere with the timely return of the Aircraft to Lessor, have the right to request Lessee to increase such workscope above the workscope required by the Aircraft Lease Agreement provided that Lessor will pay for (or, at Lessee's option, reimburse Lessee for) any incremental labor and material costs associated with such increase.
1.1.2    Repairs
Lessee will procure that all repairs to the Aircraft will be (1) effected promptly and accomplished in accordance with the Airframe Manufacturer’s structural repair manual or approved by the Airframe Manufacturer and the Compliance Authority immediately upon completion thereof and (2) otherwise accomplished in accordance with the rules and regulations of the Aviation Authority and the Compliance Authority (and not solely under any design or repair authority of Lessee). Where relevant any repair

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approval will be for all weight and thrust variants available for the Aircraft. Any temporary repairs will be replaced as soon as reasonably practical (and in any event prior to the end of the Lease Term) with a permanent repair. Without limiting the foregoing, all repairs will be documented in accordance with the rules and regulations of the Aviation Authority and the Compliance Authority and Lessee will ensure that the aircraft records will include repair details, dirty finger print records and any associated engineering and technical support documents provided by the relevant manufacturer. For purposes of this Section 1.1.2, a repair will be considered permanent (1) even if it has a future inspection requirement but only so long as the interval for such inspection is no less than that of an airframe C check (or equivalent), or (2) no alternative permanent repair exists or (3) the permanent repair exists but will affect the Aircraft such that the Airframe Manufacturer advises against the accomplishment of such permanent repair. Any repair, except repairs accomplished during Final Maintenance, which is subject to a damage tolerance analysis will have all phases of such analysis completed prior to the return of the Aircraft. In no case will DER repairs or non OEM authorized repairs to the Airframe or Engine or any Part of either, or the installation of DER repaired parts or parts repaired outside of the relevant OEM’s then current repair manual be made during the Lease Term.
1.1.3    Agreed Maintenance Performer
Lessee will ensure that only an Agreed Maintenance Performer services, maintains, test, inspects, overhauls, repairs or performs any Modifications on or to the Aircraft or any installed engine or part. Lessee will (1) consult with Lessor with respect to obtaining appropriate warranties from the Agreed Maintenance Performer performing the Final Maintenance on the Aircraft, and (2) provide reasonable cooperation to Lessor in enforcing any warranties with respect to the work performed and parts supplied by any Agreed Maintenance Performer.
1.2    Replacement of Parts
1.2.1    Replacement of Parts Required
Lessee will replace, at its own expense, all Parts which may from time to time become worn out, obsolete, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever with replacement parts as set forth in this Section 1.2, and Lessee may not remove any Part for any other reason, provided that (x) Lessee may remove Modification Parts pursuant to Section 1.3.3 of this Schedule 2, (y) Lessee may temporarily remove in the ordinary course of maintenance, service, repair, overhaul or testing of the Aircraft, any Part, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use provided that Lessee will reinstall or replace with a replacement part such Part by no later than the end of the Lease Term, and (z) Lessee may remove or permit the removal of any Part as part of any pooling or interchange arrangement permitted by Section 8.1.4 of the Aircraft Lease Shared Terms, or temporarily remove any Part, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, for operational reasons during the Lease Term provided that Lessee will reinstall or replace such Part with a replacement part by no later than the end of the Lease Term.
Each permanent replacement part incorporated or installed in or attached or added to the Airframe or any Engine will:

(1)	Be free and clear of all Liens except for Permitted Liens.

(2)
Be an OEM part (not a part manufactured with PMA approval) (other than with respect to non-structural cabin interior parts) and be in as good operating condition, and have the same interchangeable modification status as, and have a value (without regard to age, cycles or hours)

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and utility at least equal to, the Part replaced (assuming it was in the condition and repair required under the Aircraft Lease Agreement), unless in each case approved by Lessor in writing prior to installation.

(3)	Be of the same make and with the same part number (or a more recent part number where such replacement part is interchangeable with the replaced part).

(4)
Have a current, legal and valid release certificate/airworthiness approval tag identified as FAA Form 8130-3 or EASA Form 1 or ANAC certification (with Segvoo tag), provided that for the avoidance of doubt any Part with ANAC certification shall have a current FAA Form 8130-3 or EASA Form 1 at Return.

(5)	With respect to any Life-Limited Parts, have Back-to-Birth Traceability.
Lessee may use a replacement part that does not comply with the requirements of this Section 1.2.1 as part of any pooling or interchange arrangement permitted by Section 8.1.4 of the Aircraft Lease Shared Terms, or otherwise for operational reasons during the Lease Term, provided that the original Part is reinstalled or the non-complying part is removed and replaced by a complying part prior to the end of the Lease Term).
1.2.2    Ownership of Parts
Immediately upon any part (including Modification Parts, but excluding any temporary replacement part installed in accordance with the last paragraph of Section 1.2.1) becoming incorporated in, installed on or attached to the Airframe or any Engine, without further act:

(1)
title to such part will vest, with full title guarantee, in Owner, free and clear of all Liens other than Permitted Liens and such part will become subject to the Aircraft Lease Agreement and any Financing Security Documents and be deemed a “Part” of such Airframe or such Engine for all purposes of the Aircraft Lease Agreement; and

(2)	title to any replaced Part will thereupon vest in Lessee, free and clear of all rights of Owner and Lessor and all Lessor Liens and will no longer be deemed a Part.
Lessee shall, at its own cost, provide such documentary evidence and take such other action as the Lessor may reasonably request to evidence the transfer to Owner of full ownership of the replacement part.
All Parts (other than Modification Parts removed in accordance with Section 1.3 of this Schedule 2) at any time removed from the Aircraft will remain the property of Owner, no matter where located, until such time as such Parts will be replaced by Parts which have been incorporated or installed in or attached to the Airframe or any Engine and which meet the requirements set forth in Sections 1.2.1(1)-(5) of this Schedule 2.
If any part which does not comply with the requirements of Sections 1.2.1(1)-(5) of this Schedule 2 is incorporated in, installed in or attached to the Aircraft, title to such part will not vest in Owner and title to the replaced part will not vest in Lessee until a part complying with such Section 1.2.1(1)-(5) is incorporated, installed in or attached to the Aircraft.
1.3    Modifications and Inspections
1.3.1    Required Modifications and Inspections

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Without limiting Lessee’s obligations under Section 1.1 of this Schedule 2, Lessee will, at its own expense procure that (1) all AD repairs and modifications applicable to the Aircraft and due during the Lease Term are completed on a timely basis and (2) all AD inspections due during the Lease Term are completed on a timely basis (clauses (1) and (2), collectively, “Required Actions”).
1.3.2    Lessee Modifications
Lessee, at its own expense, may from time to time add further parts or accessories and make such Modifications to the Airframe or any Engine as Lessee may deem desirable in the proper conduct of its business, provided that:

(1)	Any such Modification shall be permitted by the Aviation Authority and the Compliance Authority and shall not result in any change in the category or status of the Aircraft.

(2)
Any such Modification shall be capable of being removed by the Lessee from the Aircraft (at the Lessee’s cost and upon the Lessor’s request) before the end of the Lease Term without diminishing or impairing the value, utility or airworthiness of the Aircraft or, if non-removable, have received the written prior approval of the Lessor and are Compliance Authority compliant.

(3)
No such Modification will diminish the value or utility of the Airframe or such Engine, or impair the condition or airworthiness thereof, below the value, utility, condition or airworthiness thereof immediately prior to such Modification, assuming the Airframe or such Engine were then of the value and utility and in the condition and repair required to be maintained by the terms of each Operative Document; and

(4)	Except as expressly provided in the Aircraft Lease Agreement, Lessor will not be required under any circumstances to pay directly or indirectly for any Modifications.

(5)	Where applicable, Lessee will provide Lessor with a copy of the Compliance Authority Part 21 design organization approval for such Modification.

(6)
In the case of minor cabin modifications the Lessee will not be required to ask for the approval of the Lessor nor will such minor cabin modifications be required to be Compliance Authority compliant during the Lease Term provided that prior to the end of the Lease Term the Lessee will have performed the necessary tasks to restore the Aircraft to the condition it was in prior to that modification in a manner cosmetically acceptable to the Lessor, unless it has previously sought and obtained the approval of the Lessor to such minor cabin modifications.

(7)
With respect to any Modification not removed from the Aircraft at Return, where such Modification results in a change to the type design of the Aircraft (and the engineering for the Modification has been designed by an organization other than the holder of the type certificate for the Aircraft or the type certificate holder has opted to apply for a supplemental type certificate (“STC”)), Lessee will provide Lessor with copies of the FAA and EASA STC issued to the relevant design organization (or if the engineering for the Modification has been designed by the holder of the type certificate for the Aircraft, an amendment to the type certificate approved by the FAA and EASA); furthermore Lessee will demonstrate to Lessor that Lessee has the right to use such STC on the Aircraft and that such right is transferable (without charge or restriction) to Owner and Lessor and subsequent owners, lessors and operators of the Aircraft.

1.3.3    Reversal of Modification at Lessee’s Option
Notwithstanding the foregoing, Lessee may, at any time during the Lease Term and at its own expense,

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reverse any Modification, provided that (1) such Modification is not required to have been made pursuant to the terms of any Operative Document and (2) Lessee restores the Aircraft to a condition as if such Modification had not been made.
1.3.4    Reversal of Modification at Lessor’s Request
Lessee will, if so requested by Lessor, provide a list of such Modifications installed during the Lease Term 60 days prior to the last day of the scheduled Lease Term. Upon the written request of Lessor no later than 45 days prior to the scheduled expiration of the Lease Term, Lessee will, on or before the last day of the Lease Term and at its own expense, reverse any Modification (excluding any Modification to the extent that it is part of a Required Action) and restore the Aircraft to a condition as if such Modification had not been made.
1.3.5    Title to Removed Modification Part
Upon the removal by Lessee of any Modification Part and reversal of the related Modification as provided in Sections 1.3.3 or 1.3.4 of this Schedule 2, title in such Modification Part will, without further act, vest in Lessee free and clear of all rights of Owner and Lessor and all Lessor Liens, and such Modification Part will no longer be deemed a Part of the Airframe or Engine from which it was removed. Any Modification Part not removed by Lessee as above provided prior to the return of the Airframe or Engine to Lessor under the Aircraft Lease Agreement will remain the property of Owner.
1.3.6    Service Bulletin Kits
During the Lease Term, Lessee will install or retain all SB kits relating to the Aircraft, any Engine or any Part which are available to Lessee at no cost other than shipping and handling costs and which Lessee decides to install on other Airframe Manufacturer Model aircraft in its fleet.
1.3.7    AD Cost Sharing
With respect to each repair or modification required during the Lease Term (including as required by Schedule 2 to the Aircraft Lease Agreement (Return Conditions) by an AD issued by the Compliance Authority (excluding, for the avoidance of doubt, any repair or modification required by Aviation Authority which is not also required by an AD issued by the Compliance Authority) during the Lease Term, complied with on a terminating basis during the Lease Term and having a cost of compliance (determined as provided below) in excess of the AD Threshold Amount, Lessor will reimburse Lessee, subject to the following provisions, for a portion of the cost of compliance with such repair or modification as follows:
R = ((P – M)/P) x (C – T)
where
“P” means the AD Amortization Period.
“T” means the AD Threshold Amount.
“R” means the portion of the cost of compliance with such repair or modification to be reimbursed to Lessee.
“M” means the number of calendar months (including parts thereof) between (1) the earlier of (a) the date of actual completion of such repair or modification and (b) the originally required date of mandatory

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compliance and (2) the scheduled end of the Lease Term. Where the originally required date thereof is after the end of the Lease Term, M shall equal 0.
“C” means the reasonable direct labor and material cost of compliance with such modification (but without mark-up for profit if Lessee or any Affiliate of Lessee performs the work), less any subsidy, warranty payment or other benefit provided to Lessee and in any case excluding loss or expenses incurred because of inability to operate the Aircraft.
Lessee will submit to Lessor detailed and substantiated labor and material invoices for all such costs for which reimbursement is sought under this Section 1.3.7. Lessor will pay to Lessee all amounts reimbursable hereunder promptly following Lessor’s receipt of such detailed and substantiated labor and material invoices.
Nothing in this Section 1.3.7 will be construed an obligation of Lessor to do anything other than to reimburse Lessee for the portion of the cost of certain ADs.
1.4    Documentation
During the Lease Term, Lessee will maintain:

(1)
the Delivery Documentation and all other documentation delivered to Lessee or produced by Lessee with respect to the Aircraft, either Engine or any Part by Lessor, Airframe Manufacturer, Engine Manufacturer or other vendor or maintenance or repair facility, including all engineering and technical support documents provided by the Airframe Manufacturer, the Engine Manufacturer and/or the manufacturer of any other Part;

(2)
all other logbooks, records, manuals, data, drawings or other documents that are required to be maintained during the Lease Term under the terms of any Operative Document, by the Aviation Authority, the MPD, Airframe Manufacturer, Engine Manufacturer or the manufacturer of any Part;

(3)	records of each Life-Limited Part with Back-to-Birth Traceability; and

(4)
updates or additions to any of the foregoing and renewals, revisions and replacements to any of the foregoing from time to time created or obtained, including all revisions and updates to any of the foregoing, and any new manuals and documents created, following the completion of modifications or alterations to the Aircraft;

all of which will be maintained in the English language (other than pilot reports and maintenance logbook entries), current and up-to-date (through, inter alia, subscription by Lessee to Airframe Manufacturer and Engine Manufacturer update services and with all documents and records unique to the Aircraft to be maintained unique to the Aircraft). Any Modifications accomplished to the Aircraft during the Lease Term, and not reversed before the end of the Lease Term, which result in a part number, wiring diagram or operational change will be incorporated into the applicable manufacturer’s manuals on a permanent basis. So that Lessor may maintain a backup set of records, upon written request of Lessor records with respect to all C check and higher airframe checks, Engine shop visits, Engine repairs, Landing Gear Overhauls and APU Basic Shop Visits performed during the Lease Term will be sent to Lessor in electronic form promptly upon completion of each such event.
Lessee will maintain in industry standard format the Aircraft Documentation. Lessee will as soon as reasonably practicable provide Lessor with a scanned copy of any Aircraft Documentation upon Lessor's request from time to time during the Lease Term, no such request to be made more frequently than once

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in any 12 month period.
Any Aircraft Documentation which Lessee is no longer required to retain under the provisions of Lessee’s Maintenance Program and the requirements of the Aviation Authority will be returned to Lessor at Return.
Lessee will arrange, at Lessee’s expense, for Lessor or its designee to have access to all information related to the Aircraft in Airframe Manufacturer’s database (e.g., MyBoeingFleet (or successor service(s) for Boeing aircraft).
1.5    Operation

(1)
Lessee will not operate the Aircraft (or permit the operation of the Aircraft) in violation of any Law of any Government Entity having jurisdiction over Owner, Lessor, Lessee or the Aircraft, in violation of any US, EU or UN sanctions or restrictions, the MPD, any manufacturer’s operating manuals, recommendations or instructions, or in violation of any airworthiness certificate, license or registration relating to the Aircraft issued by the Aviation Authority. Without limiting the foregoing, Lessee will not knowingly operate the Aircraft (or permit the operation of the Aircraft) in violation of any export Laws (howsoever denominated) applicable to Lessor or Owner. Lessee will at all times during the Lease Term maintain a valid Aviation Authority certificate of airworthiness for the Aircraft in full force and effect except if such certificate is withdrawn when maintenance, overhaul or repair is being carried out on the Aircraft (provided that it is reinstated immediately thereafter).

(2)
Lessee will not operate or locate the Aircraft or permit the Aircraft to be operated or located in any war zone or in any recognized or (in Lessor's reasonable opinion) threatened area of hostilities unless fully covered by insurance (including war-risk and allied perils) in the amounts and scope required hereunder.

(3)
Lessee will not use, or permit the use of, the Aircraft for testing or for training, qualifying or reconfirming the status of flight crew members other than employees of Lessee (or, at any time when a Permitted Sublessee is subleasing the Aircraft in accordance with the terms of the Aircraft Lease Agreement, such Permitted Sublessee), and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other Airframe Manufacturer Model aircraft owned or operated by Lessee or the relevant Permitted Sublessee.

(4)
Lessee will ensure that the crew and engineers employed by it in connection with the operation and maintenance of the Aircraft have the qualifications and hold the licenses required by the Aviation Authority and applicable Laws.

(5)
Lessee will procure that the Aircraft is used solely in commercial or other operations for which Lessee (or the relevant Permitted Sublessee) is duly authorized by the Aviation Authority and applicable Laws.

(6)	Lessee will not use the Aircraft for the carriage of:

(a)
whole animals living or dead (other than living humans) except in the cargo compartments according to I.A.T.A. regulations, and except domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animal;

(b)
acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted for passenger aircraft under the “Restriction of Goods” schedule issued by I.A.T.A. from time to time and

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provided that all the requirements for packaging or otherwise contained therein are fulfilled;

(c)	any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

(d)	any illegal item or substance which, with the exercise of reasonable diligence, could have been avoided.

(7)
Provided that no Event of Default will have occurred and be continuing, Lessee may install, and allow to remain installed, an Engine Manufacturer Model engine on the Airframe other than an Engine so long as such engine is airworthy and otherwise complies with the requirements of the Aviation Authority and all Laws applicable to Lessee or the relevant Permitted Sublessee.

(8)
In connection with Owner’s tax planning and structuring, Lessee has agreed not to, and Lessee will not, use or permit the use of the Aircraft on any route between two airports in the United States, other than stops where no revenue cargo or passengers are loaded or unloaded.

(9)
Neither Engine may be operated above the Engine Thrust Limit without the prior consent of Lessor, which consent may be conditioned upon an adjustment to the Maintenance Amounts payable with respect to such Engine.

1.6    Inspection
At reasonable times (and, so long as no Event of Default has occurred and is continuing upon giving 60 days’ notice in advance), Lessor’s personnel and/or its authorized representatives may inspect the Airframe and Engines and inspect and make copies of the Aircraft Documentation and Lessee’s Maintenance Program, and if such inspection is made at the time of any maintenance operation, such Persons may inspect behind any panels, bays or other apertures that have already been opened in the course of such maintenance operation, provided that, so long as no Event of Default will have occurred and be continuing, no exercise of such inspection right will interfere with the normal operation or maintenance of the Aircraft by Lessee (or, at any time when a Permitted Sublessee is subleasing the Aircraft in accordance with the terms of the Aircraft Lease Agreement, such Permitted Sublessee). Lessor will not have a duty to make any such inspection nor will it incur any liability or obligation by reason of making or not making any such inspection, save for any liability for the gross negligence or willful misconduct of Lessor's personnel or authorized representatives in carrying out any inspection. Lessee will take such action as may reasonably be required by Lessor to facilitate Lessor’s inspection, including without limitation using its reasonable endeavours to facilitate access to any premises where the Aircraft is located. No more than one such inspection shall take place in any 12-month period, unless an Event of Default has occurred and for so long as the same is continuing. The cost of conducting any inspection shall be borne by Lessor, unless an Event of Default has occurred and is continuing or a Default is discovered by Lessor during such inspection in which case the cost will be borne by Lessee.
2.    MAINTENANCE AMOUNTS
2.    MAINTENANCE AMOUNT PAYMENTS
2.1    Amounts
On the last day of the Lease Term, the amounts listed in Section 3.3 of the Aircraft Lease Agreement will be determined and paid. The payment of any such amount due from Lessee will be a condition precedent

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to Lessor’s obligation to accept the Aircraft.
2.2    Escalation Adjustment
Each of the Dollar amounts referenced in Section 2.1 of this Schedule 2 and in the table referenced in Section 2.3 of this Schedule 2 are based upon the assumed economic conditions as of the Maintenance Amount—Escalation Base Date and, for purposes of the calculation of the end of the Lease Term amounts in clauses (1), (2), (4) and (5) of Section 3.3 of the Aircraft Lease Agreement, each such amount will escalate from such date to the month in which the Return occurs at the Maintenance Amount—Escalation Rate (compounded annually at the Delivery Date and each anniversary of the Delivery Date).
2.3    Hour-to-Cycle Ratio and Derate Adjustment
The Maintenance Amount—Engine Overhaul (and, if applicable, the relevant expected interval between Engine Basic Shop Visits) is based upon an assumed hour-to-cycle ratio for each Engine equal to the Maintenance Amount—Assumed Hour-to-Cycle Ratio and, if applicable, an average derate equal to the Maintenance Amount—Assumed Derate. On the last day of the Lease Term, Lessor and Lessee will determine whether the actual hour-to-cycle ratio and/or derate for each Engine fell below or rose above its assumed level (1) during the period from the last relevant Engine Basic Shop Visit for such Engine before Return (or if no Engine Basic Shop Visit has been performed in respect of such Engine, from the Delivery Date) to Return and (2) separately, if applicable, during the period from the last relevant Engine Basic Shop Visit for such Engine before the Delivery Date (or if no Engine Basic Shop Visit has been performed in respect of such Engine, from new) to the Delivery Date, and in each case if so, Lessor will adjust such Dollar amount (and, if applicable, such expected interval) to reflect the value(s) set out in the Maintenance Amount—Adjustment Table, as adjusted pursuant to Section 2.2 of this Schedule 2, for the actual hour-to-cycle ratio and derate (or, if the actual hour-to-cycle ratio or derate is not reflected in such table, then by the value determined by interpolation of the nearest values set out in such table) or if necessary by extrapolation, in each case during the relevant period. If applicable, Lessee will, upon request from Lessor from time to time, provide Lessor with reasonable evidence of the derate of each Engine over time. If Lessee fails to provide such evidence for an Engine for any period, Lessor may assume zero derate for such Engine during such period.

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SCHEDULE 3
[INTENTIONALLY OMITTED]

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SCHEDULE 4
RETURN PROCEDURES
1.    RETURN OF THE AIRCRAFT
1.1    Date and Location of Return
Other than (a) following an Event of Loss with respect to the Aircraft or the Airframe or (b) where Lessee is prevented from so doing solely as a result of a breach by Lessor of its obligations under Section 6.1.1 (Quiet Enjoyment) or a breach by any other Person of its quiet enjoyment covenant contained in any Quiet Enjoyment Letter with the effect that Lessee does not have possession of the Aircraft or is otherwise unable to return the Aircraft to Lessor as contemplated herein, on the last day of the Lease Term, Lessee, at its own risk, cost and expense, will (1) return the Aircraft, including the Airframe, the Engines, all Parts thereof and the Aircraft Documentation, to Lessor at the Return Location in accordance with the provisions of the Aircraft Lease Agreement, including this Schedule 4, and the other Operative Documents and (2) pay any then due Maintenance Amounts.
Other than as provided in Section 10.4 of the Aircraft Lease Shared Terms, Lessee will not have the right to substitute title to any engine for title to an Engine, provided that, notwithstanding the foregoing, Lessee may return the Aircraft to Lessor with an Other Engine installed in place of any Engine provided that:

(1)	Lessee has provided to Lessor not less than 60 days’ prior notice and details of such Other Engine;

(b)	such Other Engine is otherwise in full compliance with the Aircraft Lease Agreement and the Return Condition;

(d)	Lessee enters into any additional documentation reasonably required by Lessor in relation to the permanent replacement of the relevant Engine with such Other Engine on the Aircraft; and
(e)    Lessee shall (in each case to the extent applicable) pay all reasonable costs of:
(i)    releasing any Liens over such Other Engine;

(ii)	transferring title to such Other Engine and Engine to Owner and the new owner of such Engine, respectively; and

(iii)	entry into and perfection of all new Liens reasonably requested by Lessor in relation to such Other Engine.
1.2    Condition of Aircraft
At Return, Lessee will, at its sole risk, cost and expense, procure that the Aircraft is free and clear of all Liens (other than Lessor Liens) and that the Aircraft complies in all respects with the conditions and requirements set forth in the Aircraft Lease Agreement, including the Return Condition, and the other Operative Documents to which Lessee is a party.
1.3    Final Inspection
1.3.1    Ground Inspection
No less than 120 days prior to Return, Lessee will provide Lessor with written notice of the proposed

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date of, and a reasonably complete plan for the content of, the Final Maintenance (which will include the designation of the Agreed Maintenance Performer and will include all workscopes). Furthermore, if requested by Lessor and at the cost of Lessor, Lessee will have completed a pre-return borescope inspection of both Engines and provided a copy of the resulting reports and details of findings (if any) to Lessor. No less than 30 days in advance of the commencement of the Final Maintenance, Lessee will give Lessor final confirmation of the date of, and any changes to the plan for, the Final Maintenance. During such Final Maintenance, the Aircraft, including the Aircraft Documentation, will be made available to Lessor and/or Lessor’s agents, representatives and designees (each, an “Inspecting Party”) for ground inspection by the Inspecting Parties at the location of the Final Maintenance, and Lessor undertakes to use reasonable endeavours to perform such inspection in a timely manner. Without limiting the rights of the Inspecting Parties to reinspect any snag items discovered during such inspection, the period allowed for direct access to the Aircraft during the Final Maintenance (not including the borescope inspection, demonstration flight(s) and other required tests) shall not exceed 15 days in the aggregate, unless otherwise agreed by Lessee, acting reasonably. During the Final Maintenance, if damage or corrosion is found, Lessor will have the right to have adjacent panels or areas opened to ensure that all such damage or corrosion is found. The Final Inspection of the Aircraft Documentation shall commence on a date as mutually agreed by Lessor and Lessee, but no later than 60 days prior to the scheduled Lease Term Expiry Date, and Lessee shall co-operate with Lessor to make such Aircraft Documentation available to Lessor. Lessor shall use all reasonable endeavours to provide a list of any snag items discovered during such inspection no later than 30 days prior to the scheduled Lease Term Expiry Date. The provision of such snag listing shall not preclude Lessor or the Inspecting Parties from continuance of their inspection and the further provision of snag listings, however Lessor shall (and shall procure that any Inspecting Party shall) use all reasonable endeavours to identify any snag to Lessee as soon as practicable after its discovery. The Final Inspection will include any procedures set forth in the Return Conditions. Lessee will ensure that all amounts due to the Agreed Maintenance Performer for the completion of the Final Maintenance are paid in full when due, save to the extent such amounts are being contested in good faith.
1.3.2    Demonstration Flight
Immediately prior to Lessor’s technical acceptance of the Aircraft, Lessee will, using its own or a Leasing Affiliate's pilots, carry out for the Inspecting Parties a demonstration flight of the Aircraft in accordance with such procedures as may be mutually agreed between Lessor and Lessee to demonstrate compliance with the requirements of this Section 1. Such flight will continue for not more than three hours (not including flying time to/from any designated testing area, if applicable). Lessee will allow not more than four 4 observers designated by Lessor on such flight.
1.4    Technical Acceptance
Upon completion of the Final Inspection and, unless otherwise agreed by Lessor pursuant to this Section 1.4, correction of any discrepancies from the required return condition of the Aircraft and where Lessee has otherwise complied with its obligations under this Section 1, Lessor will execute and deliver to Lessee a Return Acceptance Certificate which will evidence Lessee’s redelivery of the Aircraft.
In the event that, when the Aircraft is scheduled to be returned, it contains any discrepancy that is a Minor Item such discrepancy will, at Lessee’s option either (i) be rectified at Lessee’s cost, or (ii) be accepted by Lessor against payment by Lessee to Lessor of monetary compensation in an amount equal to the catalogue price of the item (if the Minor Item is with respect to a Part) or such rectification or repair price as may be mutually agreed by Lessor and Lessee, each acting reasonably (if the Minor Item is cured by rectification or a repair). Any such discrepancy and remedies shall be recorded on the Return Acceptance Certificate.
If any discrepancies (other than Minor Items) are not corrected when the Aircraft is scheduled to be

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returned, Lessor may nevertheless, in its reasonable discretion (which will be based in part on the nature of such discrepancies and the agreement (or lack thereof) of any Follow-On Operator regarding such discrepancies) accept the Aircraft and any such discrepancies may be corrected by Lessor or its designee after return of the Aircraft. Lessee will indemnify Lessor on demand for the reasonable Expenses incurred by Lessor or its designee in accomplishing such discrepancy corrections. Any such discrepancy and remedies shall be recorded on the Return Acceptance Certificate. This paragraph of this Section 1.4 will not be construed as permitting or authorizing Lessee to fail to meet, or consenting to or waiving any failure by Lessee to perform, Lessee’s obligation to return the Aircraft in accordance with the requirements of the Aircraft Lease Agreement
1.5    Failure to Return Aircraft
If Lessee does not return the Aircraft at the time specified herein or return of the Aircraft is not accepted by Lessor because of Lessee’s failure to meet the requirements of this Section 1 (including the payment of any then due Maintenance Amounts), the obligations of Lessee provided in each Operative Document to which Lessee is a party will continue in effect with respect to the Aircraft until the return of the Aircraft to Lessor (including the obligation to pay Rent, except that Rent—Periodic will be calculated on a per diem basis and, to compensate Lessor for additional costs due to the delay, will increase to [****] if the delay in the return exceeds [****]) and the Lease Term Expiry Date will, unless the Lease Term was earlier terminated in accordance with the Aircraft Lease Agreement, be deemed to be extended until Return of the Aircraft to Lessor, provided that Lessee may not, during such extension period use the Aircraft for any commercial, revenue earning flight operations and this Section 1.5 will not be construed as permitting or authorizing Lessee to fail to meet, or consenting to or waiving any failure by Lessee to perform, Lessee’s obligation to return the Aircraft in accordance with the requirements of the Aircraft Lease Agreement or limiting Lessor’s rights under any Operative Document, including its rights under Section 13 of the Aircraft Lease Shared Terms.
1.6    Refund of Rent
On the 10th Business Day after the last day of the Lease Term and provided that the Aircraft has been returned to Lessor in accordance with the Aircraft Lease Agreement and all of the Secured Obligations which are then due or payable have been satisfied in full, Lessor will pay to Lessee, by way of refund of Rent—Periodic, an amount equal to the End of Lease Rent Rebate.

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SCHEDULE 5
TAX MATTERS
1.    LESSEE’S LIABILITY
Lessee will pay or cause to be paid, and on written demand will indemnify and hold harmless each Tax Indemnitee from and against, any and all Taxes howsoever imposed or levied on or asserted against, from time to time, any Tax Indemnitee, Lessee, the Aircraft, Airframe or any Engine or any Parts or any Operative Document or any interest in any of the foregoing by any Government Entity on, with respect to, based on or measured by:

(1)
The acceptance, rejection, delivery, ownership, nondelivery, lease, sublease, charter, transport, subcharter, registration, deregistration, reregistration, possession, repossession, presence, operation, location, condition, use or non-use, control, airworthiness, overhaul, replacement, existence, storage, preparation, installation, testing, modification, alteration, maintenance, repair, re-lease, sale, return, transfer, exportation, importation, abandonment or other disposition of, or the imposition of any Lien (other than Permitted Liens) on, the Aircraft, the Airframe, any Engine or engine installed on the Airframe or Part or interest therein (or the incurrence of any liability to refund or pay over any amount as the result of any such Lien);

(2)
The rentals, receipts, insurance proceeds, or earnings from, or other amounts payable by Lessee under the Operative Documents or in connection with, the Aircraft, Airframe or any Engine or Parts thereof or interest therein or any of the transactions contemplated by the Operative Documents; or

(3)
The Aircraft, Airframe or any Engine or any Parts thereof or interest therein (including, without limitation, title or a security interest therein) or any data or any other thing delivered or to be delivered under the Operative Documents.

2.    EXCLUSIONS FROM LESSEE’S LIABILITY
The provisions of Section 1 of this Schedule 5 will not apply to:

(1)
Taxes that are imposed on a Tax Indemnitee by any Government Entity that are based on, or measured by, the gross or net income, receipts or profits of such Tax Indemnitee; provided, however, that the exclusion from Lessee’s liability under Section 1 of this Schedule 5 that is contained in this Section 2(1) will not apply to any such Taxes that:

(a)	are in the nature of sales, use, rental, ad valorem, license, property or value-added Taxes,

(b)	would not have been imposed by such Government Entity upon such Tax Indemnitee but for, or that are imposed as a result of,

(i)
the occurrence of any of the transactions contemplated by the Operative Documents in such jurisdiction to the extent related to the location or operations of Aircraft or the activities of Lessee or any Affiliate thereof or use of the Aircraft in such jurisdiction if, but for such transactions, such Taxes would not have been incurred,

(ii)	the registration, use, operation or presence of the Aircraft, the Airframe, any Engine or other Parts in such jurisdiction, or

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(iii)
the presence (whether such presence is established through formation of a local legal entity, a branch, or through the conduct of transitory activities or otherwise) or activities of (including, without limitation, the making of any payment by) Lessee or any successor, assign or Affiliate of Lessee or any user of the Aircraft in such jurisdiction, or

(c)
are imposed on such Tax Indemnitee in the Lessee’s jurisdiction, unless such Tax Indemnitee (or any Affiliate filing tax returns together with such Tax Indemnitee) has, for reasons unrelated to the transactions contemplated by the Operative Documents or any Other Lease Agreement, a taxable presence in such jurisdiction.

(2)
Taxes imposed on a Tax Indemnitee arising out of or as a consequence of any voluntary sale, assignment, novation, transfer or other disposition by such Tax Indemnitee of any interest in the Aircraft (or any part thereof) or any Operative Document other than:

(a)	any transfer by such Tax Indemnitee to or requested by Lessee,

(b)	any transfer by such Tax Indemnitee pursuant to any exercise of remedies in connection with or otherwise caused by an Event of Default which is continuing, pooling arrangement or Event of Loss, or

(c)
any deemed transfer by such Tax Indemnitee caused by Lessee, any Affiliate of Lessee or any user of the Aircraft of any equitable or legal interest in the Aircraft, Airframe, any Engine or any Part (e.g., as a result of a casualty, etc.).

(3)	Taxes to the extent incurred with respect to any period, act or event occurring after the later of:

(a)	expiration or earlier termination of the Lease Term or the Aircraft Lease Agreement in accordance with its terms (other than as a result of an Event of Default), and

(b)
the (i) return of possession of the Aircraft in accordance with Schedule 4 to the Aircraft Lease Shared Terms or (ii) sale or other transfer of the Aircraft following an Event of Loss with respect to the Aircraft in accordance with Section 10 of the Aircraft Lease Shared Terms;

provided, however, that the exclusion from Lessee’s liability under Section 1 of this Schedule 5 that is contained in this Section 2(3) will not apply to the extent such Taxes relate to periods prior to, or events occurring or matters arising prior to or in connection with, such expiration, termination or sale.

(4)
Taxes caused solely by activities of such Tax Indemnitee unrelated to the transactions contemplated by the Operative Documents or which would have been imposed if the Operative Documents had not been entered into.

(5)	Taxes attributable to Lessor’s Liens.

(6)	Taxes imposed on, or with respect to, the acquisition of the Aircraft pursuant to the Purchase Agreement.

(7)	Taxes imposed on or payable by a Tax Indemnitee to the extent that such Taxes arise as a result of such Tax Indemnitee’s gross negligence or willful misconduct.

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(8)
Taxes imposed on or payable by a Tax Indemnitee to the extent that such Taxes arise as a result of such Tax Indemnitee's breach of any term or covenant in the Aircraft Lease Agreement or any Operative Document, or as a result of the inaccuracy or falsity of a representation or warranty made by such Tax Indemnitee in the Aircraft Lease Agreement, any Operative Document or any document or agreement delivered by such party to Lessee.

(9)
Taxes arising solely as a result of events or circumstances occurring entirely within any period during which Lessee (or any Permitted Sublessee) does not have possession of the Aircraft solely as a result of a breach by Lessor of its obligations pursuant to Section 6.1.1 or any breach by any other Person of its quiet enjoyment covenant contained in any Quiet Enjoyment Letter.

(10)	Taxes that would not have been imposed or payable but for the existence of a Headlease.

(11)
Taxes imposed on or payable by a Tax Indemnitee that would not have been imposed but for the failure of such Tax Indemnitee (x) to pay when due any Taxes that such Tax Indemnitee is required by applicable Law or regulation to pay or (y) to file when due a Tax return that such Tax Indemnitee is required by applicable Law or regulation to file, except to the extent that such failure is caused by a breach or failure of Lessee.

(12)
Taxes imposed on or payable by a Tax Indemnitee to the extent that such Tax Indemnitee (or any person claiming by or through such Tax Indemnitee) has received and retained payment in respect thereof pursuant to any other provision of the Aircraft Lease Shared Terms, the Aircraft Lease Agreement or any other Operative Document.

(13)
Taxes imposed on or payable by such Tax Indemnitee that would not have been imposed or payable but for the existence of the Financing Security Documents, or any other Taxes arising, or imposed on or payable by a Tax Indemnitee, as a consequence of any financing arrangements which may from time to time be effected by Lessor, Owner or Participant in respect of the Aircraft.

(14)	Taxes imposed on or payable by any Financing Party for which any Tax Indemnitee is liable (by way of indemnity, gross-up or otherwise).
3.    NO REDUCTION FOR WITHHOLDING, ETC.
All payments by Lessee under the Aircraft Lease Agreement or any other Operative Document, whether in respect of Rent, interest, fees or any other item, will be made in full without any deduction or withholding (whether in respect of setoff, counterclaim, duties, Taxes, charges or otherwise whatsoever), unless the withholding or deduction is required by applicable Law, in which event Lessee will:

(1)
Forthwith pay to the recipient such additional amount so that the net amount received by such recipient after the deduction or withholding will equal the full amount which would have been received by it had no such deduction or withholding been made.

(2)
Pay to the relevant taxing authorities within the period for payment permitted by applicable Law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this Section 3).

(3)
Furnish to such recipient, within the period for payment permitted by applicable Law, an official receipt of the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid or, if no such receipt is issued, a certificate of deduction or equivalent evidence

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thereof.
The parties will cooperate to find a solution eliminating any withholding or deduction on account of Taxes which could be required after the date of the Aircraft Lease Agreement in respect of any amounts due under the Aircraft Lease Agreement or any other Operative Documents, provided that neither Lessor nor any General Indemnitee or Tax Indemnitee is thereby required to take any action or agree to any arrangements that it determines in its sole discretion to be adverse to its rights, interests or internal policies or that subjects it to any cost, expense or liability that is not paid or indemnified against by the requesting party to the satisfaction of the responding party.
4.    REPORTS
Lessee will provide promptly upon request such information as is reasonably available to Lessee and as may be reasonably requested by a Tax Indemnitee or required to enable a Tax Indemnitee to timely and properly fulfill its tax filing requirements with respect to the transactions contemplated by the Operative Documents, including, without limitation, those requirements that relate to the actual time the Aircraft is located in a particular place irrespective of whether the Aircraft is there for revenue, maintenance, storage purposes or otherwise. If any report, return or statement is required to be filed with respect to any Tax which is subject to indemnification under this Schedule 5, to the extent legally permitted to do so Lessee will timely file or cause to be filed the same (except for any such report, return or statement that Tax Indemnitee has notified Lessee that Tax Indemnitee intends to file or for income tax returns or any other return, report or statement which the Tax Indemnitee is required by applicable Law to file in its own name). Lessee will either file or cause to be filed such report, return or statement and send a copy of such report, return or statement to the Tax Indemnitee or, where Lessee is not permitted to file such report, return or statement, it will notify such Tax Indemnitee of such requirement and prepare and deliver such report, return or statement to such Tax Indemnitee in a manner satisfactory to such Tax Indemnitee no later than 30 Business Days prior to the time such report, return or statement is to be filed. Lessee will hold each Tax Indemnitee harmless from and against any liabilities, including, without limitation, penalties, late payment charges, notary charges, additions to tax, fines and interest arising out of any failure to timely file or inaccuracy in any such return, statement, report or information if such failure to timely file or inaccuracy is attributable to Lessee’s failure to fulfill its obligations hereunder. Notwithstanding anything to the contrary contained herein, Lessee will not have any right to examine the tax returns of any Tax Indemnitee. Lessee agrees to use all reasonable endeavours to obtain official receipts indicating the payment by it of all foreign income and withholding Taxes that are required to be paid or withheld by it under Section 1 or Section 3(1) of this Schedule 5 and will promptly deliver to the relevant Tax Indemnitee each such receipt obtained by Lessee.
5.    PAYMENT
Within 10 Business Days of written demand of the Tax Indemnitee, Lessee will pay any Tax for which it is liable pursuant to this Schedule 5 in immediately available funds directly to the appropriate Government Entity or to such Tax Indemnitee, but in no event will such payment be required more than three Business Days prior to the date such Tax is due. Any such demand for payment from a Tax Indemnitee will specify, in reasonable detail, the calculation of the amount of the payment and the facts upon which the right to payment is based and will be verified upon the request and at the expense of Lessee by the independent accountants for Lessor, provided that the Lessee will not be allowed to examine any Tax returns of any Tax Indemnitee. The cost of verification by the independent accountants for Lessor will be borne by Lessor if the Tax Indemnitee’s calculation of the tax liability differs by more than 10% from the amount calculated by Lessor’s independent accountants. Each Tax Indemnitee will promptly forward to Lessee any notice, bill or advice in the nature of a notice or bill received by it concerning any Tax. As soon as practical after each payment of any Tax by Lessee directly to any Government Entity, Lessee

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will furnish the appropriate Tax Indemnitee with the original or a certified copy of a receipt for Lessee’s payment of such Tax or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee.
6.    CONTEST
If written claim is made against and received by any Tax Indemnitee for any Tax for which Lessee may be required to indemnify such Tax Indemnitee under this Schedule 5, such Tax Indemnitee will notify Lessee promptly in writing of such claim, but the failure to so notify will not affect any obligation of Lessee under this Schedule 5, provided that nothing contained herein will prevent Lessee from making a claim for any damages it suffers with respect to an obligation to indemnify such Tax Indemnitee hereunder solely as a result of such failure to notify by such Tax Indemnitee (except to the extent that Lessee's or such Tax Indemnitee's successful defence of such claim is precluded thereby). If requested by Lessee in writing, such Tax Indemnitee will contest (or, in its sole discretion, allow Lessee to contest) such claim, provided that (1) no Event of Default has occurred and is then continuing, (2) Lessee will reimburse such Tax Indemnitee on demand for all reasonable expenses incurred by such Tax Indemnitee for the purpose of conducting such contest, including without limitation, any attorney, accountant’s or advisory fees, (3) before such Tax Indemnitee commences any administrative or judicial action, Lessee will acknowledge its obligation in writing to indemnify such Tax Indemnitee for the amount of Tax in controversy if the contest is unsuccessful, (4) Lessee provides and pays for an opinion of independent tax counsel mutually acceptable to Lessee and such Tax Indemnitee that there is a reasonable basis for the contest, (5) there is no material risk of forfeiture of the Aircraft as a result of such contest, and (6) if such Tax Indemnitee decides to initiate such contest by paying the Tax claimed and claiming a refund thereof, Lessee will have advanced to such Tax Indemnitee the amount of such Tax on an interest-free basis and will have agreed to indemnify such Tax Indemnitee for any adverse tax consequences of such interest-free loan.
7.    COOPERATION
If at any time during the Lease Term, Lessor or Lessee becomes subject to any material Tax that was not contemplated as of the date of the Aircraft Lease Agreement, Lessor and Lessee agree to use reasonable efforts to conclude arrangements that would eliminate or minimize such Tax; provided, however, that neither Lessor, nor any Tax Indemnitee nor Lessee will be under any obligation to take any action or agree to any arrangements that it determines in its sole discretion to be adverse to its rights, interests or internal policies or that subjects it to any cost, expense or liability that is not paid or indemnified against by the requesting party to the satisfaction of the responding party. Each Tax Indemnitee agrees to furnish from time to time to Lessee or to such other person as Lessee may designate, at Lessee’s reasonable request and at Lessee’s expense, such duly executed and properly completed forms as such Tax Indemnitee may be permitted and legally able to deliver and as may be reasonably necessary or appropriate in order to claim any reduction of, or exemption from any Tax which Lessee may be required to indemnify against hereunder, unless such Tax Indemnitee determines that furnishing such forms may have an adverse effect on the business or operations of such Tax Indemnitee. Lessor will provide to Lessee such information regarding Lessor’s, Owner’s and/or Participant’s domicile, tax residence or connection (or absence of a connection) with Chile as may reasonably be requested by Lessee to enable Lessee to fulfill its Tax filing or other information reporting requirements with respect to the transactions contemplated by the Operative Documents.
8.     TAX CREDIT
If any Tax Indemnitee receives a refund of, or currently utilizes a credit against other Tax liability for, all or any part of any Taxes paid, reimbursed, or advanced by Lessee, such Tax Indemnitee shall pay to Lessee within 30 days of such receipt or utilization of a credit an amount equal to the lesser of (a) the

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amount of such refund or credit plus any net tax benefit (taking into account any Taxes incurred by such Tax Indemnitee by reason of the receipt of such refund or realization of such credit) actually realized and currently utilized by such Tax Indemnitee in reducing its Taxes as a result of any payment made pursuant to this sentence (including this clause (a)), and (b) such tax payment, reimbursement, or advance by Lessee to such Tax Indemnitee theretofore made pursuant to this Section 8 of this Schedule 5 (and the excess, if any, of the amount described in clause (a) over the amount described in clause (b) shall be carried forward and applied to reduce pro tanto any subsequent obligation of Lessee to make payments to such Tax Indemnitee pursuant to this Schedule 5). If, in addition to such refund or credit, such Tax Indemnitee receives (or is credited with) an amount representing interest on the amount of such refund or credit, such Tax Indemnitee shall pay to Lessee within 30 days after receiving or realizing such credit that proportion of such interest fairly attributable to Taxes paid, reimbursed, or advanced by Lessee.
9.     FINANCING PARTIES
Unless expressly otherwise agreed by Lessor and Lessee, no Financing Party shall be a Tax Indemnitee for the purposes of the Aircraft Lease Agreement or any other Operative Document, and under no circumstances will Lessee be required to indemnify any Financing Party in respect of any Taxes, including following any transfer as contemplated by Section 14 (Transfer of Lease).

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EXHIBIT A
FORM OF ACCEPTANCE CERTIFICATE
ACCEPTANCE CERTIFICATE (MSN [MSN]), dated [_______], 201[__] (this “Acceptance Certificate”), by LATAM AIRLINES GROUP S.A. (“Lessee”).
Reference is made to Aircraft Lease Agreement (MSN [MSN]) dated [as of] [lease date] (the “Aircraft Lease Agreement”), between Lessee and [LESSOR] (“Lessor”), which incorporates the terms of the Aircraft Lease Shared Terms dated [as of] [date] for Lessee (the “ALST”). Capitalized terms used but not defined herein will have the respective meanings ascribed thereto in the Aircraft Lease Agreement.

1.
Lessee hereby irrevocably and unconditionally accepts and leases from Lessor at [___________ AM/PM] on the date hereof and at [_____________], under and for all purposes of the Operative Documents, the Aircraft, as more particularly defined in the Aircraft Lease Agreement, but including the following:

One [Used/New] [Airframe Manufacturer] Model [Airframe Model] airframe bearing manufacturer’s serial number [MSN] (including the loose equipment listed on Annex 1 hereto), together with (a) [two] [Manufacturer] Model [________] engines bearing manufacturer’s serial numbers [Engine 1] and [Engine 2], respectively, (b) [Manufacturer] Model [________] APU bearing manufacturer’s serial number [______], (c) [three] landing gear assemblies bearing manufacturer’s serial numbers [[______] (LM), [_______] (RM) and [______] (N)] and (d) the Aircraft Documentation listed on Annex 2 hereto. The current status of the Aircraft is set out in Annex 3 hereto.

2.
Lessee hereby confirms that the “Delivery Date” for all purposes of the Aircraft Lease Agreement is the date set forth in the opening paragraph of this Acceptance Certificate and confirms that the Lease Term will commence on the Delivery Date.

3.
Lessee hereby confirms its agreement to pay Rent throughout the Lease Term in the amounts, to the Persons and otherwise in accordance with the provisions of Section 3 of the ALST and in accordance with the other provisions of the Operative Documents.

[4.	The Rent—Periodic Amount is US$[___________].] [if applicable]

[5.	The Agreed Insurance Value is US$[_________].] [if applicable]

[6].
Lessee hereby confirms that it has inspected the Aircraft and that the Aircraft is in compliance with the delivery requirements of the Aircraft Lease Agreement and each other Operative Document[,except for such items listed in Annex 4]. Lessee further confirms that it has read and agrees with the DISCLAIMER set forth in Section 3 of Part II of Schedule 1 to the Aircraft Lease Agreement. Without limiting the terms of such DISCLAIMER, Lessee confirms and acknowledges that:

(1)	LESSEE HAS FULLY INSPECTED THE AIRCRAFT, AND, SPECIFICALLY, HAS INSPECTED THE AIRCRAFT DOCUMENTATION.

(2)	[EXCEPT FOR SUCH ITEMS LISTED IN ANNEX 4,] THE CONDITION OF AIRCRAFT, INCLUDING THE AIRCRAFT DOCUMENTATION, IS SATISFACTORY TO LESSEE.

(3)
LESSEE IS AN EXPERIENCED OPERATOR OF COMMERCIAL AIRCRAFT [AND PARTICULARLY OF AIRCRAFT OF THE SAME TYPE AS THE AIRCRAFT]. LESSEE HEREBY CONFIRMS THAT IN ACCEPTING THE AIRCRAFT LESSEE IS RELYING SOLELY ON ITS OWN INVESTIGATION AND IS NOT RELYING UPON ANY

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REPRESENTATION, STATEMENT OR OTHER ASSERTION OF LESSOR OR ANY PERSON OR ENTITY CONNECTED WITH LESSOR WITH RESPECT TO THE AIRCRAFT.

(4)	LESSEE HAS BEEN ADVISED OF AND FULLY UNDERSTANDS THE LEGAL IMPORT AND IMPLICATIONS OF THIS ACCEPTANCE CERTIFICATE.

[7].	THIS ACCEPTANCE CERTIFICATE WILL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF ENGLAND.

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Lessee has caused this Acceptance Certificate to be executed by its duly authorized officer(s) or duly authorized signatory(ies) on the day and year first above written.

LATAM AIRLINES GROUP S.A.

By:

    Name:

    Title:

Confirmed:
[LESSOR]

By:

    Name:

    Title:

Attachments:

Annex 1:    Loose Equipment List (including safety and galley equipment)
Annex 2:    Documentation List
Annex 3:    Status of the Aircraft
Annex 4:    Discrepancies
Annex 5:    Damage survey
Annex 6:    LOPA
Annex 7:    Maximum Power Assurance Run Report

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EXHIBIT B
FORM OF CERTIFICATE OF INSURANCE AND REINSURANCE

[date]

Reference No. []
Cancelling and Replacing Certificate of Insurance & Reinsurance [] dated []

TO WHOM IT MAY CONCERN

THIS IS TO CERTIFY that Insurance has been placed in the name of LATAM AIRLINES GROUP doing business as LATAM Airlines, LATAM Airlines Group and LATAM Group S.A. and/or TAM S.A. and/or TAM - Linhas Aereas S.A. and/or TAM - Aviacao Executiva Taxi Aereo S.A. and/or TAM - Transportes Aereos Mercosur S.A. and/or TAM Cargo and/or Pantanal Lineas Aereas and/or ABSA - Aerolinhas Brasileiras S.A. and/or TAM Milor-Taxi Aereo, Representacoes, Marcas e Patentes S/A and/or associated and/or affiliated and/or subsidiary companies jointly and severally for their respective rights and interests (hereinafter called the "Insured") with Ceding Company(ies) and that we, as Reinsurance Brokers, have placed in London and the International Insurance Markets Reinsurance in the name of the MAPFRE VERA CRUZ SEGURADORA S.A. and/or ITAU SEGUROS S.A. (hereinafter called the "Reinsured") for account of the Insured covering their operations in connection with their fleet of aircraft, including all new and acquired aircraft from the moment they become the insurance responsibility of the Insured, whilst operating anywhere in the World, against the following risks and up to the limits stated:-

1.
HULL ALL RISKS (Including Aircraft spare engines, spares parts, components and equipment, flyaway kits, engineers’ and mechanics’ tools and ground support equipment (including mobile equipment and unlicensed vehicles) for use in connection with aircraft, being the property of the Insured or the property of others while such property is in the care, custody or control of the Insured or for which the Insured has agreed to be responsible, hereinafter called "Spares") of loss or damage whilst flying and/or on the ground, for an agreed value each aircraft. The coverage provided under this insurance is subject to the following deductibles:-

In respect of Boeing B777 aircraft – USD 1,000,000 each loss, other than in the event of total loss, constructive total loss or arranged total loss of the aircraft.

In respect of Spares (not applicable to claims arising from an accident to an aircraft or other means of transport transporting such Spares and equipment or from fire, storm, earthquake, lightning, flood or explosion) - USD 10,000 each claim or series of claims arising from one occurrence, but in the event of loss or damage to an aircraft engine caused by ingestion whilst undergoing test running shall be subject to the same deductible as would apply to the engine if installed in its specified aircraft type, other than in the event of total loss, constructive total loss or arranged total loss.

Reinsured amount:     ONE HUNDRED PERCENT (100.00%) of Sums Insured, less amounts detailed in Addendum No. 1 attached.

2.
HULL (including Spares) WAR AND ALLIED RISKS as excluded by the War, Hijacking and other Perils Exclusion Clause (AVN 48B) other than paragraph (b) thereof (wording based on LSW 555D), for an agreed value as at (1) above. The coverage is provided by a combination of policies, includes Confiscation

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by the Government of Registration and is subject to an overall annual aggregate limit of USD 1,250,000,000. Coverage for Spares is restricted in respect of War Risks (as defined in paragraph (a) of the War, Hi-jacking and Other Perils Exclusion Clause (Aviation) AVN 48B) to transits by air or sea in accordance with the Institute War Duration Transit Clause 576WIL01025. NOTE: THIS AGGREGATE LIMIT MAY BE REDUCED OR EXHAUSTED BY VIRTUE OF CLAIMS MADE IN RESPECT OF ANY AIRCRAFT / SPARES INSURED UNDER THE HULL WAR AND ALLIED RISKS INSURANCE POLICY.

Reinsured amount:     ONE HUNDRED PERCENT (100.00%) of Sums Insured, less amounts detailed in Addendum No. 1 attached.

The coverage in respect of spares, as detailed in 1. and 2. above is for such sums as may be declared by the Insured, subject to a limit of USD 40,000,000 any one sending, (applicable to the coverage detailed in 1. above only) / USD 400,000,000 any one occurrence.

3.
AIRCRAFT THIRD PARTY, PASSENGER, BAGGAGE, CARGO, MAIL and AIRLINE GENERAL THIRD PARTY LEGAL LIABILITY, for a Combined Single Limit (Bodily Injury/Property Damage) of not less than USD [] any one occurrence, each aircraft, unlimited in all, but in the annual aggregate in respect of Products Legal Liability. This coverage is subject to the War, Hijacking and other Perils Exclusion Clause (AVN 48B).

Reinsured amount:     ONE HUNDRED PERCENT (100.00%) of Sums Insured, less amounts detailed in Addendum No. 1 attached.

It is further certified that Reinsurers have agreed to the following insurance provisions as contained under the Original Policy:-

Insurers have been advised of the attachment of the following Equipment, hereunder:-

Equipment:    []
Manufacturers Serial No.:    []
Registered Marks:    []

Agreed Value:	USD []
Effective Date:    []

The said Equipment is the subject of the following Contracts:

1.	Aircraft Lease Agreement (MSN []) dated [__________] between [Lessor] (as Lessor) LATAM Airlines Group S.A. (as Lessee), incorporating the Aircraft Lease Shared Terms dated [__________] for Lessee.

2.	[Sublease, if applicable].

3.	[Financing Documents, if applicable]

Contract Parties:

1.	[Lessor] (as Lessor)

2.	[Owner, if applicable]

3.	[Financing Parties/Security Trustee, if applicable]

AND, in addition, in respect of Legal Liability Insurances, their respective successors and permitted transferees and assigns, directors, officers, employees, servants, corporate stockholders, partners, contractors, and agents.

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and in accordance therewith Insurers have agreed to the following:-

It is noted that the Contract Party(ies) have an interest in respect of the Equipment under the Contract(s). Accordingly, with respect to losses occurring during the period from the Effective Date until the expiry of the Insurance or until the expiry or agreed termination of the Contract(s) or until the obligations under the Contract(s) are terminated by any action of the Insured or the Contract Party(ies), whichever shall first occur, in respect of the said interest of the Contract Party(ies) and in consideration of the Additional Premium it is confirmed that the Insurance afforded by the Policy is in full force and effect and it is further agreed that the following provisions are specifically endorsed to the Policy:-

1.	Under the Hull All Risks, Hull War Risks and Aircraft Spares Insurances

1.1
In respect of any claim on Equipment that becomes payable on the basis of a Total Loss, settlement (net of any relevant Policy Deductible) shall be made to, or to the order of the Contract Party(ies). In respect of any other claim, settlement (net of any relevant Policy Deductible) shall be made with such party(ies) as may be necessary to repair the Equipment unless otherwise agreed after consultation between the Insurers and the Insured and, where necessary under the terms of the Contract(s), the Contract Party(ies).

Such payments shall only be made provided they are in compliance with all applicable laws and regulations.

1.2	Insurers shall be entitled to the benefit of salvage in respect of any property for which a claims settlement has been made.

2.	Under the Legal Liability Insurance

2.1
Subject to the provisions of this Endorsement, the Insurance shall operate in all respects as if a separate policy had been issued covering each party insured hereunder, but this provision shall not operate to include any claim howsoever arising in respect of loss or damage to the Equipment insured under the Hull or Spares Insurance of the Insured. Notwithstanding the foregoing the total liability of Insurers in respect of any and all Insureds shall not exceed the limits of liability stated in the Policy.

2.2	The Insurance provided hereunder shall be primary and without right of contribution from any other insurance which may be available to the Contract Party(ies).

2.3	This Endorsement does not provide coverage for the Contract Party(ies) with respect to claims arising out of their legal liability as manufacturer, repairer, or servicing agent of the Equipment.

3.	Under ALL Insurances

3.1	The Contract Party(ies) are included as Additional Insured(s).

3.2
The cover afforded to each Contract Party by the Policy in accordance with this Endorsement shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the Policy PROVIDED THAT the Contract Party so protected has not caused, contributed to or knowingly condoned the said act or omission.

3.3
The provisions of this Endorsement apply to the Contract Party(ies) solely in their capacity as financier(s)/lessor(s) in the identified Contract(s) and not in any other capacity. Knowledge that any Contract Party may have or acquire or actions that it may take or fail to take in that other capacity (pursuant to any other contract or otherwise) shall not be considered as invalidating the cover afforded by this Endorsement.

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3.4
The Contract Party(ies) shall have no responsibility for premium and Insurers shall waive any right of set-off or counterclaim against the Contract Party(ies), except in respect of outstanding premium in respect of the Equipment.

3.5
Upon payment of any loss or claim to or on behalf of any Contract Party(ies), Insurers shall to the extent and in respect of such payment be thereupon subrogated to all legal and equitable rights of the Contract Party(ies) indemnified hereby (but not against any Contract Party). Insurers shall not exercise such rights without the consent of those indemnified, such consent not to be unreasonably withheld. At the expense of Insurers, such Contract Party(ies) shall do all things reasonably necessary to assist the Insurers to exercise said rights.

3.6
Except in respect of any provision for Cancellation or Automatic Termination specified in the Policy or any endorsement thereof, cover provided by this Endorsement may only be cancelled or materially altered in a manner adverse to the Contract Party(ies) by the giving of not less than Thirty (30) days (but seven (7) days or such lesser period as may be customarily available in respect of War and Allied Perils) notice in writing to the Appointed Broker. Notice shall be deemed to commence from the date such notice is given by the Insurers. Such notice will NOT, however, be given at normal expiry date of the Policy or any endorsement.

EXCEPT AS SPECIFICALLY VARIED OR PROVIDED BY THE TERMS OF THIS ENDORSEMENT:-

1.	THE CONTRACT PARTY(IES) ARE COVERED BY THE POLICY SUBJECT TO ALL TERMS, CONDITIONS, LIMITATIONS, WARRANTIES, EXCLUSIONS AND CANCELLATION PROVISIONS THEREOF.

2.	THE POLICY SHALL NOT BE VARIED BY ANY PROVISIONS CONTAINED IN THE CONTRACT(S) WHICH PURPORT TO SERVE AS AN ENDORSEMENT OR AMENDMENT TO THE POLICY.

In addition to the foregoing it is further certified that Reinsurers have agreed to include the following provisions:-

Under the Hull All Risks and Hull War Risks Reinsurances

1.	To include a cut through clause, as follows:-

The Reinsurers and the Reinsured hereby agree that in the event of any valid claim arising hereunder, the Reinsurers shall in lieu of payment to the Reinsured, its successors in interest and assigns pay to the party(ies) identified as Loss Payee(s) under the original insurance effected by the Insured that portion of any loss due for which the Reinsurers would otherwise be liable to pay the Reinsured (subject to proof of loss), it being understood and agreed that any such payment by the Reinsurers shall fully discharge and release the Reinsurers from any and all further liability in connection therewith.

To provide for payment to be made notwithstanding (a) any bankruptcy, insolvency, liquidation or dissolution of the Original Insurer, and/or (b) that the Original Insurer has made no payment under the original insurances.

The Reinsurers reserve the right to set off against any claim payable under the Reinsurance policy in accordance with this Clause any outstanding premiums (applicable to the Equipment involved in the Loss) covered by the original insurance. Such set off shall first be applied to any financial interest of the Insured in the Equipment involved.

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If Reinsurers exercise their right to set off any outstanding premium, upon subsequent receipt by Reinsurers of such outstanding premium, Reinsurers hereby agree to refund the set off premium to the Loss Payee.

Any payment due under this Clause shall not contravene any law, statute or decree of the Government of Brazil.

2.	To include a 50%/50% Clause (in accordance with AVS 103).

It is further certified that Insurers / Reinsurers have applied the Date Recognition Exclusion Clause - AVN 2000A and have agreed to provide limited “writeback” of coverage in respect thereof in accordance with the Date Recognition Limited Coverage Clauses AVN 2001A and AVN 2002A, as applicable.

Subject to the terms, conditions, limitations, exclusions and cancellation provisions of the relative Policy Nos. AY107713 (Hull and Liabilities) and 17631A13 & 17632A13 (Hull War Risks), which are effective for the period from 31st March, 2013 to 31st March, 2014, both days at 24.00 hours, local standard time, Sao Paulo, Brazil.

Please note that the coverage evidenced herein shall not contravene any applicable embargo or sanction, breach of which would render such coverage unlawful.

This certificate is issued as a matter of information only and confers no right upon the certificate recipient other than those provided by the policy. We express no view and assume no liability with respect to the solvency or future ability to pay of any of the (re)insurance companies which have issued the (re)insurance(s). This certificate is given on the condition that the certificate recipient forever waives any liability against us based upon the placement of the (re)insurance(s) and/or the statements made herein with the exception only of wilful default, recklessness or fraud. This certificate shall be governed by and shall be construed in accordance with English Law.

[Authorised Signatory]    [Authorised Signatory]

SEVERAL LIABILITY NOTICE - The subscribing reinsurers' obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing reinsurers are not responsible for the subscription of any co-subscribing reinsurer who for any reason does not satisfy all or part of its obligations.

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EXHIBIT C
FORM OF INSURANCE BROKER’S LETTER

[date]

Reference No. []

To:	[Lessor]
[Owner, if applicable]
[Financing Parties, if applicable]

Dear Sirs,

EQUIPMENT: []
MSN: []
REGISTERED MARKS: []
OPERATOR: []

We confirm that, as Reinsurance Brokers, we have effected Reinsurances in the name of [] (the “Reinsured”) for the account of the Operator, covering equipment operated by them, for the risks detailed in the attached Certificate of Re/Insurance (Reference No. [] dated []).

Pursuant to instructions received from the Reinsured and in consideration of your approving ourselves as the Reinsurance Broker for such reinsurances, we undertake as follows in connection with the Operator's Fleet Policy arrangements (under which the Equipment identified above is insured), but only in relation to your interest(s) in the Equipment:-

1.	To advise you, promptly:-

1.1    of the receipt by us of any notice of cancellation or material change in the reinsurances; and

1.2    if any premiums are not paid to us in accordance with the accounting procedures that exist between the Reinsured and ourselves before we notify Reinsurers of such non-payment of premiums; and

1.3    upon application from you, of the premium payment situation; and

1.4    if we cease to be Reinsurance Brokers to the Reinsured.

2.
Following a written application received from you not later than one month before expiry of these reinsurances to notify you within fourteen days of the receipt of such application in the event of our not having received renewal instructions from the Reinsured.

The above undertakings are given subject to:-

a.	our continuing appointment for the time being as Reinsurance Brokers to the Reinsured; and

b.	all claims and return premiums being collected through ourselves as Reinsurance Brokers; and

c.	our lien, if any, on the said reinsurances for premiums due in respect of the Equipment.

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This letter shall be governed by English Law.

Yours faithfully,

[Authorised Signatory]

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SCHEDULE OF PARTIES TO WHOM NOTICE IS TO BE GIVEN

CERTIFICATE:    []
Insured:    []
Subject:    [] aircraft, MSN [], Registered Marks []

PLEASE READ CAREFULLY

Under the attached Certificate, Underwriters have agreed to give notice in certain circumstances. However, please be aware that notwithstanding anything contained in the attached certificate, notice will only be passed on to the parties detailed below utilising the contact details shown.

As e-mail is the most efficient way for notice to be forwarded to you, please note that failure to advise us of your current details will severely inhibit our ability to pass on any notice received.

PLEASE NOTE: We would remind you that notices are effective from the time of issuance by Underwriters.

Company:
Addressee:
Facsimile:
e-mail address:

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EXHIBIT D
FORM OF LETTER OF CREDIT
IRREVOCABLE LETTER OF CREDIT
Letter of Credit Number: [______________]
To:    [Lessor/Security Trustee]
Date:    [____________], 20[__]
This Letter of Credit is provided to you as beneficiary in connection with the lease of one [_______] aircraft bearing serial number [_________] to LATAM AIRLINES Group S.A. (“Lessee”). This Letter of Credit however creates a primary obligation and is independent from the lease of such aircraft.
On the instructions of Lessee and for its account, we hereby establish this irrevocable Letter of Credit to authorize you, [Lessor/Security Trustee], to draw on [us/[confirming bank] (“Confirming Bank”)] an amount or amounts not exceeding a total of USD[_________________] upon receipt by [us/Confirming Bank] of a demand certificate signed by an individual being or purporting to be your authorized representative. The demand certificate will be in the following format (with the square bracketed sections completed):
“On behalf of [Lessor/Security Trustee], the undersigned hereby (1) confirms that an Event of Default has occurred under Aircraft Lease Agreement (MSN [MSN]), dated [as of] [___________], 20[__], between [Lessor] and LATAM AIRLINES Group S.A. and (2) draws upon the irrevocable Letter of Credit Number [_________] dated [___________], 20[__] issued by [issuing bank] and instructs you to immediately transfer USD[___________] to: [insert appropriate bank details].”
No sight draft or any other documents will be required to effect such draw.
This Letter of Credit is available for drawing on [us/Confirming Bank] at [address]. [We/Confirming Bank] will honor drawings under this Letter of Credit on sight upon receipt by [us/Confirming Bank] of such demand certificate and will make payment to the account specified in such demand certificate, for value no later than close of business on the next succeeding banking day following receipt of such demand certificate by [us/Confirming Bank].
Any drawing may be made by courier service or hand delivery to the address above [or by means of fax to [fax number], and [we/the Confirming Bank] will be entitled to rely on any such drawing by fax as if a demand certificate with an original signature were delivered by hand to the above address].
If any drawing hereunder does not conform with these terms, [we/Confirming Bank] will promptly (within one banking day) notify you of that, state the reason(s) why and hold the document(s) presented at your disposal (or return them to you if you so request).
Partial drawings are permitted.
This Letter of Credit expires on [_____________], 20[__] [(“Expiry Date”). Notwithstanding Article 36 of the UCP, if this Letter of Credit expires during an interruption of business as described in said Article 36, we agree to effect payment if a drawing is made against this Letter of Credit within thirty days after the resumption of business.
Notwithstanding Article 38(d) of the UCP, this Letter of Credit[, including the confirmation,] is transferable by

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you more than once (as if each subsequent beneficiary were the first beneficiary). In connection with any transfer, the aggregate fees related to the transfer will not exceed $250 (or equivalent). An agreed transfer document form is attached hereto and will be accepted by us and will be the sole document required in connection with your transfer of this Letter of Credit.
Except as expressly provided herein, this Letter of Credit is issued subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision) International Chamber of Commerce Publication No. 600 (the “UCP”) and, to the extent not inconsistent with the UCP, is governed by [New York/English] law.
All bank charges, including, without limitation, fees or commissions, will be for the account of Lessee.
Very truly yours,
[Issuing Bank]

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TRANSFER FORM

TO:    [Issuing Bank]

RE:    Letter of Credit No. [_______________]

For value received, the undersigned beneficiary hereby irrevocably transfers to [Name of Transferee] [Address of Transferee]:

All rights of the undersigned beneficiary to draw under the above-referenced Letter of Credit in its entirety.

By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendment whether now existing or hereafter made. All amendments are to be advised direct to the transferee without necessity of any consent of or notice to the undersigned beneficiary.

The original Letter of Credit and all amendments, if any, [is/are] returned herewith, and we ask you to endorse the transfer on the reverse side thereof, and forward it direct to the transferee with your customary notice of transfer [and with a confirmation from the confirming bank].

Sincerely,

[Current Beneficiary]

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EXHIBIT E
FORM OF LESSOR GUARANTEE
GUARANTEE (MSN [MSN])
GUARANTEE (MSN [MSN]), dated [__________], 20[__] (this “Guarantee”), issued by [GUARANTOR], a [__________] (“Guarantor”), to LATAM AIRLINES GROUP S.A., a sociedad anónima incorporated under the laws of Chile (“Beneficiary”).
RECITALS:
[Lessor] (“Company”) and Beneficiary have entered into an Aircraft Lease Agreement (MSN [MSN]), dated [__________], 20[__] (the “Aircraft Lease Agreement”), which incorporates the terms of the Aircraft Lease Shared Terms, dated [date] for Beneficiary (the “ALST”).
A condition precedent to Beneficiary’s obligations under the Aircraft Lease Agreement is that Guarantor issues this Guarantee to Beneficiary.
Guarantor expects to derive benefit, directly and indirectly, from the transactions contemplated by the Aircraft Lease Agreement.
AGREEMENT:
In consideration of the foregoing premises, and for other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, Guarantor and Beneficiary agree as follows:
SECTION 1.    DEFINITIONS; CONSTRUCTION
The capitalized terms used in this Guarantee will have the respective meanings ascribed thereto in the Aircraft Lease Agreement (including terms incorporated by reference) unless otherwise defined herein. This Guarantee will be construed and interpreted in accordance with Part II of Schedule 1 to the ALST mutatis mutandis.
SECTION 2.    GUARANTEE
2.1    Guarantee
Guarantor hereby, irrevocably, unconditionally, as primary obligor not merely as surety and without offset, abatement, deferment or deduction, guarantees to Beneficiary (1) the prompt payment in full when due of all amounts owed by, and the performance of all obligations of, Company under the Aircraft Lease Agreement and the other Operative Documents to which Company is a party and (2) the accuracy of all representations and warranties made by Company in the Operative Documents, in each case strictly in accordance with the terms thereof (such payment and performance obligations, and the accuracy of such representations and warranties, collectively, the “Guaranteed Obligations”).
If Company fails to pay in full any amounts owed by it under the Aircraft Lease Agreement or the other Operative Documents, Guarantor will promptly and fully pay such payment obligations when due and payable without demand or notice. If Company fails to perform any of its obligations under the Aircraft Lease Agreement or the other Operative Documents for any reason, Guarantor will fully and promptly perform such obligations or cause such obligations to be performed without any demand or notice.

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2.2    Indemnity
Without prejudice to Beneficiary’s rights under Section 2.1, Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to indemnify Beneficiary against all losses, liabilities, damages, costs and expenses whatsoever arising out of or in connection with any failure by Guarantor to fulfill the Guaranteed Obligations, or any breach by Guarantor of any provision of this Guarantee, and this indemnity will remain in full force and effect notwithstanding that the guarantee under Section 2.1 may be or become void, voidable, unenforceable or illegal or cease to be legal, valid or enforceable against Guarantor for any reason whatsoever, including any lack of authority of Company to enter into or perform its obligations under any document underlying any of the Guaranteed Obligations or any invalidity or unenforceability of the Guaranteed Obligations or any such document.
2.3    Waivers
The occurrence of any one or more of the following will not prejudice or otherwise affect the liability of Guarantor hereunder:

(1)
at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations will be extended or renewed, or such performance or compliance will be waived;

(2)
any of the Guaranteed Obligations will be modified, discharged, supplemented or amended in any respect, or any right under any document underlying any of the Guaranteed Obligations, will be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor will be released, compromised, varied or exchanged in whole or in part or otherwise dealt with;

(3)
any intermediate payment or settlement of any sum or sums owing or payable by Guarantor hereunder, it being the intent of Guarantor that this Guarantee will remain in full force and effect until the Guaranteed Obligations have been unconditionally, indefeasibly and irrevocably paid and discharged in full to the satisfaction of Beneficiary;

(4)	any other security now or in the future held by Beneficiary or any other rights of Beneficiary in relation to any of the Guaranteed Obligations or any related document;

(5)
Beneficiary and Company will agree to increase, reduce or otherwise adjust the amount of any payment or payments, or change any performance, comprising the Guaranteed Obligations, regardless of whether, without limitation, (a) Guarantor will be notified, (b) such agreement will later be canceled or rescinded for any reason or (c) the direct or indirect result of such increase, reduction or adjustment will increase or otherwise affect the obligations of Guarantor; and/or

(6)
any other action, omission, occurrence or circumstance whatsoever which may in any manner or to any extent vary the risk or effect discharge of the Guarantor hereunder as a matter of Law or otherwise or any other occurrence or circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Guarantor hereby expressly waives, to the fullest extent permitted by applicable Law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Beneficiary (or any trustee or agent on behalf of Beneficiary) exhaust any right, power or remedy or proceed against Company, or against any other Person under any other guarantee of, or security or support for, any of the Guaranteed Obligations, it being the intent of Guarantor that this Guarantee is a guarantee of payment and not merely of collection. Further, this Guarantee is a continuing guarantee and will extend to the

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final balance of all sums payable by Company in respect of any of the Guaranteed Obligations, whether or not any discharge is made in whole or in part in the meantime.
2.4    Reinstatement
The obligations of Guarantor under this Guarantee will be automatically reinstated if and to the extent that for any reason any payment in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations.
2.5    Waiver of Subrogation
Guarantor hereby agrees that until the final, unconditional, indefeasible and irrevocable payment and satisfaction in full of all Guaranteed Obligations, Guarantor will not exercise any right or remedy arising by reason of any performance by it of this Guarantee, whether by subrogation or otherwise, against Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations, all of which rights are hereby waived by Guarantor.
2.6    Termination
Notwithstanding anything in this Guarantee or in any other Operative Document to the contrary, this Guarantee will terminate and be of no further force or effect, and Guarantor will be released from all of its obligations hereunder, to the extent arising from and after, or related to the period after, the date of (1) any Absolute Transfer pursuant to which all of Company's obligations under the Aircraft Lease Agreement are transferred in full or (2) any Participant Transfer, in either case in accordance with the provisions of Section 14 of the Aircraft Lease Agreement (excluding, for the avoidance of doubt, any Security Transfer).
SECTION 3.    REPRESENTATIONS AND WARRANTIES; COVENANTS
Guarantor represents and warrants to Beneficiary that:

(1)
Guarantor is (a) a [company] duly incorporated and validly existing under the Laws of [________] and (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to carry on its business as presently conducted.

(2)	The execution, delivery and performance by Guarantor of this Guarantee are within Guarantor’s corporate powers and have been duly authorized by all necessary corporate action on the part of Guarantor.

(3)
No authorization, approval, consent or other action by, and no notice to or filing with, any governmental agency or regulatory body is required for the due execution, delivery and performance by Guarantor of this Guarantee.

(4)
This Guarantee has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors rights and general principles of equity.

(5)
None of the execution and delivery by Guarantor of this Guarantee, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby or the compliance with the terms and provisions hereof contravenes any provision of the constitutional

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documents of Guarantor, or any Law applicable to it or any of its assets or conflicts with or results in a default under any document which is binding on Guarantor or any of its assets.
SECTION 4.    GOVERNING LAW, JURISDICTION
4.1    English Law
THIS GUARANTEE AND ALL NON-CONTRACTUAL OBLIGATIONS ARISING HEREUNDER OR IN CONNECTION HEREWITH WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND.
4.2    Jurisdiction
Each of Guarantor and Beneficiary hereby agrees that the English courts are to have non-exclusive jurisdiction to settle any disputes between them which may arise in connection with this Guarantee, and by execution and delivery of this Guarantee each of Guarantor and Beneficiary hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Guarantor and Beneficiary waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings between them in connection with this Guarantee and agrees that a judgment or order of an English court in connection with this Guarantee is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Nothing herein will limit the right of either Guarantor or Beneficiary to bring any legal action or proceeding or obtaining execution of judgment against the other in any other appropriate jurisdiction or concurrently in more than one jurisdiction. Each of Guarantor and Beneficiary further agrees that, subject to applicable Law, a final judgment in any action or proceeding arising out of or relating to this Guarantee will be conclusive and may be enforced in any other jurisdiction outside England by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the indebtedness or liability therein described, or in any other manner provided by Law.
4.3    Guarantor’s Process Agent
Guarantor irrevocably designates, appoints and empowers [name] at [address], as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Beneficiary and Guarantor arising out of or relating to this Guarantee. Such service may be made by mailing or delivering a copy of such process in care of such process agent, and Guarantor irrevocably authorizes and directs its designated process agent to accept such service on its behalf. Guarantor further agrees that failure by a process agent appointed in accordance with this section to notify Guarantor of the process will not invalidate such process or service or the proceeding concerned. Notwithstanding the foregoing, nothing herein will affect the rights of either party to serve process in any other manner permitted by applicable Law. Guarantor will maintain such process agent, or such other Person located within England as may be acceptable to Beneficiary, as its agent for service of process in England during the scheduled Lease Term and six months thereafter, at Guarantor’s sole cost and expense. If for any reason whatsoever the appointed process agent is no longer acting as process agent Guarantor will promptly (and in any event within seven days) appoint a replacement agent in England as its authorized agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding between Beneficiary and Guarantor arising out of or relating to this Guarantee. If Guarantor fails to appoint a replacement process agent as provided above, Beneficiary may appoint such replacement process agent on behalf of Guarantor.
4.4    Waiver of Immunity

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Guarantor irrevocably and unconditionally agrees that if Beneficiary brings legal proceedings against it or its assets in relation to this Guarantee no immunity from such legal proceedings (which will be deemed to include suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of Guarantor or with respect to its assets. Guarantor further irrevocably and unconditionally (1) waives any such right of immunity which it or its assets now have or may in the future acquire and (2) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
SECTION 5.    MISCELLANEOUS
5.1    Amendments
No provision hereof may be amended, changed, waived or discharged orally, but only by an instrument in writing specifying the provision intended to be amended, changed, waived or discharged and signed by Guarantor and Beneficiary; and no provision hereof will be varied, contradicted or explained by any oral agreement, course of dealing or performance or other matter not specifically set forth in an agreement in writing and signed by Guarantor and Beneficiary.
5.2    Severability
If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the extent permitted by Law (1) all other provisions hereof will remain in full force and effect in such jurisdiction and (2) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.
5.3    No Assignments
Neither Beneficiary nor Guarantor may assign or delegate its rights or obligations hereunder without the written consent of the other party. Subject to the foregoing, the terms and provisions of this Guarantee will be binding upon and inure to the benefit of Beneficiary and Guarantor and their respective successors and permitted assigns.
5.4    Notices.
All notices, requests and other communications to Beneficiary or Guarantor hereunder will be in writing (for this purpose, “writing” includes fax), will refer specifically to this Guarantee and will be personally delivered or sent by fax, or sent by overnight courier service (e.g., DHL), in each case to the respective address specified below or such other address as such Person may hereafter specify by notice to the other party hereto. Each such notice, request or other communication will be effective when received or, if by fax, when “confirmed” by the sending fax machine, provided that any such notice by fax so “confirmed” after 6:00 p.m., for the recipient, will be effective on the next succeeding local Business Day.
GUARANTOR ADDRESS:
[__________]
[__________]
Attn:    [__________]
Fax:    [__________]
BENEFICIARY ADDRESS:

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[__________]
[__________]
Attn:    [__________]
Fax:    [__________]
5.5    Entire Agreement.
This Guarantee constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all previous proposals, agreements, understandings, negotiations and other written and oral communications in relation hereto.

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IN WITNESS whereof this Guarantee has been duly executed as a deed and delivered the day and year first above written.

Executed as a deed for and on behalf of [Guarantor] expressly authorized in accordance with the laws of [__________] by virtue of a power of attorney granted on [__________] in the presence of:	) ) ) ) ) ) )	_______________________ Name: Title:

Signature:
Name:
Title:

Executed as a deed by LATAM Airlines Group S.A. acting by: being a person/persons who in accordance with the law of Chile is/are acting under the authority of the company in the presence of:	) ) ) ) ) )	_______________________

Signature:
Name:
Title:

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EXHIBIT F
FORM OF EUROCONTROL LETTER

[Requirements:
1. Printed on Lessee letterhead paper (with logo of the company)
2. Duly signed by an official representative of Lessee, with name and position clearly written
3. Limited to one page
4. Letter dated
5. Date of Lease entered]

[Letterhead and Logo of the Aircraft Operator)

DATE [_______________]

The Director of the Central Route Charges Office
European Organisation for the Safety of Air Navigation (EUROCONTROL)
Rue de la Fusée, 96
1130 BRUXELLES
BELGIUM

Dear Sir,

Authorization Letter

Aircraft model [Aircraft Model]: Registration [Registration Mark], MSN [MSN] the "Aircraft"

We have leased the above Aircraft from [Lessor] (the "Lessor"), in accordance with Aircraft Lease Agreement (MSN [MSN]), dated [date] between us and the Lessor.

We hereby authorize you to provide the Lessor (hereby represented by Aircastle Advisor LLC) with a general statement of account in relation to air navigation charges incurred by us and due to EUROCONTROL. Access to the statement(s) of account will be provided in accordance with the procedures established by EUROCONTROL.

The authorization contained in this letter may only be revoked or amended by a written instruction signed by us and the Lessor.

Yours faithfully,

For and on behalf of [Aircraft Operator]
Name:
Title:

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